UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EVOQUA WATER TECHNOLOGIES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 6, 2020

To the Stockholders of Evoqua Water Technologies Corp.:

You are cordially invited to attend the Annual Meeting of Stockholders of Evoqua Water Technologies Corp. for the fiscal year ended September 30, 2019 (the “Annual Meeting”) on Tuesday, February 18, 2020, at 12:30 p.m. (Mountain Time) at our offices at 725 Wooten Road, Colorado Springs, Colorado 80915.

At the Annual Meeting you will be asked to (i) elect three Class II directors to our Board of Directors, (ii) approve, on an advisory basis, the compensation of our named executive officers, (iii) approve the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes, (iv) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020, and (v) transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted, whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. If you attend the meeting, you may revoke your proxy if you wish, and vote in person.

We thank you for your continued support and interest in Evoqua Water Technologies Corp.

Sincerely, Ron C. Keating President, Chief Executive Officer and Director

Pittsburgh, Pennsylvania

January 6, 2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, February 18, 2020
Time:	12:30 p.m. (Mountain Time)
Place:	Evoqua Water Technologies 725 Wooten Road, Colorado Springs, Colorado 80915

Proposals:

1:

To elect three Class II directors, Ron C. Keating, Martin J. Lamb and Peter M. Wilver, to our Board of Directors to hold office until the annual meeting of stockholders for the fiscal year ending September 30, 2022, or until their successors are duly elected and qualified;

2:	To approve, on an advisory basis, the compensation of our named executive officers;
3:

To approve the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes;

4:	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020; and

To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:

Stockholders of record at the close of business on December 20, 2019, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Materials for Review:

We encourage you to review the proxy materials for our Annual Meeting, which include our Proxy Statement and 2019 Annual Report. Beginning January 6, 2020, we made the proxy materials available via the Internet at www.proxyvote.com, and began mailing a Notice of Internet Availability of Proxy Materials to our stockholders. The Notice contains important information about how to access the proxy materials and vote online.

By Order of the Board of Directors,

Vincent Grieco

Executive Vice President,

Secretary and General Counsel

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of Meeting, Proxy Statement, Proxy Card and our 2019 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. PLEASE CAREFULLY READ THE ATTACHED PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR MAIL. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

PROXY STATEMENT

Evoqua Water Technologies Corp.

PROXY SUMMARY

This summary is intended to provide a broad overview of our fiscal 2019 performance, corporate governance and compensation highlights. As it is only a summary, we encourage you to read the entire Proxy Statement and our 2019 Annual Report before voting.

Company Highlights—Fiscal 2019

Evoqua’s mission is to be a leading provider of mission-critical water treatment solutions. We are a “pure play” water and wastewater treatment company, focused on technologies, products, systems and services that address the universal need for reliable water quality and quantity across a broad spectrum of industrial, municipal and recreational applications. Our solutions are used in food and beverage, pharmaceuticals, refining and chemicals processing, power generation, microelectronics (e.g., semiconductors, solar cells and nanotechnology), environmental remediation, aquatics, municipal wastewater treatment, and healthcare. Our core treatment techniques include water clarification, separation, filtration, adsorption, disinfection and solids removal. We also have an expanding portfolio of digitally-connected and -enabled solutions that are designed to help our customers achieve lower costs through greater uptime, throughput and efficiency in their operations and support their regulatory compliance and environmental sustainability efforts. Coupled with our extensive network of service branches, which means an Evoqua service technician is less than two hours away from 90% of our North American customers, and our rapid-response fleet of mobile water treatment systems, we are uniquely positioned to implement tailored solutions and provide critical ongoing service and support to our customers.

We became a publicly traded company when our common stock began trading on the New York Stock Exchange (“NYSE”) on November 2, 2017, under the ticker symbol “AQUA.”

BUSINESS PERFORMANCE

During the fiscal year ended September 30, 2019, which was our first full fiscal year as a publicly-traded company, we made progress toward executing a strategy that we believe will build long-term value for our stockholders. In early fiscal 2019, we reorganized our former three-segment business to a two-segment business that aligns our organizational structure with how our customers purchase products and services; and we believe our operating results, particularly our order growth and sales volume, have benefited from this simplified structure.

For fiscal 2019, we delivered double-digit order book growth in both segments and revenues of $1.44 billion on a consolidated basis, up 7.8% over the prior fiscal year.

➢	Integrated Solutions and Services Segment revenue increased by $75.2 million, or 9.0%, to $910.8 million in the fiscal year ended September 30, 2019, from $835.6 million in the prior fiscal year.

➢	Applied Product Technologies Segment revenue increased by $29.7 million, or 5.9%, to $533.6 million in the fiscal year ended September 30, 2019, from $503.9 million in the prior fiscal year.

Evoqua Water Technologies Corp. 2020 Proxy Statement  I

We reported net loss of $(8.5) million in the year ended September 30, 2019, versus net income of $7.9 million in the prior year. The net loss for fiscal 2019 includes $10.5 million of non-cash foreign currency translation losses. However, the principal financial measure we use to assess our profitability, non-GAAP Adjusted EBITDA, increased by 8.3% from the prior year to $235.0 million for fiscal 2019.

We also achieved operating cash flow of $125.2 million and non-GAAP free cash flow of $110.9 million in the year ended September 30, 2019, which exceeded our 2019 annual plan target of $86.7 million. The performance metric of free cash flow was a critical element of our 2019 annual plan, as we strive to increase our capacity for desirable growth opportunities, such as investments in high-return capital projects and tuck-in acquisitions, and beneficial capital actions, such as repayment of debt.

Note regarding non-GAAP financial measures: Adjusted EBITDA and free cash flow are non-GAAP financial measures, meaning adjusted financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States, or “GAAP.” See Appendix A of this Proxy Statement for definitions of Adjusted EBITDA and free cash flow and reconciliations of these financial measures with the most directly comparable financial measures presented in accordance with GAAP.

PRODUCT PORTFOLIO DEVELOPMENT

We believe our systems, services, products and technologies, in combination with our operating model, enable us to offer our customers a unique range of solutions. Additionally, in fiscal 2019 we made investments in the product offerings described below.

➢

IoT / Connected Solutions. We have a growing portfolio of Internet-connected remote monitoring technologies based on our WaterOne® service platform. Our WaterOne® service platform is a solution for customers who want to outsource management of their water treatment operations. Our digitally-enabled platform provides customers with the benefits of system optimization through predictive analytics, data intelligence to continually improve water operation management, proactive service, and simplified billing and pricing.

➢

Emerging Contaminants. We are investing in the expansion of our portfolio of water treatment technologies for per- and polyfluoroalkyl substances (PFAS), a class of emerging contaminants. Emerging contaminants are chemicals that have been detected in the environment and for which the risk to the environment and human health has not yet been determined. We currently have multiple technologies to treat water containing PFAS, and are investing in the development of additional technologies that enable the destruction of PFAS after its removal from the environment.

II  Evoqua Water Technologies Corp. 2020 Proxy Statement

STRATEGIC TRANSACTIONS AND TWO-SEGMENT RESTRUCTURING

➢

We restructured our business to a two-segment operating model that better aligns with our primary sales channels: (1) direct sales of systems and engineered solutions with market vertical focus, and (2) indirect sales of products and technologies through independent sales representatives, system integrators, distributors and aftermarket channels.

➢

In May 2019, we acquired ATG UV Technology Limited, based in Wigan, UK, a leading manufacturer of ultraviolet (UV) light disinfection systems used in a wide range of municipal, aquatics and industrial applications.

➢

In October 2019, we acquired a majority interest in Frontier Water Systems, LLC, based in San Diego, California, a pioneer in the development of patented, engineered equipment packages for high-rate treatment and removal of selenium, nitrate and other heavy metals from complex waste streams.

➢

In October 2019, we entered into a definitive agreement for the divestiture of a non-core business, the Memcor® product line, to DuPont Safety & Construction for approximately $110 million in cash, subject to certain customary purchase price adjustments, and we closed this transaction on December 31, 2019.

PAY FOR PERFORMANCE

➢

The fiscal 2019 compensation program for our principal executive officer, principal financial officer and our three other most highly compensated executive officers (“named executive officers” or “NEOs”) has a reasonable, straightforward structure and encourages long-term outlook: 44 – 58% of compensation is in the form of long-term incentives to provide strong alignment between NEOs’ and stockholders’ interests.

➢

Our Annual Incentive Plan drives critical short-term achievements: challenges management to seek profitable sales growth on a Company-wide basis, and more efficient conversion of net earnings into deployable cash.

➢	There were no increases to salary or annual bonus opportunity for 2019 from 2018 levels.

Evoqua Water Technologies Corp. 2020 Proxy Statement  III

CORPORATE GOVERNANCE

➢	We adopted “Sustainable” as our fourth core value, joining “Integrity,” “Customers,” and “Performance,” and completed a materiality assessment to hone our sustainability goals.

➢

Our Board has committed to include women and persons with ethnically or racially diverse backgrounds in each pool of candidates from which we select new director nominees (known as the “Rooney Rule”) to aid development of a pipeline of potential director candidates for our Board.

➢	Our Board membership reflects diverse personal backgrounds and experience: 1 African American; 2 Asian Americans; 1 UK national; 5 with global business experience.

➢

We adopted a Clawback Policy to recoup erroneously awarded incentive compensation if a material restatement of the Company’s financial statements occurs or if misconduct causes economic or reputational damage to the Company.

➢	Our equity compensation plan reflects good governance and reasonable compensation practices:

○	Double-trigger change-in-control provisions for all stock-based awards under our equity compensation plan

○	Stockholder approval required to increase share reserve

○	No discounted stock options or stock appreciation rights

○	Repricing of equity awards not allowed

○	No liberal share recycling

○	No tax gross-ups

IV  Evoqua Water Technologies Corp. 2020 Proxy Statement

2020 Annual Meeting of Stockholders

Date:	Tuesday, February 18, 2020

Time:	12:30 p.m. (Mountain Time)

Place:	Evoqua Water Technologies 725 Wooten Road, Colorado Springs, Colorado 80915

Record Date:	December 20, 2019

Voting:	Each share of common stock that you hold as of the record date is entitled to one vote on each of the matters to be voted on at the Annual Meeting.

Proposals for Your Vote

Proposal	Description	Board’s Recommendation

Proposal 1	Election of our three Class II director nominees, Ron C. Keating, Martin J. Lamb and Peter M. Wilver	FOR

Proposal 2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR

Proposal 3

Approval of the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes

FOR

Proposal 4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020	FOR

Evoqua Water Technologies Corp. 2020 Proxy Statement  V

Nominees and Directors

The tables below contain summary information regarding our director nominees to Class II and our directors who are continuing in office.

Name	Occupation	Director Since	Independent	Total Public Company Boards (Including Evoqua)	Committee Memberships
Nominees to Class II

Ron C. Keating	President and Chief Executive Officer of Evoqua Water Technologies Corp.	Dec. 2014		2	None

Martin J. Lamb(1)	Non-Executive Chairman of Rotork plc and former Chief Executive Officer of IMI plc	Mar. 2014		2	Compensation; Nominating and Corporate Governance

Peter M. Wilver	Former Chief Financial Officer of Thermo Fisher Scientific Inc.	Jan. 2018		2	Audit; Compensation
Directors Continuing in Office

Gary A. Cappeline	Former President and Chief Operating Officer of Ashland Inc. and former Operating Partner of AEA Investors LP	Jan. 2014		2	Audit; Compensation; Nominating and Corporate Governance

Brian R. Hoesterey	Chief Executive Officer of AEA Investors LP	Jan. 2014		2	Compensation; Nominating and Corporate Governance

Vinay Kumar	Partner of AEA Investors LP	Jan. 2014		1	Compensation; Nominating and Corporate Governance

Nick Bhambri	President of Louis York Capital and former President and Chief Executive Officer of MECS, Inc. (Monsanto subsidiary)	Mar. 2014		1	Audit

Judd A. Gregg	Former US Senator and Governor	Mar. 2014		2	Nominating and Corporate Governance

Lynn C. Swann	President of Swann, Inc. and former Director of Athletic Programs of University of Southern California	May 2018		1	Audit

(1)	Mr. Lamb serves as Chairman of our Board.

vi  Evoqua Water Technologies Corp. 2020 Proxy Statement

Evoqua Water Technologies Corp.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 18, 2020

General

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of Evoqua Water Technologies Corp., a Delaware corporation, of proxies to be voted at our Annual Meeting of Stockholders for the fiscal year ended September 30, 2019, and at any reconvened meeting after an adjournment or postponement of the meeting (the “Annual Meeting”). We will hold the Annual Meeting at our offices at 725 Wooten Road, Colorado Springs, Colorado 80915, on Tuesday, February 18, 2020, at 12:30 p.m. (Mountain Time). Unless the context otherwise requires, all references in this Proxy Statement to “Evoqua,” “Company,” “we,” “us,” and “our” refer to Evoqua Water Technologies Corp. and its subsidiaries.

Our mailing address and principal executive office is 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222. Our corporate website is aqua.evoqua.com. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

On January 6, 2020, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to each of our stockholders who is entitled to vote at the Annual Meeting. The Notice contains instructions for accessing the proxy materials relating to our Annual Meeting, including: the notice of meeting, this Proxy Statement, and our 2019 Annual Report, which includes our annual report on Form 10-K for the fiscal year ended September 30, 2019 (the “Annual Report”).

Matters To Be Considered at the Annual Meeting

At the Annual Meeting, you will consider and vote on:

Proposal	Description	Board’s Recommendation

Proposal 1	Election of our three Class II director nominees, Ron C. Keating, Martin J. Lamb and Peter M. Wilver	FOR

Proposal 2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR

Proposal 3

Approval of the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes

FOR

Proposal 4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020	FOR

Evoqua Water Technologies Corp. 2020 Proxy Statement  1

Internet Availability of Proxy Materials

Under the rules of the Securities and Exchange Commission, or the “SEC,” public companies can elect to send their stockholders a one-page Notice of Internet Availability of Proxy Materials containing instructions for accessing proxy materials online, instead of mailing a full set of printed proxy materials.

We have chosen to take advantage of these rules and send a one-page Notice to our stockholders because we believe most stockholders will find this method of delivery convenient and efficient, and it helps us reduce our carbon footprint.

Please retain the one-page Notice for future reference. The Notice itself is not a proxy or ballot and cannot be used to vote your shares. However, the Notice contains important information, including instructions for how to:

• Access and view the proxy materials online;

• Vote your shares; and

• Request a set of printed proxy materials for the Annual Meeting, if desired.

Questions and Answers About the Annual Meeting

The information in the question-and-answer format below is for your convenience only and provides essential information about the proxy materials and how to cast your vote at the Annual Meeting. You should read this entire Proxy Statement carefully for information about the proposals to be presented at the Annual Meeting. Information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

What is a proxy?

The Board is asking for your proxy. This means you are authorizing the persons named on the proxy card to vote your shares at the Annual Meeting according to your instructions. All shares represented by valid proxies that are received and not revoked before the Annual Meeting, will be voted at the Annual Meeting in accordance with the stockholder’s specific voting instructions.

Why am I receiving, or being notified about the availability of, the Company’s proxy materials?

You are receiving, or being notified about the availability of, the Company’s proxy materials because you are entitled to attend and vote at the Annual Meeting. All stockholders who owned shares of the Company’s common stock, $0.01 par value per share, at the close of business on December 20, 2019 (the “Record Date”), are entitled to attend and vote at the Annual Meeting.

Each outstanding share of the Company’s common stock on the Record Date is entitled to one vote on each of the matters to be voted on at the Annual Meeting. As of the Record Date, 115,565,252 shares of the Company’s common stock were outstanding.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. The Company has elected to mail a one-page Notice to each stockholder instead of sending printed copies of the proxy materials through the mail. The Notice will be sent to stockholders beginning on or about January 6, 2020, and the proxy materials will be posted to the website referenced in the Notice and the Investor Relations section of the Company’s website, aqua.evoqua.com, on the same day. This method of delivery should expedite delivery of proxy materials to stockholders and lower the Company’s mailing costs. All stockholders will have the ability to access, and receive instructions on how to access, the proxy materials over the Internet or request a printed copy of the proxy materials, if desired. The Notice will also provide instructions on how to vote online.

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for Class II directors and other matters to be voted on at the Annual Meeting. It also explains the voting process and requirements; describes the compensation of our principal

2  Evoqua Water Technologies Corp. 2020 Proxy Statement

executive officer, principal financial officer and our three other most highly compensated executive officers (collectively referred to as our “named executive officers” or “NEOs”); describes the compensation of our directors; and provides certain other information that SEC rules require.

What should I do with these materials?

Please carefully read and consider the information contained in this Proxy Statement and then vote your shares as soon as possible to ensure that your shares will be represented at the Annual Meeting. You may vote your shares prior to the Annual Meeting even if you plan to attend the Annual Meeting in person.

What if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form?

If you receive more than one Notice, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please provide voting instructions for your shares held in each account to ensure that all of your shares will be voted.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Proposal	Description	How may I vote?	How does the Board recommend that I vote?

Proposal 1	Election of our three Class II director nominees, Ron C. Keating, Martin J. Lamb and Peter M. Wilver, each for a three-year term or until his successor is duly elected and qualified

You may (i) vote FOR the election of all Class II director nominees named herein; (ii) WITHHOLD authority to vote for all such Class II director nominees; or (iii) vote FOR the election of all such Class II director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by indicating in the space provided on the proxy card.

The Board recommends that you vote FOR all three of the Class II director nominees.

Proposal 2	Approval, on an advisory basis, of the compensation of our named executive officers	You may vote FOR or AGAINST the approval of the compensation of our named executive officers, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Proposal 3

Approval of the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes

You may vote FOR or AGAINST the approval of the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes, or you may indicate that you wish to ABSTAIN from voting on the matter.

The Board recommends that you vote FOR approval of the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes.

Proposal 4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020

You may vote FOR or AGAINST the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020, or you may indicate that you wish to ABSTAIN from voting on the matter.

The Board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020.

Evoqua Water Technologies Corp. 2020 Proxy Statement  3

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with the Company’s transfer agent and registrar, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares. We have undertaken to mail a Notice of Internet Availability of Proxy Materials or a full set of printed proxy materials (including this Proxy Statement, the Annual Report and proxy card with postage-paid envelope), as applicable, to stockholders of record as of December 20, 2019. Stockholders of record have the right to vote in person at the Annual Meeting or through a proxy.

If your shares are held with a broker or in an account at a bank (i.e., held “in street name”), you are considered the “beneficial owner” of those shares, and your broker, bank or other nominee is the stockholder of record of those shares. The Notice or a full set of printed proxy materials would have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Please use the voting instruction card provided by your broker, bank or other nominee. You will not be able to vote your shares directly unless you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any of the following ways:

•	On the Internet: Follow the instructions on the Notice or the proxy card to vote online;

•	By Telephone: Call the toll-free number shown on the proxy card;

•	By Mail: Mark, sign, date and return the proxy card in the accompanying postage-paid envelope; or

•	In Person: Vote in person at the Annual Meeting.

If you do not have a proxy card and wish to receive one, please follow the instructions on the Notice to request a set of printed proxy materials.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or online will not affect your right to attend the Annual Meeting and vote in person.

How do I vote if I am a beneficial owner?

As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. You should follow the instructions provided by your broker, bank or other nominee. You will receive, or be provided access to, proxy materials and voting instructions for each account that you have with a broker, bank or other nominee. If you wish to change the voting instructions that you provided your broker, bank or other nominee, you should follow the instructions from your broker, bank or other nominee.

As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date or if you hold a valid proxy for the Annual Meeting as described in “How do I vote if I am a beneficial owner?” above. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present a government-issued photo identification, such as a driver’s license, for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should also provide proof of your beneficial ownership of your shares as of the Record Date, such as your most recent account statement prior to December 20, 2019; a copy of the voting instruction card provided by your broker, bank or other nominee; or other similar evidence of ownership. You may contact us by telephone at (724) 772-0044 to obtain directions to the Annual Meeting location.

4  Evoqua Water Technologies Corp. 2020 Proxy Statement

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy and/or change your vote at any time before completion of voting at the Annual Meeting as follows:

•	Revoke your proxy: Mail written notice of revocation of your proxy to our General Counsel and Secretary at 210 Sixth Avenue, Pittsburgh, PA 15222;

•	Change your vote by Internet or telephone: Vote again over the Internet or by telephone prior to 11:59 p.m. (Eastern Time) on February 17, 2020;

•	Change your vote by mail: Sign and mail on a timely basis another proxy card with a later date; or

•	Change your vote at the meeting: Attend the Annual Meeting and vote in person by ballot.

If you hold your shares through a bank, broker or other nominee, you can revoke your proxy and/or change your vote as follows:

•	Give new voting instructions: Submit new voting instructions in the manner provided by your bank, broker or other nominee; or

•

Change your vote at the Annual Meeting: Contact your bank, broker or other nominee to obtain a legal proxy, as described in the answer to the question “How do I vote if I am a beneficial owner?” above, so that you may vote your shares in person at the Annual Meeting.

All shares represented by valid proxies received and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s specific voting instructions.

What if I return my proxy card or vote by Internet or telephone, but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the online or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR the election of our Class II director nominees, Ron C. Keating, Martin J. Lamb and Peter M. Wilver;

•	FOR the approval, on an advisory basis, of the executive compensation of our named executive officers;

•

FOR the approval of the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020.

How many shares must be present or represented to conduct business at the Annual Meeting?

Under our Third Amended and Restated Bylaws, a quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the meeting will be considered part of the quorum. Abstentions are counted as present for determining a quorum. Uninstructed broker votes, also called “broker non-votes,” are also counted as present for determining a quorum so long as there is at least one matter that a broker may vote on without specific instructions from a beneficial owner. See “What is a ‘broker non-vote’?” below.

How are votes counted?

In the election of the Class II directors, you may cast a vote “FOR” all of the nominees or you may “WITHHOLD” your vote with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your shares will not be considered to have been voted for or against the nominee.

For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question “What is a ‘broker non-vote’?” below.

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What is a “broker non-vote”?

Under the rules of the NYSE, if you are a beneficial owner, your broker, bank or other nominee has discretion to vote your shares on “routine” matters without receiving voting instructions from you. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter. However, the election of our Class II directors, the advisory vote to approve compensation for our named executive officers, and the proposal to amend and restate the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan are considered “non-routine” matters. Accordingly, if you hold your shares through a broker, bank or other nominee, your broker, bank or other nominee will not be permitted to vote your shares on the election of Class II directors, the advisory vote to approve compensation for our named executive officers or the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan unless you provide proper voting instructions. Broker non-votes have no effect on the vote for any matter at the meeting.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirements with respect to each of the proposals. As an advisory vote, Proposal 2 is not binding on the Company. However, the Compensation Committee and the Board value the opinions expressed by the Company’s stockholders on this issue and will consider the outcome of this vote when making future decisions.

Proposal	Description	Voting Requirement

Proposal 1	Election of our three Class II director nominees, Ron C. Keating, Martin J. Lamb and Peter M. Wilver, each for a three-year term or until his successor is duly elected and qualified

Each Class II director must be elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. A “WITHHOLD” vote will have no effect on the vote.

Proposal 2	Approval, on an advisory basis, of the compensation of our named executive officers

To be approved, this non-binding vote must be approved by a majority of the votes cast by the stockholders present in person or by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.”

Proposal 3

Approval of the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.”

Proposal 4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you are a beneficial owner, your broker, bank or other nominee may vote your shares on this proposal without receiving voting instructions from you.

Other matters that may properly come before the Annual Meeting may require more than a majority vote under our Third Amended and Restated Bylaws, our Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws. We do not know of any such matters as of the date of this Proxy Statement.

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Who will count the votes?

A representative of Broadridge will act as the inspector of elections and count the votes.

Where can I find the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will also publish voting results in a current report on Form 8-K that we will file with the SEC within four business days of the Annual Meeting. If on the date of this Form 8-K filing the inspector of elections for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.

Who will pay the costs of soliciting these proxies?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice or a full set of the proxy materials (including the Proxy Statement, the Annual Report and proxy card with postage-paid envelope), as applicable, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokers and other nominees holding shares of voting stock beneficially owned by others to forward to such beneficial owners. We may reimburse banks, brokers and other nominees for their reasonable costs of forwarding proxy materials to beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.

Are you “householding” for stockholders sharing the same address?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Evoqua has not instituted householding for stockholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of Evoqua’s common stock held through brokerage firms. If your household has multiple accounts holding shares of Evoqua’s common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this Proxy Statement. The broker will arrange for delivery of a separate copy of this Proxy Statement promptly upon your request. Evoqua stockholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

What is the deadline for stockholders to propose actions for consideration at the Annual Meeting of Stockholders for the fiscal year ending September 30, 2020?

Stockholders who wish to nominate persons for election to our Board or propose other matters to be considered at our Annual Meeting of Stockholders for the fiscal year ending September 30, 2020 must provide us with advance notice of their director nomination or stockholder proposal, as well as the information specified in our Third Amended and Restated Bylaws, no earlier than October 21, 2020, and no later than November 20, 2020. Stockholders are advised to review our Third Amended and Restated Bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our General Counsel and Secretary at 210 Sixth Avenue, Pittsburgh, PA 15222. The requirements for advance notice of stockholder proposals under our Third Amended and Restated Bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our Third Amended and Restated Bylaws and other applicable requirements.

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September 8, 2020, is the deadline for stockholders to submit proposals to be included in our Proxy Statement under Rule 14a-8 under the Exchange Act. However, if the date of the Annual Meeting of Stockholders for the fiscal year ending September 30, 2020, is changed by more than 30 days from the anniversary of the date of the previous year’s meeting, then the deadline will be a reasonable time before we begin to print and send our Proxy Statement for the Annual Meeting of Stockholders for the fiscal year ending September 30, 2020. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our General Counsel and Secretary at 210 Sixth Avenue, Pittsburgh, PA 15222. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

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Proposal 1—Election of Class II Directors

Our Board is divided into three classes, Class I, Class II and Class III, each consisting of as near an equal number of directors as practicable. Under our certificate of incorporation, the total number of directors will be determined from time to time by our Board. At present, our Board consists of nine directors with three directors in each class. Our directors serve staggered terms according to class, so that only a single class of directors shall have terms expiring in any given year. Those who are elected as directors upon expiration of a term shall serve for a three-year term or until their successors have been duly elected and qualified, or until the director’s earlier death, resignation or removal.

The current terms of our three Class II directors, Ron C. Keating, Martin J. Lamb and Peter M. Wilver, will expire at the Annual Meeting. Our Board fixed the total number of directors on our Board at nine, as of the Annual Meeting. Our Board also fixed the number of Class II directors to be elected at three, and nominated Messrs. Keating, Lamb and Wilver for election as our Class II directors. We believe each of the nominees possesses the following qualifications, qualities, skills and other expertise that are necessary to serve on our Board:

•	High personal and professional integrity;

•	Broad business and social perspective and mature judgment;

•	Broad experience at the policy-making level in business, finance, accounting, government or education;

•

Expertise and experience useful to Evoqua in relevant disciplines, especially in financial, commercial, operational, international and technical disciplines, and complementary to the background and experience of other Board members;

•	Willingness to devote the time necessary to carry out the duties and responsibilities of a director;

•	Commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about the Company’s business; and

•	Willingness to represent the best interests of our stockholders and objectively appraise Company performance.

See the section of this Proxy Statement titled “Our Board of Directors,” for the backgrounds, principal occupations and ages of the Class II director nominees and our other directors, as well as a description of the specific qualifications, qualities, skills and other expertise for which they were chosen to serve on our Board.

If elected by our stockholders, Messrs. Keating, Lamb and Wilver will hold office until the Annual Meeting of Stockholders for the fiscal year ending September 30, 2022, or until their successors have been duly elected and qualified, subject to the director’s earlier death or resignation or removal. Each of Messrs. Keating, Lamb and Wilver has consented to be named in this Proxy Statement and has agreed to serve if elected. If for some reason any of the Board’s nominees is unable to serve or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the Board’s remaining nominees.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF RON C. KEATING, MARTIN J. LAMB AND PETER M. WILVER.

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Our Board of Directors

Our Board of Directors provides oversight, strategic direction and counsel to management regarding the business, affairs and long-term interests of our Company and our stockholders. An overview of our Board as of January 1, 2020, is provided in the table below. For more complete information regarding the professional experience, qualifications, attributes and skills of each director and nominee, see the biographical information on the pages that follow.

			Committees
Directors	Age	Independent	Audit	Compensation	Nominating and Corporate Governance	Experience, Qualifications, Attributes, Skills
Class II (Nominees)

Ron C. Keating	51

•  Strategic perspective, management, leadership and finance experience, water industry and operational expertise as our President and Chief Executive Officer

•  Engineering, technology and industrial expertise

•  Experienced member of public company boards

Martin J. Lamb (Board Chairman)	59			🌑	🌑	• Former CEO of global company • Engineering, technology and industrial expertise • Experienced member of public company boards

Peter M. Wilver	60		Chair	🌑

•  Former CFO of global company

•  Experience in strategic planning, M&A and leading financial, accounting and investor relations functions

•  Experienced member of public company boards and audit and compensation committees

Class III (Term Expires 2021)

Gary A. Cappeline	70		🌑	Chair	🌑

•  Former executive of global company

•  Engineering, technology and industrial expertise

•  Chemicals and water industry experience

•  Financial experience as former executive and investor

•  Particular knowledge and experience in corporate finance, strategic planning and investments with respect to relevant industries

Brian R. Hoesterey	52			🌑	🌑	• Particular knowledge and experience in corporate finance, strategic planning and investments with respect to relevant industries

Vinay Kumar	41			🌑	Chair	• Particular knowledge and experience in corporate finance, strategic planning and investments with respect to relevant industries
Class I (Term Expires 2022)

Nick Bhambri	56		🌑			• Former CEO of global company • Financial experience as former CEO and investor • Engineering, technology and industrial expertise

Judd A. Gregg	72				🌑	• Former US Senator and state governor • Policy experience at highest levels of state and federal government, especially on issues affecting commerce • Experienced member of public company boards

Lynn C. Swann	67		🌑

•  Business, finance, marketing, political, civic engagement and philanthropic experience

•  Policy experience in government and education

•  Experienced member of public company boards and audit committees

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Class II Directors/Nominees

Ron C. Keating

Committee Memberships: None

Ron C. Keating has served on our Board and as our President and Chief Executive Officer since December 2014. Prior to joining Evoqua, Mr. Keating was President, Chief Executive Officer and Chairman of the Board of Directors of Contech Engineered Solutions, an infrastructure site solutions provider. Before heading Contech, Mr. Keating served as President of the Metalworking Solutions and Services Group of Kennametal Inc. (NYSE: KMT), a supplier of tooling and industrial materials. He also held previous roles at Kennametal as the Vice President and General Manager of the Energy, Mining and Construction Group and for the Electronics Products Group from 2001 to 2007. Mr. Keating started his career at Ingersoll-Rand Inc. in 1992 where he held various roles of increasing responsibility until departing in 2001. Mr. Keating currently serves on the board of directors and the Compensation and Corporate Governance committees of US Ecology Inc. (Nasdaq: ECOL). Mr. Keating also serves on the board of trustees for the Manufacturers Alliance for Productivity and Innovation, and the board of directors of the Allegheny Conference. Mr. Keating received an M.B.A. from the Kellogg School of Management at Northwestern University and a B.S. in Industrial Distribution from Texas A&M University.

Qualifications as Board Member: Strategic perspective, management, leadership and finance experience, water industry and operational expertise as our President and Chief Executive Officer; experienced member of public company boards.

Martin J. Lamb

Chairman of Our Board

Committee Memberships: Compensation; Nominating and Corporate Governance

Martin J. Lamb joined our Board in, and has served as Chairman of our Board since, March 2014. Mr. Lamb was initially recommended to our Board by AEA Investors LP (“AEA”). Mr. Lamb, a retired engineering/industrial services executive, spent 33 years at IMI plc (LON: IMI), an engineering company which designs, manufactures and services highly engineered products that control the precise movement of fluids, including as its Chief Executive Officer for the last 13 years until his retirement in 2013. In

June 2014, Mr. Lamb joined Rotork plc (LON: ROR), a global designer and manufacturer of industrial valve actuators, control systems and accessories, as its Non-Executive Chairman, and led the organization as its Interim Chief Executive Officer from July 2017 until March 2018, at which time Mr. Lamb returned to the position of Non-Executive Chairman. Mr. Lamb also served as a Non-Executive Director on the boards of Mercia Technologies PLC, an investment group, from 2015 through September 2017; Severn Trent plc (LON: SVT), from 2008 to 2016; and Spectris plc (LON: SXS), from 1999 to 2006. Mr. Lamb is a member of the European Advisory Board of AEA. Mr. Lamb received an M.B.A. from Cranfield Business School and a B.S. in Mechanical Engineering from Imperial College, London.

Qualifications as Board Member: Experience managing and developing large businesses and complex projects in all parts of the world; global management, operations and leadership experience as former CEO; engineering, technology and industrial expertise; experienced member of public company boards.

Peter M. Wilver

Committee Memberships: Audit (Chair); Compensation

Peter M. Wilver joined our Board in January 2018 and was recommended to our Board by a third-party leadership consulting firm that was engaged by our Board to complete an extensive director search. Mr. Wilver, a retired technology manufacturing and services executive and certified public accountant, joined Thermo Electron Corp. in 2000 and was appointed as its Chief Financial Officer in 2004. Following the creation of Thermo Fisher Scientific Inc., a leading provider of laboratory products and services (NYSE: TMO) (“Thermo Fisher”), in 2006 through the merger of Thermo Electron Corp. and Fisher Scientific International Inc., Mr. Wilver continued as Thermo Fisher’s Chief Financial Officer from 2006 to 2015 and as Executive Vice President and Chief Administrative Officer from 2015 until retirement in March 2017. Before joining Thermo Fisher, Mr. Wilver worked for General Electric, Grimes Aerospace Company and Honeywell International (formerly AlliedSignal), where he served as Vice President and Chief Financial Officer of the electronic materials business. Mr. Wilver currently serves on the board of directors and audit and compensation committees of CIRCOR International, Inc. (NYSE: CIR). Mr. Wilver previously served on the board

Evoqua Water Technologies Corp. 2020 Proxy Statement  11

of directors and audit and human resources committees of Tenet Healthcare Corporation (NYSE: THC). Mr. Wilver received a B.S.B.A. in Accounting from The Ohio State University.

Qualifications as Board Member: Experience in strategic planning and mergers & acquisitions and expertise in leading the financial, accounting and investor relations functions of large, multi-national manufacturing companies as former CFO; experienced member of public company boards and audit and compensation committees.

Class III Directors (Terms Expiring in 2021)

Gary A. Cappeline

Committee Memberships: Audit; Compensation (Chair); Nominating and Corporate Governance

Gary A. Cappeline has served on our Board since the inception of our Company in January 2014. Mr. Cappeline, a retired manufacturing/chemicals industry executive and merchant/investment banking principal, was an Operating Partner of AEA from 2007 until December 2018, where he advised on acquisition opportunities and operational matters at portfolio companies. Prior to joining AEA, Mr. Cappeline was a President and Chief Operating Officer of Ashland Inc. (NYSE: ASH), a manufacturer of specialty chemicals, Valvoline motor oil and water treatment solutions, and a diversified plastics and chemicals distributor with a division specializing in water treatment solutions, to which he returned in 2002 after service as Group VP of Engelhard Corporation from 1997 to 1999 and as President, Chemicals of Honeywell International (NYSE: HON) from 1998 to 2000. He also served as chemical industry partner at Bear Stearns Merchant Bank from 2000 to 2001. Mr. Cappeline currently serves on the board of directors and nominating and corporate governance committee (as chairman) and compensation committee of Innophos Holdings, Inc. (Nasdaq: IPHS), an international producer of specialty ingredient solutions that deliver versatile benefits for the food, health, nutrition and industrial markets, and on the board of directors (as chairman) and audit committee of Swanson Industries, Inc., a provider of hydraulic cylinder manufacturing, remanufacturing and repair services for the mining and mobile industries. He previously served as a board and executive committee member of the American Chemistry Council, a chemical industry trade association, a director of Unifrax Corporation, a manufacturer of high temperature insulation products, chairman and a director of Houghton International Inc., a manufacturer of metal working fluids, a director of Shoes for Crews, LLC, a manufacturer of slip resistant footwear, a director of RelaDyne Inc., a distributor of lubricants and fuels, and a director of Tampico Beverages Inc., a manufacturer of fruit drinks. Mr. Cappeline received M.S. and B.S. degrees in Chemical Engineering from the City College of New York and attended Harvard Business School’s Executive Management Program in 1993.

Qualifications as Board Member: Global management, operations and leadership experience as former executive; chemicals and water industry experience; engineering, technology and industrial expertise; industry-specific financial experience as former executive and investor; particular knowledge and experience in corporate finance, strategic planning and investments with respect to relevant industries.

Brian R. Hoesterey

Committee Memberships: Compensation; Nominating and Corporate Governance

Brian R. Hoesterey has served on our Board since the inception of our Company in January 2014. Mr. Hoesterey is Chief Executive Officer of AEA. Before he joined AEA in 1999, Mr. Hoesterey was employed by BT Capital Partners, the private equity investment vehicle of Bankers Trust, from 1998 to 1999. Mr. Hoesterey also previously worked for McKinsey & Co. from 1994 to 1997 and the investment banking division of Morgan Stanley from 1989 to 1993. Mr. Hoesterey is currently a director of GMS Inc. (NYSE: GMS), VC GB Holdings, Excelitas Technologies Corp. and Springs Window Fashions. He also serves on the board of trustees for Madison Square Boys and Girls Club and on the board of directors of the Grammy Museum Foundation. Mr. Hoesterey previously served on the boards of directors of At Home Group Inc. (NYSE: HOME), Swanson Industries, Inc., CPG International Inc., Houghton International Inc., SRS, Henry Company, Unifrax Corporation, Pregis Holding II Corporation and Noveon. Mr. Hoesterey currently serves on the board of directors of Patagonia Sur, a for-profit venture that invests in, protects and enhances scenically remarkable and ecologically valuable properties in Chilean Patagonia. Mr. Hoesterey received an M.B.A. with honors from Harvard Business School and a B.B.A. in Accounting, summa cum laude, from Texas Christian University.

Qualifications as Board Member: Particular knowledge and experience in corporate finance, strategic planning and investments with respect to relevant industries.

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Vinay Kumar

Committee Memberships: Compensation; Nominating and Corporate Governance (Chair)

Vinay Kumar has served on our Board since the inception of our Company in January 2014. He is a Partner with AEA, which he joined in 2004, where he has focused on investments in the value-added industrial, specialty chemical and business services sectors. Mr. Kumar is currently a director of Excelitas Technologies Corp. Mr. Kumar was previously on the board of directors of Dematic and involved in AEA’s investments in CPG International Inc., Cogent Healthcare and Pregis Holdings II Corporation. Prior to joining AEA, Mr. Kumar was a strategy consultant with Bain & Company in San Francisco and London from 2001 to 2004. Mr. Kumar received an A.B. in History and Science with honors from Harvard University.

Qualifications as Board Member: Particular knowledge and experience in corporate finance, strategic planning and investments with respect to relevant industries.

Class I Directors (Terms Expiring in 2022)

Harbhajan (Nick) Bhambri

Committee Memberships: Audit

Harbhajan (Nick) Bhambri has served on our Board since March 2014. A retired chemicals/manufacturing executive, Mr. Bhambri has been President of Louis York Capital, a private investment firm focusing on the industrial, chemical, energy, manufacturing, distribution and services markets, since 2015. Mr. Bhambri spent over two decades of his career at MECS Inc., a Monsanto subsidiary and process technology provider to the sulfuric acid industry serving the refining, metallurgical, uranium and fertilizer industries, including as its President and Chief Executive Officer from 2007 until its acquisition by DuPont in 2012. After retiring from MECS Inc., Mr. Bhambri served as a director of MPG Performance Group (NYSE: MPG) until its acquisition by American Axle & Manufacturing Inc. in 2017. Mr. Bhambri also is a past president of the Washington University Olin Business School Executive MBA alumni board and member of the Olin National Council at Washington University in St. Louis. Mr. Bhambri received an M.B.A. and a B.S. in Mechanical Engineering, both from Washington University in St. Louis.

Qualifications as Board Member: Global management, operations and leadership experience as former CEO; industry-specific financial experience as former CEO and investor; engineering, technology and industrial expertise.

Judd A. Gregg

Committee Memberships: Nominating and Corporate Governance

Senator Judd A. Gregg has served on our Board since March 2014. Senator Gregg, a retired US Senator and state governor, spent over three decades in public office, most recently serving as the US Senator from the State of New Hampshire from January 1993 until January 2011. During his tenure in the Senate, Senator Gregg served on key Senate committees, including Budget, Appropriations, Government Affairs, Banking, Housing and Urban Affairs, Commerce, Science and Transportation, Foreign Relations and Health, Education, Labor and Pensions. He was the Chairman and Ranking Member of the Health, Education, Labor and Pensions Committee and the Chairman and Ranking Member of the Senate Budget Committee, as well as chairman of various sub-committees. Senator Gregg was a chief negotiator of the Emergency Economic Stabilization Act of 2008; the lead sponsor of the Deficit Reduction Act of 2005; and, with the late Senator Ted Kennedy, co-authored the No Child Left Behind Act of 2001. In March 2010, Senator Gregg was appointed to President Obama’s bipartisan National Commission on Fiscal Responsibility and Reform. Before joining the US Senate, Senator Gregg was Governor of New Hampshire from 1989 to 1993 and a US Representative from 1981 to 1989. Senator Gregg was named as Dartmouth College’s first distinguished fellow and teaches at the college and its graduate schools. Senator Gregg serves on the board of directors and audit committee of Honeywell International Inc. (NYSE: HON) and was a member of the board of directors of Intercontinental Exchange, Inc. (NYSE: ICE) from 2011 to 2013. Senator Gregg received a J.D. and an L.L.M. from Boston University and an A.B. from Columbia University.

Qualifications as Board Member: Experience in local, state, national and international issues and in government, public policy, financial regulation, tax, capital markets, science, renewable technology and research, environmental protection and conservation and foreign policy; insight into fiscal affairs, governmental relations, legislative and regulatory issues; experienced member of public company boards.

Evoqua Water Technologies Corp. 2020 Proxy Statement  13

Lynn C. Swann

Committee Memberships: Audit

Lynn C. Swann joined our Board in May 2018. Mr. Swann, a Hall of Fame athlete and former wide receiver for the Pittsburgh Steelers football team, has held a number of leadership roles in business, government and philanthropic organizations over the past four decades. Mr. Swann served as the Athletic Director of the University of Southern California from 2016 to 2019, responsible for overall administration of the 21 women’s and men’s Division I athletic programs at the university. He is also president of Swann, Inc., a marketing and consulting firm he founded in 1976, and has held Series 7 and 63 registrations for securities industry professionals. Mr. Swann has previously held directorships at a number of publicly-traded, privately-held and non-profit entities, such as Fluor Corporation (NYSE: FLR; including on its audit committee), Caesar’s Entertainment Corp. (Nasdaq: CZR), Hershey Entertainment and Resorts, American Homes 4 Rent (NYSE: AMH), H.J. Heinz (including on its audit committee) and the Professional Golfers’ Association (PGA) of America. Mr. Swann was the Republican party nominee for Pennsylvania governor in 2006, and was appointed by President George W. Bush as the Chairman of the President’s Council on Fitness, Sports and Nutrition from 2002 to 2005. Additionally, Mr. Swann worked on-air as a host, reporter and analyst for the American Broadcast Company (ABC-TV) for nearly 30 years and served for two years as chairman of the national board of Big Brothers Big Sisters of America.

Qualifications as Board Member: Business, finance, marketing, political, civic engagement and philanthropic experience; policy experience in government and education; experienced member of public company boards and audit committees.

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Corporate Governance and Board Matters

Corporate Governance Guidelines

We believe that good corporate governance helps ensure the Company is managed for the long-term benefit of our stockholders. The Evoqua Water Technologies Corp. Corporate Governance Guidelines (our “Corporate Governance Guidelines”) set forth guiding principles for our Board in carrying out its responsibilities. Our Corporate Governance Guidelines address, among other things:

•	the composition, structure and policies of the Board and its committees;

•	determination of director qualifications;

•	consideration of diversity in identifying potential director candidates;

•	expectations and responsibilities of directors;

•	management succession planning;

•	evaluation of the performance of the Board and each of its committees;

•	principles of Board compensation; and

•	communications with stockholders and non-management directors.

Our Corporate Governance Guidelines are posted on our website at aqua.evoqua.com/corporate-governance. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines periodically to ensure that they continue to promote the quality and effectiveness of the Board as a governing body and comply with applicable laws, regulations and NYSE requirements. For example, in October 2018, we amended our Corporate Governance Guidelines to formalize our policy that diverse candidates, including women and minorities, shall be included in each pool of candidates from which we select new director nominees.

Director Independence

At least once a year, our Board evaluates the independence of each of its members, to ensure that our Board is composed of at least a majority of independent members. Under our Corporate Governance Guidelines and NYSE corporate governance standards, a director is considered to be independent if the Board has affirmatively determined that the director does not have a material relationship with Evoqua or any of its subsidiaries, other than service on our Board. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests for independence set forth in the NYSE corporate governance standards, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material to the Director’s ability to exercise independent judgment as a member of our Board.

In December 2019, our Board affirmatively determined that Nick Bhambri, Gary A. Cappeline, Judd A. Gregg, Martin J. Lamb, Lynn C. Swann and Peter M. Wilver are independent directors under our Corporate Governance Guidelines and the corporate governance standards of the NYSE. In making this determination, our Board considered that Mr. Cappeline, a non-employee director, retired from AEA effective December 31, 2018. Ron C. Keating, our President and Chief Executive Officer, is not independent because of his position as an executive officer; and Brian R. Hoesterey and Vinay Kumar are not independent because of their affiliation with AEA.

Additionally, as of November 2, 2019, we are no longer a “controlled company” under NYSE rules and have begun instituting changes to our corporate governance in accordance with the transition provisions under NYSE rules for former controlled companies. At present no individual, group or other company holds more than 50% of the voting power in our Company.

Evoqua Water Technologies Corp. 2020 Proxy Statement  15

In compliance with the NYSE transition provisions and our Corporate Governance Guidelines, we have increased the number of independent directors serving on our Compensation and Nominating and Corporate Governance Committees. Both committees presently have a majority of independent members, and we anticipate modifying the composition of these Committees to be fully independent no later than November 2020. Our Audit Committee has been fully independent since November 2018, and our Board has had a majority of independent members since May 2018.

Director Nomination Process

The Nominating and Corporate Governance Committee monitors the composition of our Board and its committees, identifies and evaluates potential director candidates and makes recommendations to the full Board on these matters, subject to AEA’s right to nominate directors to the Board, as described below. Periodically during the year, the Nominating and Corporate Governance Committee reviews the mix of experience, qualifications and skills of our directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Before making a recommendation to the Board to nominate incumbent directors for election by our stockholders, the Nominating and Corporate Governance Committee also considers:

•	The types of qualifications, qualities, skills and other expertise we seek in all of our directors, as generally described above under “Proposal 1—Election of Class II Directors”;

•	Suitability of the incumbent director for continued service as a director;

•

Input from Board and Nominating and Corporate Governance Committee discussions regarding the specific backgrounds, skills and experiences that would contribute to effectiveness of the Board overall or individual committees;

•	Attendance and preparedness of the incumbent directors at Board and committee meetings;

•	Changes in the incumbent directors’ primary employer or a change in the nature of the incumbent directors’ employment, and any circumstance that would create a conflict of interest with the Company;

•	Overall contributions to the Board;

•	Needs of the Company; and

•	Our Corporate Governance Guidelines and any applicable laws.

Consideration of Stockholders’ Nominees and Diversity

The Nominating and Corporate Governance Committee will also consider in the same manner the director candidates which have been nominated by stockholders in accordance with the provisions set forth in the Company’s Third Amended and Restated Bylaws. For information on recommending a candidate for nomination as a director at future annual meetings of stockholders, see “Questions and Answers About the Annual Meeting—What is the deadline for stockholders to propose actions for consideration at the Annual Meeting of Stockholders for the fiscal year ending September 30, 2020?” in this Proxy Statement. Additionally, our bylaws permit candidates to be nominated in accordance with the stockholders’ agreement, dated as of December 11, 2014, entered into by the Company, AEA and certain stockholders (the “Stockholders’ Agreement”). Among other things, the Stockholders’ Agreement provides that so long as certain affiliates of AEA hold an aggregate of at least 10% of our outstanding common stock, AEA shall be entitled to nominate at least one individual for election to our Board, and our Board and Nominating and Corporate Governance Committee shall nominate and recommend to our stockholders that such individual be elected to our Board. In the aggregate, as of December 16, 2019, AEA and its affiliates beneficially own approximately 30% of our outstanding common stock. See “Certain Relationships and Related Party Transactions—Transactions with AEA—Stockholders’ Agreement and Voting Proxies” for a description of AEA’s right to nominate directors.

16  Evoqua Water Technologies Corp. 2020 Proxy Statement

In evaluating the composition of the Board for this Annual Meeting, the Board and the Nominating and Corporate Governance Committee considered, among other things, the broad range of professional experience currently represented on our Board:

Current or Former CEO

Former CFO

Government Service

Academic Institutions

Global Business Experience

Industrials

Financial Services

Media/Entertainment

Consultant/Private Equity

M&A/Strategic Transactions

Our Board also considered personal characteristics of diversity, including those listed below:

•	Directors range in age from 41 to 72.

•	One director is African American.

•	Two directors are Asian American.

•	One director is a UK national.

Over the past year, members of the Nominating and Corporate Governance Committee have continued their outreach to potential director candidates with the combination of professional skills, perspective and experience, including personal background or identity, that could be valuable additions to our Company and our Board. Our Board and Nominating and Corporate Governance Committee are committed to actively seeking out candidates who strengthen the diversity of viewpoints on our Board, and have undertaken to include women and persons with ethnically or racially diverse backgrounds in each pool from which we select new director nominees. Although no women currently serve on our Board, our Board and Nominating and Corporate Governance Committee seek to nominate at least one female candidate to our Board before our 2021 annual meeting.

Board Leadership Structure

We currently separate the roles of Chief Executive Officer and Chairman of the Board. These positions are currently held by Ron C. Keating, as our Chief Executive Officer, and Martin J. Lamb, an independent director, as Chairman of our Board. We believe this leadership structure is appropriate for our Company due to the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairman of the Board provides guidance to the Chief Executive Officer, chairs Board meetings, sets the agendas for meetings of our Board and provides information to the members of our Board in advance of such meetings. As a result of this Board leadership structure, our Chief Executive Officer is able to focus on developing and implementing our Company’s business strategies and objectives, and the Chairman is able to provide independent oversight of our Company and serve as an independent liaison between our management and the members of our Board. Due to Mr. Lamb’s significant prior experience as a chief executive and non-executive director, we believe Mr. Lamb is well-suited to serve in his leadership role as Chairman. The Board recognizes that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances

Evoqua Water Technologies Corp. 2020 Proxy Statement  17

warrant. Our Corporate Governance Guidelines provide that our non-management directors shall designate a Lead Independent Director if the positions of Chairman of the Board and Chief Executive Officer are combined.

Board Oversight of Risk Management

Our full Board is engaged in risk oversight both directly and through its standing committees. The risks our Company faces include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks. On an ongoing basis, our full Board monitors management’s approach to addressing the risks that could prevent our business from executing against management’s annual and long-term strategic plans. The Board and the Audit and Compensation Committees also meet regularly in executive sessions with key management personnel and representatives of outside advisors to understand how management identifies and manages risk.

Areas of Oversight

Full Board

Strategic, financial, operating and execution risks; has oversight of development of the Company’s annual and long-term plans and execution of those plans through regular review of the Company’s operating performance

Audit Committee	Auditing, accounting and financial reporting processes and systems of internal controls implemented by management, including the internal audit function; legal and regulatory risks

Compensation Committee

Executive compensation arrangements for executive officers including corporate goals and objectives that affect the amount of compensation earned by our Chief Executive Officer and executive leadership team, the specific relationship of corporate performance to executive officer compensation and performance targets; management of human capital; oversight of director compensation arrangements

Nominating and Corporate Governance Committee

Corporate governance policies, including oversight of the Company’s Code of Ethics and Business Conduct; monitoring the composition and effectiveness of our Board and each of its standing committees; succession planning for our Board, its standing committees and executive management

In addition, our Chief Executive Officer’s membership on, and collaboration with, the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationship of our various business and financial risks. Mr. Keating is available to the Board to address any questions from other directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

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Frequency of Board Meetings

During the fiscal year ended September 30, 2019, our Board held seven telephonic and in-person meetings. All of the directors who served during the fiscal year ended September 30, 2019 attended at least 75% of the total meetings of the Board and each of the Board committees on which such directors served during their respective tenures. Average director attendance at fiscal 2019 Board and Board committee meetings is set forth below.

Full Board 96.8%	Audit Committee 96.0%
Compensation Committee 100%	Nominating and Corporate Governance Committee 94.0%

Directors are expected to make best efforts to attend all Board meetings, all meetings of the committees of the Board of which they are a member and the annual meeting of stockholders.

Pursuant to our Corporate Governance Guidelines, our Board currently plans to hold at least four meetings each year, with additional meetings to occur (or action to be taken by unanimous consent, either in writing or by electronic transmission) at the discretion of the Board.

Committees of the Board

Our Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees, as described below. In compliance with the NYSE transition provisions for former controlled companies and our Corporate Governance Guidelines, we have increased the number of independent directors serving on our Compensation and Nominating and Corporate Governance Committees. Both Committees presently have a majority of independent members, and we anticipate modifying the composition of these Committees to be fully independent no later than November 2020. Each Committee of the Board operates under a written charter approved by the Board, copies of which are available on our website at aqua.evoqua.com/corporate-governance.

Audit Committee

The Audit Committee recommends the annual appointment of, and reviews the independence of, auditors and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions and investigations into matters related to audit functions. The Audit Committee is also responsible for overseeing risk management on behalf of our Board. See “—Board Oversight of Risk Management.”

The members of the Audit Committee are: Peter M. Wilver, as Chairman, Nick Bhambri, Gary A. Cappeline and Lynn C. Swann. Each member of our Audit Committee is an independent director under applicable NYSE corporate governance standards and SEC rules and is “financially literate.” Messrs. Wilver and Cappeline qualify as our “audit committee financial experts” within the meaning of the SEC rules. Our Audit Committee met six times during the fiscal year ended September 30, 2019.

The charter of the Audit Committee permits the Committee, in its discretion, to delegate its duties and responsibilities to one or more subcommittees as it deems appropriate and to the extent permitted by applicable law.

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Compensation Committee

The principal responsibilities of the Compensation Committee are to review and approve matters involving executive compensation, make recommendations to the Board regarding setting of director compensation, authorize equity and other incentive arrangements, monitor employee benefit programs, and authorize our Company to enter into employment and other employee-related agreements.

The members of the Compensation Committee are: Gary A. Cappeline, as Chairman, Brian R. Hoesterey, Vinay Kumar, Martin J. Lamb and, effective as of January 1, 2020, Peter M. Wilver. The Compensation Committee met four times during the fiscal year ended September 30, 2019.

Our Board has determined that Messrs. Cappeline, Lamb and Wilver, who compose a majority of the membership of the Compensation Committee, are independent under NYSE corporate governance standards for purposes of serving on the Compensation Committee. Under the NYSE transition provisions for companies that are no longer controlled companies, we are currently permitted to maintain a compensation committee that is not composed entirely of independent directors, but we anticipate modifying the composition of this committee to be fully independent no later than November 2020.

The charter of the Compensation Committee permits the Committee to, in its discretion, delegate its duties and responsibilities to a subcommittee of the Compensation Committee as it deems appropriate and to the extent permitted by applicable law. All proposed delegations of duties of must be adopted by a resolution of the Compensation Committee and reviewed for compliance with the corporate governance standards of the NYSE, the rules and regulations of the SEC and Delaware corporate law. During the fiscal year ended September 30, 2019, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in identifying individuals qualified to become Board members, makes recommendations for nominees for committees and develops, recommends to the Board and reviews our corporate governance principles.

The members of the Nominating and Corporate Governance Committee are: Vinay Kumar, as Chairman, Gary A. Cappeline, Judd A. Gregg, Brian R. Hoesterey and, effective as of January 1, 2020, Martin J. Lamb. The Nominating and Corporate Governance Committee met four times during the fiscal year ended September 30, 2019.

Our Board has determined that Messrs. Cappeline, Gregg and Lamb, who compose a majority of the members of the Nominating and Corporate Governance Committee, are independent directors under NYSE corporate governance standards for purposes of serving on this Committee. Under the NYSE transition provisions for companies that are no longer controlled companies, we are currently permitted to maintain a nominating committee that is not composed entirely of independent directors, but we anticipate modifying the composition of this committee to be fully independent no later than November 2020.

The charter of the Nominating and Corporate Governance Committee permits the Committee, in its sole discretion, to delegate its duties and responsibilities to one or more subcommittees as it deems appropriate and to the extent permitted by applicable law.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, in order to ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings with no members of management present. In accordance with our Corporate Governance Guidelines, the non-management directors have designated our Chairman of the Board, Martin J. Lamb, as the director who is responsible for presiding over executive sessions of non-management directors.

20  Evoqua Water Technologies Corp. 2020 Proxy Statement

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee. No interlocking relationship exists between any member of our Compensation Committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

Annual Board and Committee Evaluations

After Evoqua completed its first full fiscal year as a public company, our Board and each of its Committees conducted performance self-evaluations under the framework established by the Nominating and Corporate Governance Committee. Each member of our Board completed a written questionnaire covering various aspects of Board performance; similarly, each member of the Audit, Compensation, and Nominating and Corporate Governance Committee completed a written questionnaire soliciting feedback on the effectiveness of that Committee. Responses to the questionnaires were collected on an anonymous basis, and then compiled and summarized into a report by a third party. In conjunction with the organizational meeting of our Board held following our 2019 Annual Meeting of Stockholders, the members of our Board discussed the results of the performance evaluations. As a result of this evaluation process, the annual strategy review meeting of the Board was extended to a two-day session, and adjustments to the format and agendas of our Board meetings and to director education were implemented.

The Board and each of the Audit, Compensation and Nominating and Corporate Governance Committees will conduct a performance self-evaluation annually under supervision of the Nominating and Corporate Governance Committee.

Code of Ethics and Business Conduct

We have adopted a code of ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct is available on our website at aqua.evoqua.com/corporate-governance. In the event that we amend or waive certain provisions of the Code of Ethics and Business Conduct applicable to our principal executive officer, principal financial officer or principal accounting officer that require disclosure under applicable SEC rules, we will disclose the same on our website.

Sustainability and Corporate Social Responsibility

Evoqua and our brands strive to be leaders in protecting water, preserving the environment and supporting our employees who bring our purpose and vision to life every day. These values provide a framework for how we operate as a business and engage with our employees, customers, partners and communities, and inspire us to continue developing innovative solutions for the world’s most complex water challenges. In keeping with these values, we also challenge ourselves to be a more sustainable business for the benefit of our stakeholders. In November 2019, we added “Sustainable” as our fourth core value, joining “Integrity,” Customers,” and “Performance,” and completed a materiality assessment to help us focus on appropriate sustainability initiatives which will have a meaningful impact to our stakeholders. Additionally, to support our commitment to operating our business in a sustainable manner, we are identifying and collecting baseline data from our operations to develop sustainability and corporate social responsibility metrics. More information about our long-term vision and goals for our corporate sustainability will be published in our forthcoming 2020 sustainability report, which will be available on the “About Us—Sustainability” page of our website at http://www.evoqua.com.

Communications with the Board

Any interested parties wishing to communicate with, or otherwise make his or her concerns known directly to the Board or chairperson of any of the Audit, Compensation, and Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the

Evoqua Water Technologies Corp. 2020 Proxy Statement  21

General Counsel and Secretary of the Company, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222. The General Counsel and Secretary will forward such communications to the appropriate party as soon as practicable. Such communications may be done confidentially or anonymously.

No Hedging Policy

The Company’s Securities Trading Policy prohibits all directors and executive officers of the Company from effecting short sales, put options, call options or transactions in other derivative securities (on an exchange or in any other organized market), holding securities in a margin account or otherwise pledging securities as collateral for a loan or hedging or similar monetization transactions with respect to the Company’s common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. For purposes of the policy, an executive officer includes senior executives that are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

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Director Compensation

The Company compensates non-employee directors for their service on our Board, except for Messrs. Hoesterey and Kumar, who are employed by AEA. Mr. Cappeline, a non-employee director, retired from AEA effective December 31, 2018. The form and amount of compensation for our directors was reviewed in February 2019 by the Compensation Committee, submitted to the Board for consideration along with the recommendation of the Compensation Committee, and subsequently approved by the Board.

During its review of our non-employee director compensation program, the Compensation Committee received advice from its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), who provided a market analysis of director compensation practices based on the same comparator group used for benchmarking NEO compensation. Considering this market data and other factors, following its review of the non-employee director compensation program, the Compensation Committee recommended to the Board, and the Board approved, maintaining non-employee director retainer amounts and equity compensation at the same levels as for fiscal 2018 and eliminating meeting fees.

Under the Company’s Amended and Restated Non-Employee Director Compensation Policy, each director who is not employed by either the Company or AEA (each such director, an “Outside Director”) receives an annual retainer of $70,000, paid quarterly in arrears. The chairperson of the Board receives an additional annual retainer of $60,000, paid quarterly in arrears. The chairpersons of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive additional annual retainers of $20,000, $15,000 and $10,000, respectively, in each case paid quarterly in arrears. Non-chairperson members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive additional annual retainers of $10,000, $7,500 and $5,000, respectively, in each case paid quarterly in arrears. All annual retainers are paid on a calendar year basis.

On the date of each annual stockholder meeting of the Company, subject to each Outside Director’s continued service on the Board following such annual stockholder meeting and approval by the Compensation Committee, each Outside Director is granted an equity award under the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan. The award consists of restricted stock units in respect of the Company’s common stock valued at approximately $100,000 and is subject to one-year vesting (i.e., 100% of the restricted stock units vest on the first anniversary of the date of grant) (the “Annual Equity Grant”). If an Outside Director joins the Board at a time other than effective as of the first day of the calendar year, the Annual Equity Grant is prorated based on the number of full calendar quarters served in the calendar year in which such Outside Director commences service on the Board.

The award agreement evidencing the Annual Equity Grant sets forth the terms and conditions applicable to such award upon termination of service, which shall be determined by the Board, in its discretion, at the time the award is granted or at any time thereafter. Upon termination of service due to death, disability or mandatory retirement, the Annual Equity Grant, to the extent not already vested, fully vests as of the date of such termination of service. For purposes of the Non-Employee Director Compensation Policy, “mandatory retirement” means a compulsory retirement defined to be effective as of the day prior to the date of the next occurring annual meeting of the stockholders of the Company following the date on which an Outside Director has attained 75 years of age.

Outside Directors are also able to participate in a deferred compensation plan which provides them with an opportunity to defer up to 100% of their cash retainer and/or 100% of their equity retainer until the earliest of separation from the Board, death, a specified future date and a change-in-control of the Company.

To enhance alignment of our non-employee directors with our stockholders’ interests, all non-employee directors are required to comply with our stock ownership guidelines. Under these guidelines, within five years of their appointment to the Board, each non-employee director is required to own shares of our stock with a value equal to five times the portion of the annual retainer that is paid in cash.

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Shown below is information regarding the fiscal 2019 compensation for each member of the Board other than Mr. Keating, whose compensation is reported in the Summary Compensation Table. (See “Executive Compensation — Summary Compensation Table for Fiscal 2019” in this Proxy Statement.)

Fiscal 2019 Outside Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	Total ($)
Nick Bhambri	85,000	—(1)	100,004(2)	185,004
Gary A. Cappeline	68,229(3)	—	100,004(2)	168,233
Judd A. Gregg	79,000	—(4)	100,004(2)	179,004
Brian R. Hoesterey	—	—	—	—
Vinay Kumar	—	—	—	—
Martin J. Lamb	141,500	—(5)	100,004(2)	241,504
Lynn C. Swann	81,000	—	100,004(2)	181,004
Peter M. Wilver	95,000	—	100,004(2)	195,004

(1)	Mr. Bhambri holds 179,807 options, which are fully vested.
(2)

Each of Messrs. Bhambri, Cappeline, Gregg, Lamb, Swann and Wilver holds 7,893 restricted stock units, which will vest in full on February 14, 2020. Mr. Gregg elected to defer 100% of his equity retainer under the deferred compensation plan, and no above-market or preferential earnings were earned with respect to the value attributable to Mr. Gregg’s deferred restricted stock units.

(3)	Mr. Cappeline became eligible to receive compensation as an Outside Director as of January 21, 2019.
(4)	Mr. Gregg holds 144,607 options, which are fully vested.
(5)	Mr. Lamb holds 89,903 options, which are fully vested.

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Our Executive Officers

We provide information below regarding our executive officers as of January 1, 2020:

Name	Age	Position
Executive Officers:
Ron C. Keating*	51	President, Chief Executive Officer and Director
Benedict J. Stas	52	Executive Vice President, Chief Financial Officer and Treasurer
Rodney O. Aulick	52	Executive Vice President, Integrated Solutions and Services Segment President
Snehal A. Desai	56	Executive Vice President, Chief Growth Officer
Hervé P. Fages	50	Executive Vice President, Applied Product Technologies Segment President
Vincent Grieco	51	Executive Vice President, Secretary and General Counsel
James M. Kohosek	61	Executive Vice President, Chief Administrative Officer
Anthony J. Webster	51	Executive Vice President, Chief Human Resources Officer

*	For Mr. Keating’s biography, see “Our Board of Directors — Class II Directors/Nominees.”

Benedict J. Stas has served as our Executive Vice President, Chief Financial Officer and Treasurer since March 2015. Prior to joining Evoqua, Mr. Stas held a variety of senior financial and business roles at Kennametal Inc. (NYSE: KMT), a supplier of tooling and industrial materials, from 1997 to 2015, including roles as Vice President Finance of Business Groups from 2010 to 2013 and as Vice President of Manufacturing for the Industrial Segment from 2014 to 2015. While at Kennametal Inc., Mr. Stas also served as Chief Financial Officer of the Industrial Business Group, Chief Financial Officer of Kennametal Europe GmbH, Director of Global Manufacturing Finance, Controller of Metalworking Americas, and Senior Financial Analyst for Global Financial Sales and Marketing from 1997 to 1999. Prior to joining Kennametal Inc., Mr. Stas worked for DuPont Co. as a Plant Controller, Accountant and Team Leader from 1991 to 1997. Mr. Stas received an M.B.A. from Duquesne University and a B.S. in Business Administration from Drexel University.

Rodney O. Aulick became our Executive Vice President, Integrated Solutions and Services Segment President in October 2018 as a result of the reorganization of our business from a three-segment structure to a two-segment operating model. Prior to our segment realignment, Mr. Aulick served as our Executive Vice President, Industrial Segment President from October 2015 to October 2018, and as president of our former Products & Technologies Division from June 2014 to October 2015. Mr. Aulick began his career in the water treatment industry in 1997 at Chem-Aqua, a specialty chemical company in water treatment, where he held the position of regional manager. He subsequently joined USFilter Corporation, a predecessor of Evoqua, as a field services regional manager in 2001 and succeeded to positions of increasing responsibility at USFilter Corporation and its successor Siemens Water Technologies, including as Vice President of the Light Industry Segment from 2008 to 2011 and the Industrial Equipment Division from 2011 to 2014. Mr. Aulick attended Northwestern University, Kellogg School of Management’s Executive Management Program from 2001 to 2003.

Snehal A. Desai has served as our Executive Vice President, Chief Growth Officer since January 2018. Prior to joining Evoqua, Mr. Desai was the global business director for Dow Water & Process Solutions. Earlier in his career at Dow, where he worked for more than 20 years across two periods, Mr. Desai held various positions in sales, marketing, business development, and technical service and development. Prior to joining Dow, Mr. Desai led commercial and business development for Segetis, and was vice president and chief marketing officer of NatureWorks LLC. Mr. Desai currently serves on the board of directors of US Water Alliance and on the board of trustees of Chatham University. Mr. Desai received an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a B.A. in Chemistry and Chemical Engineering from the University of Michigan.

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Hervé P. Fages joined Evoqua as Executive Vice President, Applied Product Technologies Segment President in March 2019. Mr. Fages brings more than 25 years of industrial market experience to Evoqua. From July 2017 to March 2019, Mr. Fages was President, Connected Building and Building Management Systems, at Honeywell International, Inc. From May 2004 to July 2017, Mr. Fages served in various managerial and business development roles at Schneider Electric, including as chief executive officer of its Pelco business unit, a security and surveillance technologies provider. Mr. Fages holds a B.S. in Marketing and Business Administration from University of Montpellier, France.

Vincent Grieco has served as our Executive Vice President, Secretary and General Counsel since January 2015. Mr. Grieco was appointed as acting General Counsel at the inception of our Company in January 2014 after working the majority of his career in the water treatment industry. He joined USFilter Corporation in January 2003 as Senior Counsel and, following the acquisition of USFilter Corporation by Siemens Corp. in 2004, continued as legal counsel to Siemens Water Technologies, the group of legal entities comprising the predecessor to Evoqua. Prior to joining USFilter Corporation, Mr. Grieco was a member of the business and finance section of Morgan Lewis & Bockius LLP from 1997 to 2002 and at Dickie, McCamey & Chilcote, P.C. from 1993 to 1997. Mr. Grieco received a J.D. from the University of Virginia School of Law and received a B.S. in Economics from St. Vincent College.

James M. Kohosek has served as our Executive Vice President, Chief Administrative Officer since January 2018. Since joining Evoqua in January 2016, Mr. Kohosek has held various leadership roles, including president of our former Products & Technologies Division and Business Operations (January 2017 to December 2017); Vice President and General Manager, Wallace & Tiernan® Systems brand (June 2016 to December 2016); and Vice President, Strategy (January 2016 to May 2016). Prior to joining Evoqua, Mr. Kohosek was employed in senior management positions at global industrial and manufacturing companies. From 2008 to 2015, Mr. Kohosek was employed at Kennametal Inc. (NYSE: KMT) as VP of Kennametal and President, Infrastructure Division and as Vice President of the Transportation Business Unit and General Industrial Business Unit and as Chief Financial Officer of the Advanced Materials Group. Mr. Kohosek also was Vice President and Chief Financial Officer, Industrial Technologies Sector of Ingersoll Rand plc (NYSE: IR) from 2002 to 2007 and President of Westinghouse Communications from 1998 to 2001. Mr. Kohosek received a B.S.B.A. in Accounting and a B.S.B.A. in Finance, both from Shippensburg University.

Anthony J. Webster has served as our Executive Vice President, Chief Human Resources Officer since March 2016. Prior to joining Evoqua, Mr. Webster served as Vice President of Human Resources, Europe & Americas, for Glaxo Smith Kline Consumer Health, a joint venture between Novartis and Glaxo Smith Kline plc, from 2015 to 2016; and as Senior Vice President and Global Head of Human Resources for Novartis Consumer Health (NYSE: NVS) from 2011 to 2015. Mr. Webster has held senior human resources roles with numerous companies, including as Regional Vice President, Human Resources, EMEA for Bristol-Myers Squibb from 2008 to 2011; as Senior Director, Research & Development for Bristol-Myers Squibb from 2006 to 2008; as Director, Human Resources, Latin America & Canada for Bristol-Myers Squibb from 2004 to 2006; as Director, Global Business Support Functions for Mead Johnson Nutritionals from 2001 to 2004; in senior human resources and labor relations management capacities for Phelps Dodge Corporation from 1994 to 2001; and as Manager, Human Resources for Consolidation Coal Co. from 1992 to 1994. Mr. Webster received an M.S. in Industrial and Labor Relations and a B.S. in Business Administration from West Virginia University.

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Proposal 2—Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders to approve the compensation of our named executive officers for the 2019 fiscal year, as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our overall compensation policies and procedures relating to the named executive officers.

We believe our executive compensation program is appropriately designed to provide opportunities for our named executive officers to earn incentive compensation based on the achievement of company performance goals balanced with compensation elements intended to retain our management talent over the long term. During fiscal 2019 (our first full fiscal year as a public company), we made key enhancements to our named executive officers’ compensation packages to continue to align executive compensation with current public company market practices, and to improve the link between our executive officers’ compensation and business goals. As part of this strategy, we utilize an appropriate mix of fixed and variable compensation elements, including salary, short-term annual incentives and long-term incentives, to retain and motivate our named executive officers. The section of this Proxy Statement titled “Compensation Discussion and Analysis” describes our executive compensation program. We encourage you to review the “Compensation Discussion and Analysis” section for additional details.

Accordingly, our Board recommends that the Company’s stockholders vote “FOR” the following resolution to approve, on an advisory basis, the compensation of our named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved on an advisory basis.

Under our Third Amended and Restated Bylaws, the above resolution will be approved if the votes cast “FOR” its approval exceed the votes cast “AGAINST” its approval. Abstentions will have the same effect as a vote “AGAINST” the proposal. Non-votes by brokers, banks and other nominee holders of record will not be counted as votes “FOR” or “AGAINST” the above resolution.

Although this vote is advisory, the Board of Directors and the Compensation Committee intend to consider the results of the vote, as well as other relevant factors, as we continue to develop our executive compensation program.

We intend to hold this non-binding advisory vote every year, consistent with the preference expressed by our stockholders who voted at our 2019 annual meeting to conduct this vote on an annual basis; and we will continue to do so until we hold our next vote on the frequency of say-on-pay proposals in 2025.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

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Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Evoqua’s vision is to be the world’s first choice for water solutions. Investing in our talent is critical to enabling us to deliver value to our customers and stockholders, and that guides our executive compensation philosophy.

Executive compensation is informed by our pay-for-performance philosophy, which emphasizes performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation. Fiscal 2019 was a critical period for our Company, as we implemented a restructuring of our business and completed our first year of operating as a restructured business. The Board believes that, as a result of reorganizing the Company to a two-segment operating model that is aligned to our primary sales channels and better serves the needs of our customers worldwide, management has developed a strategy that will lead to long-term growth. Although we did not achieve desired profitability levels, our overall fiscal 2019 operating results reflect continued strong sales growth and conversion of earnings into deployable cash for repayment of debt and investment in high-growth potential opportunities.

We believe our compensation decisions relating to fiscal 2019 performance demonstrate our commitment to our pay-for-performance philosophy:

•

We include design elements aligned with stockholder interest. In designing the fiscal 2019 compensation program, we took into consideration the fiscal 2018 performance of the Company and its Segments and our goals for fiscal 2019.

○	We decided not to increase executives’ base salary or annual bonus opportunity for 2019 from 2018 levels, to emphasize variable compensation.

○

We seek to incent management to execute strategies that produce Company-wide profitable sales growth through our short-term incentive plan, which provides that our annual bonus pool will be funded only if we achieve the threshold level of our performance goal for profitability.

○

Additionally, to support management’s objective of positioning the Company for future growth and align executive compensation incentives with Company strategy, we incorporated a free cash flow metric into management’s short-term incentive plan, which emphasizes the importance of free cash flow as a tool to allow us to reduce debt and invest in high return capital projects and tuck-in acquisition opportunities.

○	Lastly, to reinforce our culture of accountability, we also adopted a robust clawback policy in February 2019.

•

We pay short-term incentives to our NEOs for achievement of performance goals. Because our Compensation Committee determined that we did not achieve the threshold level of our fiscal 2019 performance goal for profitability, the fiscal 2019 annual bonus pool under our short-term incentive plan was not funded and no payouts were made pursuant to the short-term incentive plan.

28  Evoqua Water Technologies Corp. 2020 Proxy Statement

Executive Compensation Practices

WHAT WE DO

Pay for Performance. Approximately 65-79% of our executives’ compensation is variable compensation, and 21% of our executives’ compensation is tied directly to specified performance goals.	Robust Stock Ownership Guidelines. We have stock ownership guidelines for executive officers to instill pride in, and a sense of, Company ownership.

Annual “Say-on-Pay” Vote. We seek an annual non-binding advisory vote from our stockholders to approve compensation paid to our NEOs as disclosed in our proxy statement.	Independent Compensation Consultant. The Compensation Committee retains an independent compensation consultant and reassesses the consultant’s independence annually.

Encourage Long-Term Outlook. Long-term awards have a four-year vesting period.	Balanced Short-Term Incentives. We establish clear, measurable and appropriately rigorous performance goals and targets, and cap the maximum payouts under our short-term incentive plan.

Double Trigger Change-in-Control.

Awards under our current equity incentive plan will vest upon a change-in-control only if the award recipient is terminated without cause within a specified time period following the change-in-control.

Clawback Policy.

We adopted a robust clawback policy that allows the Company to recoup incentive compensation earned by executive officers or other employees in the event of a material restatement of the Company’s financial statements or certain misconduct that has caused economic or reputational damage to the Company.

WHAT WE DON’T DO

Hedging/Pledging of Company Stock. We prohibit our officers and directors from hedging, margining, pledging, short-selling or publicly trading options in our stock.	Excessive Perquisites. We do not provide reimbursement to our NEOs for any perquisites beyond a prescribed limited cap.

Dividends on Unvested Equity Awards. We do not pay dividends on unvested equity awards, including options, restricted stock and performance shares.	Repricing or Exchange of Underwater Options. We prohibit share repricing without stockholder approval.

Excise Tax Gross-ups. We do not pay excise tax gross-ups on change-in-control payments.

Evoqua Water Technologies Corp. 2020 Proxy Statement  29

The discussion that follows describes the fiscal 2019 executive compensation program for the named executive officers listed below:

Name	Title
Ron C. Keating	President, Chief Executive Officer and Director
Benedict J. Stas	Executive Vice President, Chief Financial Officer and Treasurer
Hervé P. Fages(1)	Executive Vice President, Applied Product Technologies Segment President
Rodney O. Aulick	Executive Vice President, Integrated Solutions and Services Segment President
Snehal A. Desai(2)	Executive Vice President, Chief Growth Officer

(1)	Commenced employment as Executive Vice President, Applied Product Technologies Segment President on March 1, 2019.
(2)	Additionally served as Applied Product Technologies Segment Interim President from December 5, 2018 until March 1, 2019.

Compensation Philosophy and Objectives

Compensation Principles

Our executive compensation program is designed to attract and retain talent in our industry with the greatest potential to ensure we execute on the Company’s business goals to promote both short- and long-term profitable growth of the Company, and to create long-term stockholder value. To this end, our program is guided by the following principles:

Pay for Performance	A significant portion of an NEO’s total compensation should be at-risk and performance-based with metrics aligned to the Company’s short-term and long-term financial results and business strategy, reflecting the Company’s high-performance culture, accountability and high-growth trajectory.

Stockholder Alignment	NEOs should be compensated through pay elements designed to align directly with the long-term interests of our stockholders, and our executives should share with our stockholders in the performance and value of the Company, cultivating ownership of the Company’s vision and strategic direction.

Attraction and Retention	The executive compensation program should provide overall target compensation that is competitive and enables the Company to attract and retain high-caliber talent.

Simplified Approach	The executive compensation program should foster growth and motivation through a straightforward and clear approach to compensation design.

Oversight by the Compensation Committee

The Compensation Committee is responsible for oversight of the executive compensation arrangements in place for our executive officers, including our NEOs, and exercises these duties with the overall intent of structuring future compensation in a way that provides fair and reasonable compensation to our executive officers based on their performance and contributions to the Company; focuses them on long-term Company growth; instills in them a long-term commitment to the Company; and aligns their interests with the interests of our stockholders.

Following our 2019 Annual Meeting of Stockholders, the Compensation Committee reviewed the results of the stockholder advisory vote, or “say-on-pay” vote, that was held at the 2019 Annual Meeting with respect to the compensation of our NEOs for the 2018 fiscal year. Approximately 89% of the votes cast on the say-on-pay proposal were voted in support of the compensation of our NEOs, and we believe this affirms the steps we are taking to align our NEOs’ compensation with our stockholders’ interests.

30  Evoqua Water Technologies Corp. 2020 Proxy Statement

The Compensation Committee has the authority to approve, adopt, administer, interpret, amend, suspend and terminate compensation plans applicable to our executive officers, and meets throughout the fiscal year to assess, revise as appropriate, and ultimately determine the compensation packages for our executive officers. At the request of the Compensation Committee, these meetings are also attended by the Chief Executive Officer, the Chief Human Resources Officer and a representative of the Compensation Committee’s compensation consultant, Meridian Compensation Partners, LLC (“Meridian”).

Role of the Independent Compensation Consultant

The Compensation Committee engaged Meridian in July 2018 as its independent compensation consultant to advise the Compensation Committee on all matters related to fiscal 2019 compensation design decisions for our executive officers. Among other things, Meridian provided the Compensation Committee with relevant market data, current updates regarding trends in executive compensation, and advice with respect to program design, including specific compensation recommendations for the Chief Executive Officer and feedback on compensation recommendations made by the Chief Executive Officer for executives other than the Chief Executive Officer. All of the services that Meridian performs for the Company are performed at the request and direction of the Compensation Committee, are related to executive compensation and support the compensation decisions made by the Compensation Committee.

In connection with this engagement, the Compensation Committee considered the independence of Meridian and that of the Meridian senior advisor involved in the engagement in light of SEC rules and NYSE listing standards. In doing so, the Compensation Committee considered all relevant factors, including but not limited to: (1) other services provided to us by Meridian; (2) fees paid by us as a percentage of Meridian’s total revenue; (3) policies or procedures maintained by Meridian that are designed to prevent a conflict of interest; (4) any business or personal relationships between such senior advisor and members of the Compensation Committee; (5) any Company stock owned by Meridian or such senior advisor; and (6) any business or personal relationships between our executive officers and Meridian or such senior advisor. The Compensation Committee discussed these considerations and concluded that the work performed by Meridian and the Meridian senior advisor involved in the engagement does not raise any conflict of interest. The Compensation Committee re-evaluates the independence of its consultant annually prior to setting executive compensation for the next fiscal year.

Principal Components of Executive Compensation

The principal components of our executive compensation program are: base salary, short-term annual incentives and long-term equity-based incentives.

Compensation Component	Overview	Objectives
Base Salary	Fixed compensation that is reviewed and established at least annually.	To provide our NEOs with a predictable, fixed compensation at a level that is in line with market practice.
Short-Term Annual Incentives	Variable compensation that is based on achievement of annual Company (and, in some cases, Business Segment) performance goals.	To reward the NEOs for achieving critical, short-term financial performance goals.
Long-Term Incentives	Variable compensation that is tied to the Company’s long-term growth.	To focus on driving long-term shareholder value creation, support the Company’s retention strategy and provide strong alignment between stockholders and executives.

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In determining the overall mix of fiscal 2019 compensation for our NEOs, our Compensation Committee considered the competitive market data assembled by Meridian, as well as the Company’s compensation principles, in order to assess an appropriate allocation between fixed and variable compensation and determine the appropriate levels of each element of compensation.

Fiscal 2019 Compensation Determination Process

Our NEOs receive, or have the opportunity to receive, three principal forms of compensation—base salary, short-term annual incentives and long-term incentive awards. Each year, the Compensation Committee reviews the Company’s compensation program to assess the Company’s compensation philosophy and objectives and to establish the appropriate mix and level of pay elements for the next fiscal year. This review process generally commences in August, in conjunction with the Board’s annual review of the next fiscal year’s annual and long-term business and strategic plans with management. During the first quarter of the new fiscal year, after considering the analyses, recommendations and other information provided by its advisors, the Compensation Committee will identify the incentive plans, award levels and performance goals that it believes will effectively reinforce the Company’s business goals for the new fiscal year. At the conclusion of this process, which typically occurs in December, the Compensation Committee will establish the individual participation levels in the compensation plans, including base salary determinations, for the CEO and other members of the Executive Leadership Team, and the guidelines for participation levels of other eligible employees. At this time, the Compensation Committee will also review the Company’s year-end financial results for the most recently completed fiscal year to determine the extent to which performance-based compensation has been earned under awards that have measurement periods based on the most recently completed fiscal year.

Fiscal 2019 Peer Group

In developing the Company’s executive compensation program for fiscal 2019, the Compensation Committee solicited information from Meridian about compensation practices across a peer group of companies to use as a reference. Meridian developed the criteria for selection of this peer group and, after obtaining management’s views on the Company’s competitors for executive talent and other relevant factors, applied the criteria to identify the peer group listed below, which the Compensation Committee approved in December 2018, and subsequently referenced as a general comparator group throughout the process of making compensation decisions for fiscal 2019.

Actuant Corp.	Forterra, Inc.	Kennametal Inc.
Advanced Drainage Systems, Inc.	Franklin Electric Co., Inc.	Milacron Holdings Corp.
Altra Industrial Motion Corp.	IDEX Corp.	Mueller Water Products, Inc.
Badger Meter, Inc.	Itron, Inc.	SPX FLOW, Inc.
Chart Industries, Inc.	ITT Inc.	Watts Water Technologies, Inc.
Donaldson Company, Inc.

The Compensation Committee believes there are no public companies that provide the full scope of water and wastewater treatment products, solutions and services which the Company offers. In constructing the general comparator group, the goal of the Compensation Committee was to select the most appropriate peers which are industry-relevant competitors for the same executive talent. Based on advice and information provided by Meridian, the fiscal 2019 comparator group reflects adjustments to increase the size of the group for more robust sampling across all executive positions; to ensure all peer companies have industry relevance; and to ensure an appropriate range with respect to size of peers. The comparator group consists of 16 publicly-traded companies which reflect the Company’s business competitors and business strategy.

Fiscal 2019 Mix of Compensation Elements

The Compensation Committee does not maintain any formal policy or formula for allocating the mix of compensation as it believes it is more important to remain flexible to respond to business needs and shifts in the marketplace in which the Company must compete to recruit and retain executive talent. Therefore, the Compensation Committee retains the

32  Evoqua Water Technologies Corp. 2020 Proxy Statement

authority to review our NEOs’ compensation periodically and to use its discretion to adjust the mix of compensation and the amount of any element of compensation as it deems appropriate for each NEO.

The charts below illustrate the allocation of the principal compensation components for our NEOs for fiscal 2019.

Base Salary

We believe that base salary plays an important role in attracting and retaining top executive talent by providing executives with a predictable level of income. Base salaries represent a fixed portion of our NEOs’ compensation and vary, principally based on job responsibility. The Compensation Committee generally reviews our NEOs’ base salaries annually on a calendar year cycle. This review typically occurs in December of each year (which corresponds to the first quarter of the Company’s fiscal year) with any adjustments being effective usually as of January 1 of the new calendar year. This timing coordinates with the Compensation Committee’s determination of the incentive plans, award levels and performance goals for the full fiscal year. In addition, the Compensation Committee may also make periodic base salary adjustments in connection with an NEO’s promotion or change in job responsibility or when otherwise necessary for equitable reasons. In connection with its review and determination of base salaries, the Compensation Committee considers, among other factors it considers relevant, market data, the level of the executive’s compensation (individually and relative to the other executives), the length of the executive’s tenure, the level of the executive’s performance and, for the base salaries of executives other than our Chief Executive Officer, the recommendations of our Chief Executive Officer.

Evoqua Water Technologies Corp. 2020 Proxy Statement  33

In December 2018, the Compensation Committee reviewed the factors it considered relevant, including those identified above, and decided to maintain the annual base salaries of Messrs. Keating, Stas, Aulick and Desai for the 2019 calendar year at the same levels as for the 2018 calendar year. The following table sets forth our NEOs’ annual base salaries in effect for the 2019 calendar year, which are unchanged from their annual base salaries in effect for the 2018 calendar year (except in the case of Mr. Fages, who joined Evoqua in March 2019).

Named Executive Officer	Base Salary—2019 Calendar Year ($)
Ron C. Keating	827,367
Benedict J. Stas	410,000
Hervé P. Fages(1)	430,000
Rodney O. Aulick	375,000
Snehal A. Desai	340,000

(1)	Mr. Fages joined our Company on March 1, 2019. See “—Applied Product Technologies Segment President Transition” for information about elements of Mr. Fages’ compensation.

Short-Term Annual Incentives

The Company maintains the Evoqua Short-Term Incentive Plan under the Evoqua Water Technologies Corp. Annual Incentive Plan (the “AIP”) to provide incentive compensation to the Company’s executives, including our NEOs, aimed at driving the Company’s annual performance by linking variable compensation to Company performance, with achievement measured against Company-wide annual goals and, as applicable, Segment-based and/or Division-based annual goals. The AIP for fiscal 2019 provided that an annual bonus pool would be established and funded based solely on the Compensation Committee’s determination that 94% of the Company-wide Adjusted EBITDA goal for the relevant fiscal year (plus an amount equal to the fiscal 2019 budgeted expense for the AIP, or “AIP expense”) has been achieved. However, the Compensation Committee determined that the Company did not meet this threshold, and therefore no payouts were authorized to NEOs under the AIP.

Annual Performance Metrics and Goals

For fiscal 2019, Messrs. Keating, Stas and Desai were eligible to earn a bonus based exclusively on achievement of Company-wide performance goals. Company-wide performance goals are considered the foundation of the AIP and are determined annually by the Compensation Committee. Historically, our AIP performance goals have been based on financial metrics. Consistent with fiscal 2018, for fiscal 2019 the Compensation Committee approved a Company-wide Adjusted EBITDA goal (“Evoqua Global Adjusted EBITDA”) and a Company-wide sales goal (“Evoqua Global Sales”) against which performance would be assessed pursuant to the AIP. The Compensation Committee also added a new free cash flow performance goal (“Evoqua Global Free Cash Flow”) to the Company-wide AIP performance metrics to reinforce management’s focus on improving conversion of the Company’s net earnings into deployable cash for repayment of debt and investment in high-growth potential opportunities. The fiscal 2019 performance goals established by the Compensation Committee were weighted as set forth below:

Performance Goals Applicable to Messrs. Keating, Stas and Desai

•	Evoqua Global Adjusted EBITDA (60%)

•	Evoqua Global Sales (20%)

•	Evoqua Global Free Cash Flow (20%)

For fiscal 2019, our Segment Presidents, Messrs. Aulick and Fages, were eligible to earn a bonus based primarily on achievement of the Evoqua Global Adjusted EBITDA, Evoqua Global Sales and Evoqua Global Free Cash Flow

34  Evoqua Water Technologies Corp. 2020 Proxy Statement

performance goals. Additionally, their bonuses were based in part on a Segment-based Adjusted EBITDA performance goal which was aligned to the fiscal 2019 annual plan for the relevant Segment. The performance goals applicable to our Segment Presidents were weighted as set forth below:

Performance Goals Applicable to Messrs. Aulick and Fages

•	Evoqua Global Adjusted EBITDA (20%)

•	Segment Adjusted EBITDA (40%)

•	Evoqua Global Sales (20%)

•	Evoqua Global Free Cash Flow (20%)

The foregoing performance metrics were selected in combination to incent profitable growth and more efficient use of cash, and to support the goals of the AIP’s design to align executives’ interests with our annual strategic business goals, promote the maximization of Company profitability and, by emphasizing Company-wide goals, encourage a culture of effective teamwork.

The threshold and target performance goals for each of our NEOs for fiscal 2019, which were aligned to the fiscal 2019 annual plans for the Company and each Segment, are as set forth below. The Compensation Committee believes the performance goals were appropriately rigorous and challenged management to execute the financial performance objectives that were central to the fiscal 2019 annual plan for the Company and the Segments: profitable sales growth and efficient conversion of net earnings into deployable cash.

Applicable to Messrs. Keating, Stas, Fages, Aulick and Desai	Threshold	Target	Maximum
Evoqua Global Adjusted EBITDA(1) (in millions)	$235.0	$250.0	$287.5
Evoqua Global Sales(1) (in millions)	$1,390.3	$1,446.0	$—
Evoqua Global Free Cash Flow(1) (in millions)	$79.1	$86.7	$—

In addition, applicable to Mr. Aulick	Threshold	Target	Maximum
Integrated Solutions and Systems Segment Adjusted EBITDA(1) (in millions)	$201.5	$214.4	$—

In addition, applicable to Mr. Fages	Threshold	Target	Maximum
Applied Product Technologies Segment Adjusted EBITDA(1) (in millions)	$127.9	$136.1	$—

(1)

None of Evoqua Global Adjusted EBITDA, Evoqua Global Sales, Evoqua Global Free Cash Flow, Integrated Solutions and Systems (“ISS”) Segment Adjusted EBITDA or Applied Product Technologies (“APT”) Segment Adjusted EBITDA is a presentation made in accordance with GAAP, and none are intended to present a measure of financial condition superior to those determined under GAAP. The Evoqua Global Adjusted EBITDA metric and goals correlate to Adjusted EBITDA used for financial reporting purposes, and the most directly comparable GAAP measure is Net (loss) income, as referenced in “Management’s Discussion and Analysis—How We Assess the Performance of Our Business” included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019. The Evoqua Global Sales metric and goals correlate to the revenue from product sales and services line item used for financial reporting purposes (after being adjusted, for purposes of the AIP, on a pro forma basis for revenue attributable to acquisitions). The Evoqua Global Free Cash Flow metric and goals correlate to operating cash flow. See Appendix A of this Proxy Statement for information about how Adjusted EBITDA and Free Cash Flow are calculated. We have not presented a quantitative reconciliation of the non-GAAP Threshold, Target and Maximum measures in the table above, as these are forward-looking targets, not actual results. The ISS Segment Adjusted EBITDA and APT Segment Adjusted EBITDA metrics and goals correlate to Adjusted EBITDA for the ISS Segment and for the APT Segment, respectively, in each case after being adjusted, for purposes of the AIP, on a pro forma basis for revenue attributable to acquisitions, and the most directly comparable GAAP measures are Operating Profit for the ISS Segment and for the APT Segment as referenced in “Management’s Discussion and Analysis—Results of Operations—Years Ended September 30, 2019 and September 30, 2018—Segment Results” included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Evoqua Water Technologies Corp. 2020 Proxy Statement  35

Achievement and Payout Rates

The tables below set forth the payment amounts (expressed as a percentage of target bonus) that could be earned under the AIP by our NEOs with respect to each of the performance metrics that are applicable to our NEOs. As previously discussed, our fiscal 2019 AIP provided that an annual bonus pool would be established and funded if the Compensation Committee determined that 94% of the Evoqua Global Adjusted EBITDA goal for fiscal 2019 was achieved.

Evoqua Global Adjusted EBITDA Performance Level	Achievement Rate	Payout Rate
Below Threshold	less than 94%	0%
Threshold	94%	70%
Target	100%	100%
Maximum(1)	up to 115%	200%	(capped)

(1)

If 100% of target had been met for each performance metric, additional bonus amounts up to a maximum of 200% of target payout could be earned based on outperformance of the performance metric of Evoqua Global Adjusted EBITDA.

Evoqua Global Sales Performance Level	Achievement Rate	Payout Rate
Below Threshold	less than 96%	0%
Threshold	96%	20%
Target	100%	100%
Maximum	—	—

Evoqua Global Free Cash Flow Performance Level	Achievement Rate	Payout Rate
Below Threshold	less than 91%	0%
Threshold	91%	20%
Target	100%	100%
Maximum	—	—

Segment Adjusted EBITDA Performance Level	Achievement Rate	Payout Rate
Below Threshold	less than 94%	0%
Threshold	94%	25%
Target	100%	100%
Maximum	—	—

Additionally, as part of the Company’s overall objective of aligning the interests of its executive officers with the interests of stockholders, the Compensation Committee authorized payments to the NEOs under the fiscal 2019 AIP, if any, to be made in the form of restricted stock units (“RSUs”) instead of cash. If an annual bonus award had been earned for fiscal 2019, each NEO would have received RSUs with a value equal to 120% of the amount that would have otherwise been payable in cash to such individual under the AIP for fiscal 2019, subject to a time-vesting condition that lapses on the one-year anniversary of the date of grant, assuming the recipient’s continued service through the applicable vesting date. It is expected that in future fiscal years, the Compensation Committee will continue to approve portions of payment of any annual bonuses earned by our NEOs in the form of equity securities subject to time-vesting restrictions.

Individual Bonus Opportunity

The table below sets forth the target bonus which each of our NEOs was eligible to earn with respect to fiscal 2019 performance, expressed as a percentage of the NEO’s base salary. With respect to Messrs. Keating, Stas, Aulick and

36  Evoqua Water Technologies Corp. 2020 Proxy Statement

Desai, the Compensation Committee concluded that their fiscal 2018 target bonus levels remained appropriate for fiscal 2019; and accordingly, no adjustments were made to their target incentive levels for fiscal 2019. See “—Applied Product Technologies Segment President Transition” for information about elements of Mr. Fages’ compensation.

Name	Target		Change from Fiscal 2018
Ron C. Keating	100%		0%
Benedict J. Stas	70%		0%
Hervé P. Fages	60	%(1)	—
Rodney O. Aulick	60%		0%
Snehal A. Desai	50%		0%

(1)	Because Mr. Fages joined Evoqua midway through fiscal 2019, his annual bonus opportunity of 60% was prorated by 58% based on hire date, resulting in a bonus opportunity for fiscal 2019 of 35%.

Long-Term Incentives

The main objectives of our long-term incentive program are to: (1) directly link our executives to increasing stockholder value, (2) incent our executives to work towards the achievement of our long-term performance goals, (3) provide the Company a competitive means through which we may better attract able individuals to become executives, (4) promote retention of executives through multi-year vesting periods, and (5) create strong alignment with stockholders’ interests through participation in stock ownership.

For fiscal 2019, the Compensation Committee made several adjustments to our long-term incentives as part of a multi-year process of transitioning our long-term incentive program from one that is consistent with a pre-IPO and newly public company model to a program for a more mature public company. The Compensation Committee approved an annual long-term grant program providing for the NEOs to receive 50% of their award in the form of stock options and the remaining 50% in RSUs. The Compensation Committee believes that structuring awards with a mix of stock options and RSUs provides an appropriate balance of strong alignment with stockholders’ interest in growth through stock options and supports retention and stock price alignment through RSUs. Both the options and the RSUs will vest in four equal annual installments over a period of four years, provided the NEO remains employed by the Company on each of the applicable vesting dates. Another modification implemented during fiscal 2019 was the adoption of a double trigger change-in-control vesting condition for all stock option and RSU awards under the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan, (the “2017 Plan”), including RSUs granted under the AIP in lieu of cash. The modified awards provide that, in the event a Change in Control (as defined in the 2017 Plan) occurs, and the NEO’s employment is terminated within 12 months thereafter (x) due to death or disability or (y) without cause, the then-unvested portion of his option or RSU awards under the 2017 Plan will become fully vested as of the date of termination.

On February 14, 2019, Messrs. Keating, Stas, Aulick and Desai received awards under the fiscal 2019 annual long-term grant program. The table below sets forth the number of shares underlying RSUs and options awarded to each of the NEOs as part of the February 2019 grants.

Name(1)	Shares Underlying RSU Grant	Shares Underlying Stock Option Grant
Ron C. Keating	92,660	304,935
Benedict J. Stas	27,624	90,909
Rodney O. Aulick	15,785	51,948
Snehal A. Desai	11,839	38,961

(1)	Mr. Fages joined our Company on March 1, 2019. See “—Applied Product Technologies Segment President Transition” for information about elements of Mr. Fages’ compensation.

Evoqua Water Technologies Corp. 2020 Proxy Statement  37

Applied Product Technologies Segment President Transition

In December 2018, Kenneth A. Rodi, former Applied Product Technologies Segment President, resigned from his position with the Company. From December 2018 through February 2019, Mr. Desai performed the duties and responsibilities of Applied Product Technologies Segment Interim President, in addition to those of Chief Growth Officer. In recognition of Mr. Desai’s service in that additional capacity, on February 14, 2019, the Compensation Committee authorized a discretionary bonus in the form of 3,946 RSUs to Mr. Desai. The award was valued at $49,996 based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718, and shall vest on the one-year anniversary of grant, assuming Mr. Desai’s continued service through the applicable vesting date.

Effective March 1, 2019, Hervé Fages joined our Company as Executive Vice President, Applied Product Technologies Segment President. In connection with his appointment, Mr. Fages and the Company entered into an employment agreement which, among other things, established the initial amounts and components of his compensation. For a summary of Mr. Fages’ employment agreement, see “—Employment Agreements—Executive Vice President, Applied Product Technologies President (Hervé P. Fages).” In connection with his appointment, Mr. Fages also received a sign-on equity grant under our long-term incentive program, valued at approximately $500,000 based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. Like our other NEOs, Mr. Fages received 50% of his long-term incentive award in the form of stock options and the remaining 50% in RSUs, both of which vest ratably over a four-year period.

Fiscal 2020 Discretionary Cash Payments

In December 2019, the Compensation Committee awarded discretionary cash payments to our NEOs in the following amounts: Mr. Keating, $661,894; Mr. Stas, $225,600; Mr. Fages, $206,400; Mr. Aulick, $191,475; and Mr. Desai, $136,000. The payments were made in connection with the Company’s divestiture of its non-core Memcor® product line and related business, or the “Memcor® business,” to DuPont Safety & Construction (“DuPont”). As previously disclosed, in October 2019 the Company entered into a definitive agreement to divest the Memcor® business to DuPont, and the divestiture was completed on December 31, 2019. The purpose of these payments was to recognize the NEOs’ successful efforts in the turnaround and management of the Memcor® business in the years since the Company’s assumption of that business from Siemens Aktiengesellschaft in January 2014, and in the marketing and ultimate sale of the Memcor® business to DuPont for an aggregate purchase price of $110 million in cash (subject to certain customary purchase price adjustments). In approving the payments, the Compensation Committee considered, among other things: the multi-year effort necessary to realize the turnaround and sale of the Memcor® business; the attractive multiple of earnings for the Memcor® business represented by the purchase price; the strategic advantages of the divestiture, which will enable the Company to focus greater resources on its core products and solutions, while permitting the Company to continue to design, source and assemble membrane-based systems for its customers through DuPont; and the opportunity for the Company to use net proceeds from the divestiture to reduce its leverage ratio from its current level of 3.8x to approximately 3.5x. These discretionary payments were made during the last week of December 2019, from a larger pool established for a broader base of the Company’s employees (including the NEOs) as a result of the divestiture of the Memcor® business. Because these payments were made during, and relate to performance in, the 2020 fiscal year, these payments will be reported in the Summary Compensation Table for Fiscal 2020.

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Retirement Plans

The Company provides retirement benefits to the NEOs, including matching contributions, under the terms of its tax-qualified defined contribution plan (the “401(k) Plan”). The NEOs participate in the 401(k) Plan on the same terms as our other participating employees.

The Company also maintains a nonqualified deferred compensation plan (the “Deferred Compensation Plan”) in which the NEOs participate and under which they are eligible to receive matching contributions. Under the Deferred Compensation Plan, the NEOs may elect to defer portions of their compensation that are not otherwise available due to limitations on contributions to the 401(k) Plan under the Internal Revenue Code of 1986, as amended (the “Code”). For a further description of the Deferred Compensation Plan and the payments that were made in fiscal 2019, please see the table titled “Nonqualified Deferred Compensation for 2019” below.

We believe the retirement benefits provided under the 401(k) Plan and the Deferred Compensation Plan are comparable to those provided by comparable companies. The Company does not maintain any defined benefit plans for any of its executive officers.

Perquisites and Other Personal Benefits

The Company provides the NEOs with perquisites and other personal benefits, or an allowance for certain perquisites, that it believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. Through July 2018, the Company paid stipends to each of the NEOs for the purpose of covering, in the NEO’s sole discretion, costs associated with services such as an executive physical examination, lease of an automobile and/or financial planning services.

In July 2018, the Compensation Committee adopted a reimbursement plan pursuant to which the CEO, senior vice presidents and vice presidents may incur qualifying expenses related to executive physicals, financial planning, health club and/or social club dues and fees, personal automobile, parking and charitable donations, which will be reimbursed by the Company up to the applicable reimbursement limit, which limit is generally consistent with the allowance level that had applied prior to implementation of the reimbursement plan. These reimbursements are paid to the executives on a tax neutral basis. The reimbursement limits (not including any amounts to cover taxes) are: $30,000 for Mr. Keating, $25,000 for Mr. Stas and $20,000 for Messrs. Fages, Aulick and Desai. For Mr. Keating, the Compensation Committee also approved payment of social club dues having an aggregate value of up to an additional $30,000.

We believe these benefits enable our executives to focus on our business and enhance their commitment to us. In addition, each of our NEOs received Company matching contributions under the 401(k) Plan and the Deferred Compensation Plan.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits that may be made available to our NEOs through the reimbursement program to confirm that such levels are reasonable and continue to serve their intended retentive purposes.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code limits the Company’s deduction for compensation paid to the NEOs (and certain other “covered employees”) to $1 million during the tax year, subject to certain permitted exceptions. Prior to enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), this limitation did not generally apply to compensation paid to the chief financial officer or to qualifying performance-based compensation if certain requirements were met. The 2017 Plan was structured so that in the future certain awards thereunder could have been granted in a manner that satisfied the exception under Section 162(m) for qualified performance-based compensation, and similarly, the AIP was structured so that in the future annual performance-based incentive awards made thereunder could have satisfied the exception under Section 162(m). Pursuant to the Tax Act, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs, including our Chief Financial Officer, in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Evoqua Water Technologies Corp. 2020 Proxy Statement  39

Notwithstanding the repeal of the performance-based compensation exemption under the Tax Act, Section 162(m) also provides an exemption from the deductibility limitations in the form of a transition rule for newly public companies. Under this transition rule, a company that undergoes an initial public offering is generally not subject to the compensation deduction limitations for a period of approximately three years following the year of the initial public offering with respect to certain compensation arrangements that were entered into before such initial public offering, including, without limitation, awards under the AIP, the EWT Holdings I Corp. Stock Option Plan (the “2014 Plan”) and the 2017 Plan and certain RSUs granted to key employees in November 2017 in connection with the Company’s initial public offering. Going forward, for compensation arrangements that are not covered by the exemption for newly public companies, and in light of the Tax Act changes to Section 162(m), although the Compensation Committee intends to consider the impact of Section 162(m) in making its compensation decisions, it believes the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment in approving compensation that may not be tax deductible in the future.

Risk Assessment

In conjunction with development of the fiscal 2019 compensation program, the Compensation Committee reviewed the compensation program to determine if the elements encourage excessive or unnecessary risk-taking that is reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes the Company’s compensation program offers an appropriate mix of fixed compensation and short- and long-term variable compensation which align with the Company’s business strategy. In addition, the Compensation Committee believes that its discretion and authority in making decisions related to executive compensation as well as the caps on annual incentive payouts, stock ownership guidelines and clawback policy, all serve to mitigate excessive risk. Finally, as noted above, the Compensation Committee engaged Meridian as its independent compensation consultant to advise on matters related to fiscal 2019 compensation design decisions for the Company’s executive officers. As a result, the Compensation Committee believes that our compensation program does not encourage unreasonable risk-taking that is reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

The Compensation Committee believes our officers should own a significant amount of Evoqua common stock to align their interests directly with the interests of stockholders. Accordingly, in April 2018, the Compensation Committee adopted stock ownership guidelines applicable to all of our officers based on a multiple of base salary. Officers are expected to meet these ownership requirements within five years of election, appointment or promotion.

The current stock ownership requirements applicable to our executive officers are:

CEO	5X annual base salary
Executive Officers	3X annual base salary

Shares that count towards satisfaction of the stock ownership guidelines for our officers include the following:

•

Shares owned directly by the officer, or by his or her immediate family members residing in the same household (whether acquired through a Company-sponsored equity-based compensation plan or program of the Company, or otherwise);

•	Shares held in trust for the benefit of the officer, or his or her immediate family members;

•	Vested shares held in the officer’s retirement accounts; and

•	Shares of restricted stock, restricted stock units, or deferred stock units that may only be settled in shares, whether vested or unvested.

40  Evoqua Water Technologies Corp. 2020 Proxy Statement

Clawback Policy

In February 2019, the Company adopted a clawback policy which applies to all executive officers (including NEOs), certain senior managers, and other designated employees of the Company and its subsidiaries. The policy provides that, in the event the Company is required to prepare an accounting restatement of financial statements which have been filed with the SEC, the Company will make a reasonable attempt to recover the portion of the incentive compensation that was paid to the officer or other employee during the three most recently completed fiscal years based on the erroneous data. Separately, if it is determined that an officer or other employee covered by the policy has intentionally engaged in misconduct, fraud or other illegal conduct, which either contributed to the circumstances requiring an accounting restatement or otherwise caused economic or reputational damage to the Company, and the Compensation Committee determines it would be appropriate to seek recovery under the policy, the Company will make a reasonable attempt to recover part or all of the incentive compensation that was paid to the officer or other employee during the three most recently completed fiscal years.

Securities Trading Policy

To ensure alignment of the interests of our stockholders and executive officers, including our NEOs, as well as compliance with applicable securities laws, the Company’s Securities Trading Policy (i) prohibits all employees from engaging in transactions involving the Company’s stock based on material non-public information or communicating material non-public information to any person who uses that information to purchase or sell Company securities, and (ii) requires directors, executive officers (including the NEOs) and certain other designated employees (as identified in the Securities Trading Policy) to preclear any trading in Company securities, whether or not during an open trade window (except that such policies shall not apply to the exercise of options not involving a market sale to generate cash to pay the exercise price, the vesting of restricted stock or restricted stock unit awards or transactions in accordance with a previously established trading plan that meets SEC requirements).

The policy also prohibits the Company’s directors and executive officers from engaging in hedging and pledging activities, as more fully described in this Proxy Statement under the heading “Corporate Governance and Board Matters—No Hedging Policy.”

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Gary A. Cappeline, Chairman

Brian R. Hoesterey

Vinay Kumar

Martin J. Lamb

Evoqua Water Technologies Corp. 2020 Proxy Statement  41

SUMMARY COMPENSATION TABLE FOR FISCAL 2019

The following table sets forth the cash and non-cash compensation paid to our NEOs for the fiscal year ended September 30, 2019 and fiscal years ended September 30, 2018 and September 30, 2017, for those individuals who were also considered NEOs in those years.

Name & Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ron C. Keating	2019	827,367	—	1,174,002	1,174,000	—	116,016	3,291,385
President, Chief Executive Officer	2018	816,760	—	9,000,011	2,348,002	—	118,690	12,283,463
and Director	2017	783,534	—		67,277	783,139	267,540	1,901,490
Benedict J. Stas	2019	410,000	—	349,996	350,000	—	62,242	1,172,238
Executive Vice President, Chief	2018	404,615	—	4,250,020	626,999	—	58,944	5,340,578
Financial Officer and Treasurer	2017	383,192	—		19,205	271,327	53,945	727,669
Hervé P. Fages	2019	233,192	—	250,004	249,998	—	105,262	838,456
Executive Vice President,
Applied Product Technologies Segment President
Rodney O. Aulick	2019	375,000	—	199,996	200,000	—	32,056	807,052
Executive Vice President,	2018	362,885	—	2,000,012	396,000	—	46,153	2,805,050
Integrated Solutions and Services Segment President
Snehal A. Desai	2019	340,000	—	199,996	150,000	—	46,082	736,078
Executive Vice President,
Chief Growth Officer

(1)

The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. Assumptions used to determine the grant date fair value are set forth in Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

(2)	Performance threshold was not achieved in 2019 and 2018, and so no bonus amounts were paid for those years.
(3)

For fiscal 2019, as described above in the section entitled “—Perquisites and Other Personal Benefits,” the amounts set forth in the “All Other Compensation” column include reimbursements paid to our NEOs to cover qualifying expenses related to perquisites or personal benefits in the following amounts:

•

For Mr. Keating, total perquisites of $49,260, including social club memberships ($27,325) and amounts for an executive physical and financial planning services, plus a tax gross-up related to these perquisites, as applicable, of $17,114.

•

For Mr. Stas, total perquisites of $30,050, including amounts for an executive physical, financial planning services, social club membership, parking expenses and charitable contributions, plus a tax gross-up related to these perquisites, as applicable, of $7,592. Approximately $5,050 of the above-reported $30,050 was attributable to an expense incurred in fiscal 2018 (and therefore allocated toward Mr. Stas’ fiscal 2018 allowance), which had been reimbursed at the beginning of fiscal 2019.

•

For Mr. Aulick, total perquisites of $12,270, including amounts for an executive physical, financial planning services and health club membership, plus a tax gross-up related to these perquisites, as applicable, of $1,324.

•	For Mr. Desai, total perquisites of $20,000, including amounts for an executive physical and health club membership, plus a tax gross-up related to these perquisites, as applicable, of $6,649.

In addition:

•

With respect to Mr. Keating: For fiscal 2019, in addition to the items listed above, the amount set forth in the “All Other Compensation” column includes (i) matching contributions made to the 401(k) Plan of approximately $16,500 and (ii) matching contributions made to the Deferred Compensation Plan of approximately $33,142.

•

With respect to Mr. Stas: For fiscal 2019, in addition to the items listed above, the amount set forth in the “All Other Compensation” column includes (i) matching contributions made to the 401(k) Plan of approximately $16,500 and (ii) matching contributions made to the Deferred Compensation Plan of approximately $8,100.

•

Mr. Fages joined Evoqua midway through fiscal 2019. For fiscal 2019, in addition to the items listed above, the amount set forth in the “All Other Compensation” column includes (i) matching contributions made to the 401(k) Plan of approximately $13,892 and (ii) relocation expenses of approximately $91,370.

•

With respect to Mr. Aulick: For fiscal 2019, in addition to the items listed above, the amount set forth in the “All Other Compensation” column includes (i) matching contributions made to the 401(k) Plan of approximately $12,462 and (ii) matching contributions made to the Deferred Compensation Plan of approximately $6,000.

•

Mr. Desai was not an NEO in prior fiscal years. For fiscal 2019, in addition to the items listed above, the amount set forth in the “All Other Compensation” column includes (i) matching contributions made to the 401(k) Plan of approximately $12,842, (ii) relocation expenses of approximately $628 and (iii) matching contributions made to the Deferred Compensation Plan of approximately $5,963.

42  Evoqua Water Technologies Corp. 2020 Proxy Statement

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2019

The table below sets forth information regarding all grants of plan-based awards made to the NEOs during the fiscal year ended September 30, 2019. For further information regarding these grants, see “Compensation Discussion and Analysis” above.

	Date of Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards (#)(2)	All Other Option Awards (#)(2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)		Max ($)
Ron C. Keating	—	—	827,367		—	—	—	—	—
	2/14/19					92,660	304,935	12.67	2,348,002
Benedict J. Stas	—	—	287,000		—	—	—	—	—
	2/14/19					27,624	90,909	12.67	699,996
Hervé P. Fages	—	—	150,500	(4)	—	—	—	—	—
	3/1/19					17,973	59,751	13.91	500,002
Rodney O. Aulick	—	—	187,500		—	—	—	—	—
	2/14/19					15,785	51,948	12.67	399,996
Snehal A. Desai	—	—	170,000		—	—	—	—	—
	2/14/19					15,785	38,961	12.67	349,996

(1)	These columns, where applicable, show the range of possible payouts which were targeted for fiscal 2019 performance under the AIP as described above under “— Short-Term Annual Incentives.”
(2)	Represents long-term incentive program award. See “— Long-Term Incentives” above. Additionally, for Mr. Fages, see ”— Applied Product Technologies Segment President Transition.”
(3)

The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. Assumptions used to determine the grant date fair value are set forth in Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

(4)	For fiscal 2019, Mr. Fages’ annual target incentive opportunity of $258,000 (i.e., 60% of his annual base salary) was prorated by 58%, based on hire date, to equal 35% of his annual base salary.

Employment Agreements

We currently use employment agreements to attract and retain our NEOs, the material terms of which are described below.

President, Chief Executive Officer and Director (Ron C. Keating)

On September 8, 2014, the Company entered into an employment agreement with Mr. Keating, which agreement was amended on September 6, 2017 and June 22, 2018. Mr. Keating’s Employment Agreement provides that his initial employment term commenced on December 1, 2014 and expired on December 1, 2017, subject thereafter to automatic one-year extensions unless either the Company or Mr. Keating provides at least 30 days’ written notice to the other of intent not to renew the term. The Employment Agreement provides that Mr. Keating would receive an initial base salary of $750,000 per year, subject to increase at the discretion of the Board, and that he would be eligible to participate in all benefit programs for which other senior executives of the Company are generally eligible. Mr. Keating would also be eligible to earn a target annual bonus equal to 100% of his base salary, with the actual bonus amount, if any, to be based on the Company’s actual performance relative to the performance targets established by the Board or a committee thereof (and payable in cash and/or equity). In addition, Mr. Keating would be entitled to reimbursement for the following items, in each case in accordance with the expense reimbursement policy of the Company in effect from time to time: (a) reasonable out-of-pocket business expenses incurred in performing his duties, (b) commuting and temporary living expenses, on a grossed-up basis for taxes, related to his principal place of employment at the Company’s offices in Pittsburgh, Pennsylvania (including, without limitation, weekly flights between Cincinnati and Pittsburgh, hotel expenses or rental apartment expenses and a car) until Mr. Keating determines to relocate his residence to the location of the Company’s principal offices, at which time the Company will reimburse Mr. Keating for all reasonable relocation expenses on a grossed-up tax basis. Mr. Keating’s Employment Agreement also provides for severance upon certain

Evoqua Water Technologies Corp. 2020 Proxy Statement  43

terminations of employment, as described below under “—Payments upon Certain Events of Termination or Change-in-Control.” The Employment Agreement includes restrictive covenants providing for non-competition, non-solicitation of employees and non-interference with business relationships, in each case during employment and for two years thereafter, mutual non-disparagement, and perpetual non-disclosure of confidential information. Following a review by the Compensation Committee, in which it considered advice of its compensation consultant, effective November 25, 2019, Mr. Keating’s Employment Agreement was amended and restated to incorporate modifications to his severance arrangements and other changes. See Item 9B. Other Information, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for a description of Mr. Keating’s amended and restated Employment Agreement.

Executive Vice President, Chief Financial Officer and Treasurer (Benedict J. Stas)

On February 26, 2015, the Company entered into an employment agreement with Mr. Stas, which agreement was amended effective as of September 6, 2017 and June 22, 2018. Mr. Stas’ Employment Agreement provides that his initial employment term commenced on March 30, 2015 and expired on March 30, 2018, subject thereafter to automatic one-year extensions unless either the Company or Mr. Stas provides at least 30 days’ written notice to the other of intent not to renew the term. The Employment Agreement provided that Mr. Stas would receive an initial annual base salary of $350,000, subject to increase at the discretion of the Board, and shall be eligible to receive an initial target annual bonus equal to 60% of his base salary, with the actual bonus amount, if any, to be based on the Company’s actual performance relative to the performance targets established by senior management of the Company (and payable in cash and/or equity). In addition, in accordance with the Company’s expense reimbursement policy in effect from time to time, Mr. Stas would be entitled to reimbursement for reasonable out-of-pocket business expenses incurred in performing his duties and is eligible to participate in all benefit programs for which other executives of the Company are generally eligible. Mr. Stas’ Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Payments upon Certain Events of Termination or Change-in-Control.” The Employment Agreement includes restrictive covenants providing for non-competition, non-solicitation of employees and non-interference with business relationships, in each case during employment and for one year thereafter, non-disparagement of the Company, and perpetual non-disclosure of confidential information. Following a review by the Compensation Committee, in which it considered advice of its compensation consultant, effective November 25, 2019, Mr. Stas’ Employment Agreement was amended and restated to incorporate modifications to his severance arrangements and other changes. See Item 9B. Other Information, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for a description of Mr. Stas’ amended and restated Employment Agreement.

Executive Vice President, Applied Product Technologies Segment President (Hervé P. Fages)

On January 31, 2019, the Company entered into an employment agreement with Mr. Fages. Mr. Fages’ Employment Agreement provides that his initial employment term will expire on January 31, 2022, subject thereafter to automatic one-year extensions unless either the Company or Mr. Fages provides at least 30 days’ written notice to the other of intent not to renew the term. The Employment Agreement provided that Mr. Fages would receive an initial annual base salary of $430,000, subject to increase at the discretion of the Board, and shall be eligible to receive a target annual bonus equal to 60% of his base salary, with the actual bonus amount, if any, to be based on the Company’s actual performance relative to the performance targets established by the Board (or a committee thereof) of the Company (and payable in cash and/or equity). In addition, Mr. Fages would be entitled to reimbursement for reasonable out-of-pocket business expenses incurred in performing his duties and is eligible to participate in all benefit programs for which other executives of the Company are generally eligible. Mr. Fages’ Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Payments upon Certain Events of Termination or Change-in-Control.” The Employment Agreement includes restrictive covenants providing for non-competition, non-solicitation of employees and non-interference with business relationships, in each case during employment and for two years thereafter, non-disparagement, and perpetual non-disclosure of confidential information.

Executive Vice President, Integrated Solutions and Services Segment President (Rodney O. Aulick)

On April 14, 2014, the Company entered into an employment agreement with Mr. Aulick, which agreement was amended effective as of September 6, 2017 and June 22, 2018. Mr. Aulick’s Employment Agreement provides that his initial employment term commenced on April 14, 2014 and expired on April 14, 2017, subject thereafter to automatic one-year

44  Evoqua Water Technologies Corp. 2020 Proxy Statement

extensions unless either the Company or Mr. Aulick provides at least 30 days’ written notice to the other of intent not to renew the term. The Employment Agreement provided that Mr. Aulick would receive an initial annual base salary of $250,000, subject to increase at the discretion of the Board, and shall be eligible to receive an initial target annual bonus equal to 60% of his base salary, with the actual bonus amount, if any, to be based on the Company’s actual performance relative to the performance targets established by senior management of the Company (and payable in cash and/or equity). In addition, in accordance with the Company’s expense reimbursement policy in effect from time to time, Mr. Aulick would be entitled to reimbursement for reasonable out-of-pocket business expenses incurred in performing his duties and is eligible to participate in all benefit programs for which other senior executives of the Company are generally eligible. Mr. Aulick’s Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Payments upon Certain Events of Termination or Change-in-Control.” The Employment Agreement includes restrictive covenants providing for non-competition, non-solicitation of employees and non-interference with business relationships, in each case during employment and for one year thereafter, non-disparagement of the Company, and perpetual non-disclosure of confidential information.

Executive Vice President, Chief Growth Officer (Snehal A. Desai)

On January 15, 2018, the Company entered into an employment agreement with Mr. Desai, which agreement was amended effective as of June 22, 2018. Mr. Desai’s Employment Agreement provides that his initial employment term commenced on January 15, 2018 and will expire on January 15, 2021, subject thereafter to automatic one-year extensions unless either the Company or Mr. Desai provides at least 30 days’ written notice to the other of intent not to renew the term. However, the Company may, at any time and in its sole discretion, terminate the Employment Agreement if Mr. Desai’s previous employer, Dow Chemical Company, or an affiliate thereof, seeks to enforce any non-compete or confidentiality provisions against Mr. Desai or the Company (a “Dow Claim”). The Employment Agreement provides that Mr. Desai would receive an initial annual base salary of $340,000, subject to increase at the discretion of the Board, and shall be eligible to receive a target annual bonus equal to 50% of his base salary, with the actual bonus amount, if any, to be based on the Company’s actual performance relative to the performance targets established by the Board (or a committee thereof) of the Company (and payable in cash and/or equity). In addition, Mr. Desai would be entitled to reimbursement for reasonable out-of-pocket business expenses incurred in performing his duties and is eligible to participate in all benefit programs for which other executives of the Company are generally eligible. Mr. Desai’s Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Payments upon Certain Events of Termination or Change-in-Control.” The Employment Agreement includes restrictive covenants providing for non-competition, non-solicitation of employees and non-interference with business relationships, in each case during employment and for one year thereafter, non-disparagement of the Company, and perpetual non-disclosure of confidential information.

Evoqua Water Technologies Corp. 2020 Proxy Statement  45

OUTSTANDING EQUITY AWARDS AS OF SEPTEMBER 30, 2019

The following table sets forth certain information with respect to outstanding options and RSUs held by each of our NEOs on September 30, 2019.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Ron C. Keating	2,063,581	—	4.64	12/15/2024	431,035(2)	7,336,216
	29,653	—	7.42	10/28/2026	92,660(3)	1,577,073
	73,716	221,148(4)	20.88	4/2/2028
	—	304,935(5)	12.67	2/14/2029
Benedict J. Stas	653,184	—	4.64	4/6/2024	203,545(2)	3,464,336
	8,464	—	7.42	10/28/2026	27,624(3)	470,160
	19,684	59,055(4)	20.88	4/2/2028
	—	90,909(5)	12.67	2/14/2029
Hervé P. Fages	—	59,751(6)	13.91	3/1/2020	17,973(7)	305,900
Rodney O. Aulick	554,141	—	4.64	3/6/2024	95,786(2)	1,630,278
	12,432	37,298(4)	20.88	4/2/2028	15,785(3)	268,661
	—	51,948(5)	12.67	2/14/2029
Snehal A. Desai	8,659	25,977(8)	24.25	1/16/2028	11,839(3)	201,500
	8,319	24,960(4)	20.88	4/2/2028	3,946(9)	67,161
	—	38,961(5)	12.67	2/14/2029

(1)	Values in this column are calculated based upon the closing price of the Company’s common stock ($17.02) as of September 30, 2019.
(2)	These restricted stock units will vest in full on November 2, 2019 and settle promptly thereafter.
(3)	These restricted stock units will vest in four equal installments on January 1, 2020, January 1, 2021, January 1, 2022 and January 1, 2023.
(4)	These options will vest in three remaining equal installments on January 1, 2020, January 1, 2021 and January 1, 2022.
(5)	These stock options will vest in four equal installments on January 1, 2020, January 1, 2021, January 1, 2022 and January 1, 2023.
(6)	These stock options will vest in four equal installments on March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023.
(7)	These restricted stock units will vest in four equal installments on March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023.
(8)	These stock options will vest in three remaining equal installments on January 16, 2020, January 16, 2021, and January 16, 2022.
(9)	These restricted stock units will vest in full on February 14, 2020 and settle promptly thereafter.

46  Evoqua Water Technologies Corp. 2020 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2019

The following table provides information with respect to the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Ron C. Keating	49,642	33,142	7,166	110,477	699,841
Benedict J. Stas	24,600	8,100	(599)	—	230,744
Hervé P. Fages	—	—	—	—	—
Rodney O. Aulick	37,500	6,000	3,069	—	320,238
Snehal A. Desai	99,385	5,963	2,867	—	225,326

(1)	This amount reflects a portion of salary that the indicated executive elected to defer during fiscal 2019. This amount is included in the “Salary” column of the Summary Compensation Table above.
(2)	The full amounts reported as Company contributions have been reported in the “All Other Compensation” column in the Summary Compensation Table above.
(3)

The following aggregate amounts were reported in the Summary Compensation Table in the previous year as 2016 and 2017 compensation, as applicable: Mr. Keating, $695,013; Mr. Stas, $186,656; and Mr. Aulick, $263,303.

Our NEOs are eligible to participate in the Deferred Compensation Plan, which benefits only a select group of United States management employees. The Deferred Compensation Plan uses a tracking account for each participant who elects to defer income.

The participant selects investment funds from a broad range of options. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. A participant may elect to defer up to 50% of his annual base compensation and up to 90% of his bonus awarded pursuant to the AIP as compensation deferrals. The NEOs are 100% vested with respect to both employee contributions and their employer contributions. Distributions under the Deferred Compensation Plan may be made as a single lump sum, on a fixed date or schedule, or in equal installments over periods of (x) five, 10 or 15 years or (y) two, three, four or five years, depending on the distribution’s triggering event and the participant’s elections, in compliance with the election and timing rules of Code Section 409A.

PAYMENTS UPON CERTAIN EVENTS OF TERMINATION OR CHANGE-IN-CONTROL

In the event any NEO is terminated other than for cause, death or disability (including due to non-extension of the employment term) or resigns for good reason (as defined in the Employment Agreements), in addition to compensation actually earned by the NEO during the year in which termination occurs, he is entitled to the following, subject to the executive’s delivery of a release of claims against the Company: (i) base salary continuation for 12 months; (ii) a pro-rata portion of his actual annual bonus for the year in which termination occurs (except for Mr. Keating, who is entitled to a pro-rata portion of his target annual bonus opportunity for the year in which termination occurs); (iii) medical and dental benefits continuation for a maximum of 12 months; and (iv) reimbursement for outplacement assistance for six months up to a maximum of $15,000.

In the event any NEO’s employment is terminated by the Company for cause, on account of the NEO’s death, disability or voluntary termination without good reason or, in the case of Mr. Desai, due to a Dow Claim, the Company shall be obligated to pay the NEO any accrued benefits through the date of termination.

Evoqua Water Technologies Corp. 2020 Proxy Statement  47

The following table describes the estimated value of payments that would have been due to each NEO in the event his employment was terminated on September 30, 2019, (1) by the Company other than for cause, (2) due his death or disability or (3) by the NEO for good reason, in addition to any accrued but unpaid benefits that may be applicable as of such date.

Name	Base Salary ($)	Pro-Rata Bonus ($)(1)	Medical Coverage ($)	Outplacement(2) ($)	Total ($)
Ron C. Keating	827,367	—	21,006	15,000	863,373
Benedict J. Stas	410,000	—	21,006	15,000	446,006
Hervé P. Fages	430,000	—	7,578	15,000	452,578
Rodney O. Aulick	375,000	—	21,686	15,000	411,686
Snehal A. Desai	340,000	—	21,006	15,000	376,006

(1)	For fiscal 2019, no payments were made under the AIP because the applicable performance threshold was not achieved.
(2)	For each NEO, this amount represents the maximum reimbursement for outplacement services the NEO is entitled to under his Employment Agreement.

As discussed previously, the Company currently provides equity-based compensation in the form of options and RSUs under its 2017 Plan. If an NEO’s employment is terminated, depending on the reason for termination, his awards may be forfeited or permitted to vest, or the term of his option awards may be extended, as set forth in the summary below.

Termination of Employment Without Cause:	• Unvested awards will terminate. • Vested options will remain exercisable for 45 days.
Termination of Employment due to Death or Disability:	• Unvested awards will become fully vested; and vested options remain exercisable for one year.(1)
Retirement-Eligible Termination of Employment Without Cause(2):	• Vested options will remain exercisable for remainder of option term. • Unvested RSUs continue to vest under original vesting schedule as if employee had remained employed through vesting date.
Termination of Employment With Cause:	• Vested and unvested awards will terminate.(3)
Termination of Employment within 12 months following a Change-in-Control:	• Unvested awards will become fully vested.

(1)	Award agreements for options and RSUs granted prior to February 14, 2019 provide for different treatment of equity-based awards upon termination of employment due to death or disability:

•	No acceleration of vesting; and

•	Vested options remain exercisable for 180 days.

(2)

Applies only to awards under the 2017 Plan made on or after February 14, 2019. An award holder is considered “retirement eligible” if he or she has given prior written notice of intent to retire at least six months in advance of date of retirement, and either (i) has attained age 65 or (ii) has attained age 55 and completed at least 10 consecutive years of service with the Company.

(3)

During the period between date of vesting and settlement of the RSU award, which generally will be less than 30 days, the RSU award is subject to forfeiture in the event of termination of the NEO’s employment with cause.

48  Evoqua Water Technologies Corp. 2020 Proxy Statement

With respect to options granted under the 2014 Plan (i.e., prior to our initial public offering), if an award holder’s employment is terminated, unvested options are immediately terminated as of the date of termination, and vested options remain outstanding for the 45-day period following termination (or for a 180-day period following a termination due to death or disability); provided, however, that in the event of a termination for cause, all options, whether vested or unvested, are immediately terminated. In the event of a change-in-control, all unvested options will become fully vested and exercisable.

Messrs. Keating, Stas and Aulick were granted RSUs (the “IPO RSUs”) in November 2017 in consideration of their efforts in connection with the Company’s initial public offering and to support retention of their employment. The vesting date of the IPO RSUs was the second anniversary of our initial public offering, or November 2, 2019. The award agreements for the IPO RSUs provided that if an award holder’s employment had terminated before the vesting date, the IPO RSUs would have been forfeited as of the date of termination; provided, however, if such termination were by the Company without cause (as defined in the IPO RSU award agreement), the IPO RSUs would remain outstanding and would be eligible to vest and settle as if the NEO had remained employed through the vesting date. In the event a change-in-control had occurred prior to the vesting date, the IPO RSUs would have vested and settled in full.

The following table describes the estimated present value of payments for unvested options and RSUs that would have become vested upon a change-in-control, assuming that such change-in-control had occurred, and the NEO’s employment was terminated, on September 30, 2019.

Name	Unvested Stock Options (#)(1)	Unvested Stock Option Total ($)	Unvested RSUs (#)(2)	Unvested RSUs Total ($)
Ron C. Keating	526,083	1,326,467	523,695	8,913,289
Benedict J. Stas	149,964	395,454	231,169	3,934,496
Hervé P. Fages	59,751	185,826	17,973	305,900
Rodney O. Aulick	89,246	225,974	111,571	1,898,938
Snehal A. Desai	89,898	169,480	15,785	268,661

(1)

Represents unvested options as of the fiscal year ended September 30, 2019. Calculations with regard to stock options are based upon the closing price of the Company’s common stock ($17.02) as of September 30, 2019, less exercise price.

(2)

Represents unvested RSUs as of the fiscal year ended September 30, 2019. Calculations with regard to RSUs are based upon the closing price of the Company’s common stock ($17.02) as of September 30, 2019. Includes IPO RSUs with aggregate values of $7,336,216 for Mr. Keating, $3,464,336 for Mr. Stas and $1,630,278 for Mr. Aulick, which vested in full in accordance with their terms on November 2, 2019.

As previously disclosed, in November 2019 we entered into amended and restated employment agreements with Messrs. Keating and Stas that supersede the severance provisions of their prior employment agreements.

Mr. Keating’s amended and restated employment agreement provides that, in the event Mr. Keating’s employment is terminated other than for “cause,” death or “disability,” or he resigns for “good reason,” at any time other than within two years following a “change-in-control” (the foregoing terms, in each case, as defined in the agreement), subject to Mr. Keating’s ongoing compliance with applicable restrictive covenants and his execution, without revocation, of a general release of claims, Mr. Keating will be entitled to receive: (i) base salary continuation for two years following his termination date, (ii) a pro-rata portion of his actual bonus for the year in which the termination occurs, (iii) medical and dental continuation for a maximum of 12 months, and (iv) reimbursement for outplacement assistance for six months up to a maximum of $15,000. However, if such termination of employment other than for cause, death or disability, or resignation for good reason, in either case, occurs within two years following a change-in-control, subject to Mr. Keating’s ongoing compliance with applicable restrictive covenants and his execution, without revocation, of a general release of claims, Mr. Keating will be entitled to receive: (i) an amount equal to the sum of (x) 2.5 times his base salary at the rate in effect immediately prior to his termination date, plus (y) 2.5 times his target annual bonus opportunity, plus (z) a pro-rata

Evoqua Water Technologies Corp. 2020 Proxy Statement  49

portion of his target annual bonus opportunity for the year of termination, with such amount payable in a lump sum on the first payroll date following the date upon which Mr. Keating’s release of claims becomes effective, (ii) medical and dental continuation for a maximum of 12 months, (iii) reimbursement for outplacement assistance for six months up to a maximum of $15,000, and (iv) full vesting of all of his then-outstanding unvested equity awards in the Company. Additionally, with respect to all outstanding stock options held by Mr. Keating, in the event of Mr. Keating’s termination of employment, any applicable post-termination exercise period shall be the longer of (i) 90 days following the date of his termination, and (ii) the period specified in the applicable option award agreement.

Mr. Stas’ amended and restated employment agreement provides that, if Mr. Stas’ employment is terminated other than for “cause,” death or “disability,” or he resigns for “good reason,” at any time other than within two years following a “change-in-control” (the foregoing terms, in each case, as defined in the agreement), subject to Mr. Stas’ ongoing compliance with applicable restrictive covenants and his execution, without revocation, of a general release of claims, Mr. Stas will be entitled to receive: (i) base salary continuation for one year following his termination date, (ii) a pro-rata portion of his actual bonus for the year in which the termination occurs, (iii) medical and dental continuation for a maximum of 12 months, and (iv) reimbursement for outplacement assistance for six months up to a maximum of $15,000. However, if such termination of employment other than for cause, death or disability, or resignation for good reason, in either case, occurs within two years following a change-in-control, subject to Mr. Stas’ ongoing compliance with applicable restrictive covenants and his execution, without revocation, of a general release of claims, Mr. Stas will be entitled to receive: (i) an amount equal to the sum of (x) two times his base salary at the rate in effect immediately prior to his termination date, plus (y) two times his target annual bonus opportunity, plus (z) a pro-rata portion of his target annual bonus opportunity for the year of termination, with such amount payable in a lump sum on the first payroll date following the date upon which Mr. Stas’ release of claims becomes effective, (ii) medical and dental continuation for a maximum of 12 months, (iii) reimbursement for outplacement assistance for six months up to a maximum of $15,000, and (iv) full vesting of all of his then-outstanding unvested equity awards in the Company.

Definitions for Triggering Events. The terms “cause,” “disability,” “good reason” and “change-in-control” used in the NEOs’ employment agreements (including the amended and restated employment agreements of Messrs. Keating and Stas) generally are defined as set forth below.

“Cause” means the executive has engaged in: fraud; embezzlement or a felony; an act of moral turpitude; misconduct causing material harm to the Company’s business; gross negligence in performing his duties; a breach of his duty of loyalty or care to the Company; or ongoing refusal or failure to perform his duties, which he has not satisfactorily cured.

“Change-in-Control” is defined as provided in the 2017 Plan. See “Proposal 3 — Approval of the Amendment and Restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan — Summary of the 2017 Plan, as Amended and Restated.”

“Disability” means the executive has begun to receive long-term disability benefits under the Company’s long-term disability plan.

“Good reason” means: a material and adverse change in the executive’s duties or responsibilities as an employee of the Company or a breach of a material term of the executive’s employment agreement by the Company or, in the case of Messrs. Keating and Stas, a relocation of the executive’s principal place of employment without his consent, which, in each case, has not been cured by the Company.

50  Evoqua Water Technologies Corp. 2020 Proxy Statement

CEO PAY RATIO

In accordance with SEC rules and applying the methodology described below, we have determined that the annual total compensation of our median employee (excluding our CEO) for fiscal 2019 was $74,693. As reported in the Summary Compensation Table for Fiscal 2019 in this Proxy Statement, annual total compensation of our CEO for fiscal 2019 was $3,291,385; accordingly, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for fiscal 2019 was 44:1.

We selected August 1, 2019 as our determination date and determined that we had a total of 4,139 employees (3,099 US employees, and 1,040 non-US employees) on that date, constituting all full-time, part-time, seasonal and temporary workers employed by the Company and its consolidated subsidiaries (excluding our CEO). The foregoing total does not include workers we lease from unaffiliated third parties. Next, to streamline the data collection process, we decided to exclude from the aforementioned employee population our employees in countries that, in the aggregate, compose less than 5% of our total global employee population of 4,139, in accordance with the “de minimis” exemption available under SEC rules, as detailed in the table below.

Jurisdictions Excluded from Employee Population (number of employees estimated as of August 1, 2019)
Country	Employees (Estimate)
Austria	1
India	1
Malaysia	1
Bahrain	2
Greece	2
Puerto Rico	2
Ireland	3
Korea	3
France	11
Netherlands	56
Singapore	89
Total:	171

To identify our median compensated employee, we used the consistently applied compensation measure of annual base salary as of August 1, 2019 for our global employee population of 3,968 employees (representing our global employee population after excluding the employees in the jurisdictions listed above). In the case of hourly employees, annual base salary was determined by multiplying the hourly compensation rate by the target annual work schedule, as of August 1, 2019. We did not make any cost-of-living adjustments. Any base salary paid in a foreign currency was converted to US Dollars at prevailing exchange rates as of August 1, 2019.

We determined fiscal 2019 total compensation for our median compensated employee by obtaining compensation data for this employee for fiscal 2019 consistent with the methodology we use to calculate total compensation for fiscal 2019 as it appears in the Summary Compensation Table for Fiscal 2019. Accordingly, it includes base salary earned and paid from October 1, 2018 through September 30, 2019, incentive plan payments (both non-equity and equity-based) made for the performance period October 1, 2018 through September 30, 2019, and other compensation earned and/or paid in fiscal 2019. Our median compensated employee is an individual located in the US.

Evoqua Water Technologies Corp. 2020 Proxy Statement  51

Proposal 3—Approval of the Amendment and Restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan

Overview

On December 26, 2019, upon recommendation of the Compensation Committee, our Board of Directors approved, subject to stockholder approval, the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (also referred to as the “2017 Plan”), as set forth in Appendix B of this Proxy Statement. The principal purpose of this amendment and restatement is to increase the number of shares of Evoqua common stock, par value $0.01 per share (the “Shares”), available for issuance under the 2017 Plan by an additional 5,000,000 Shares. Certain other plan design updates have also been reflected in the amended and restated 2017 Plan including: extending the minimum vesting requirements to all forms of awards; revising the provisions on the payment of dividends and dividend equivalents to require that any dividends and dividend equivalents be accrued until the underlying award vests; eliminating single-trigger equity vesting in the event of a change-in-control, unless the successor company fails to assume or replace awards following a change-in-control event; and eliminating provisions no longer applicable related to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the Annual Meeting is required to approve this proposal. Although there are many variables that impact how long the Share reserve will last, if this proposal is approved, we expect that the Shares currently available under the 2017 Plan, together with the additional 5,000,000 Shares, will be sufficient for up to approximately five years of awards, including awards that may be granted during the 2020 fiscal year, based upon the Company’s historical rates of awards.

The 2017 Plan was originally approved by our Board of Directors and stockholders in October 2017 in preparation for our IPO to serve as a successor plan to our pre-IPO stock option plan for employees. The 2017 Plan is our sole available plan for granting equity compensation to our executives, employees and non-employee directors, which grants are made on a discretionary basis. As stated in the Compensation Discussion and Analysis section of this Proxy Statement, equity-based incentive compensation is a critical part of our compensation program, which is designed to reinforce a long-term perspective and align the interests of our executives and non-employee directors with those of our stockholders. If approved by stockholders, this proposed amendment and restatement of the 2017 Plan will enable the Company to continue to utilize the plan to grant incentives in the form of stock-based awards to reward the efforts of the Company’s executives, employees and non-employee directors and to attract and retain new, high performing personnel.

Rationale for Increasing Share Reserve of the 2017 Plan

As discussed above, we believe the 2017 Plan ultimately serves the interests of all stockholders by promoting a culture of ownership in the Company and a focus on long-term increase in stockholder value among our executives, employees and non-employee directors, and by helping us attract and retain the high performing personnel needed to support our strategic growth plan. Additionally, we believe the 2017 Plan reflects good governance and reasonable compensation practices that protect stockholders’ interests. Some of the features of the 2017 Plan, as amended and restated, which illustrate our stewardship practices are listed below.

Stockholder approval required for additional Shares	The 2017 Plan does not contain an annual “evergreen” provision that provides for automatic increases of Shares on an ongoing basis. Instead, the 2017 Plan authorizes a fixed number of Shares, and stockholder approval is required for any increase in the number of Shares.

No discounted stock options or stock appreciation rights	The 2017 Plan requires that stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.

52  Evoqua Water Technologies Corp. 2020 Proxy Statement

Repricing not allowed	The 2017 Plan expressly prohibits the repricing of equity awards and buyout of underwater stock options without stockholder approval.

No liberal Share recycling	In general, if awards granted under the 2017 Plan expire or are canceled without having been fully exercised (or vested in the case of restricted stock or restricted stock unit awards), or if an award is settled in cash instead of Shares, the Shares reserved for those awards are returned to the Share reserve and become available for future awards. However, Shares that are tendered to us or withheld by us to pay a stock option’s exercise price or satisfy a participant’s tax withholding obligations with respect to an award’s exercise or vesting, as the case may be, do not become available for future awards.

No tax gross-ups	The 2017 Plan does not provide for any tax gross-ups.

Awards are subject to clawback	All awards granted under the 2017 Plan are subject to the terms of the Company’s clawback policy.

Non-employee director grant limitations	Under the terms of the 2017 Plan, grants to a non-employee director on an annual basis may not exceed that number of Shares representing a fair market value equal to approximately $630,000, taking into account the non-employee director’s cash retainer for the calendar year.

Minimum vesting requirement	Generally, any award granted under the 2017 Plan will be subject to at least a one-year minimum vesting requirement.

Dividends and Dividend Equivalents only paid on vested awards	Going forward, no dividends or dividend equivalents will be payable under the terms of the 2017 Plan until the underlying awards vest.

No automatic “single-trigger” vesting of unvested equity in the event of a change-in-control	Going forward, under the terms of the 2017 Plan, unvested outstanding equity awards will not automatically (“single-trigger”) vest upon a change-in-control event, unless the successor company does not assume or replace the outstanding equity awards in connection with the change-in-control.

As of September 30, 2019, 2,008,244 Shares remained available for grant under the 2017 Plan, and we are requesting that the Share reserve under the 2017 Plan be increased by an additional 5,000,000 Shares. If the amendment and restatement of the 2017 Plan to increase the Share reserve is not approved by stockholders, there will be no increase in the number of Shares available under the 2017 Plan, and we estimate that future grants of equity-based awards will not be able to be made under the 2017 Plan after the 2021 Annual Meeting of Stockholders because the 2017 Plan Share reserve will have been fully depleted.

If we are unable to issue stock-settled equity awards under the 2017 Plan, we would need to rely on cash awards. As a growth-oriented company, we do not believe this would be practical or advisable, including for the following reasons:

•

Increased Cash Compensation Would Affect Our Operations. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business.

•

Importance of Culture of Ownership. We believe a combination of equity and cash compensation is better for attracting, retaining and motivating our employees. We also believe that a more cash-oriented program would not have the same long-term retention value or serve to align employees’ interests to those of our stockholders

Evoqua Water Technologies Corp. 2020 Proxy Statement  53

as well as a program that includes equity. However, we also recognize that it is important to strike a balance between concerns regarding the potential dilutive effect of equity awards and our ability to attract and retain key employees.

The Compensation Committee has evaluated the needs of the Company with respect to the Share reserve under the 2017 Plan. With assistance from Meridian, its independent compensation consultant, the Compensation Committee considered forecasts of our Share usage that took into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, our historical forfeiture rates, and the potential dilution that awarding the requested Shares may have on existing stockholders, among other matters. The Compensation Committee also considered recent changes to the Company’s grant practices, such as the expectation that in the future the Compensation Committee will continue to approve payment of a portion of the annual incentives earned by our executives in the form of stock-settled awards, instead of cash bonuses, and for other participants will generally emphasize equity-based awards in the form of RSUs instead of stock options.

Share Usage and Dilution

In connection with our IPO in November 2017, we established an initial Share reserve of 5,100,000 shares for the 2017 Plan. In the two years since our IPO, we have used a portion of the original Share reserve to make annual long-term incentive awards and other grants to our executives and employees and annual grants to our non-employee directors. In 2018 and 2019 we granted approximately 1.65 million Shares each year (in the form of stock options and time-based RSUs) to our executives, non-employee directors and key managers across the globe. Pursuant to our total rewards compensation practices, employees in the position of director or above are eligible to receive equity grants; therefore, as of September 30, 2019, eligible participants under the 2017 Plan consisted of approximately 140 employees, 8 executives, 6 non-employee directors and no consultants. With respect to equity awards that we granted in February 2019, long-term stock incentives represented 58% of the total direct compensation of our Chief Executive Officer and an average of 44% of the total direct compensation for our other named executive officers. Under our current grant practices, annual equity awards for our executive officers (including our principal executive officer) and other employees are subject to four-year vesting conditions, while non-employee director awards are subject to a one-year vesting condition.

As a newly public company, we believe that we have managed our Share usage rate, or burn rate, under the 2017 Plan appropriately, taking into account factors such as: the recent commencement of our long-term incentive program in fiscal 2018, as a result of which initial grants were made to our executives, non-employee directors and highest performing employees under that program in the form of stock options; the impact of the lower price range of our common stock during 2019 as compared to 2018; and our decision to grant RSU awards in lieu of cash for a portion of certain executives’ compensation during fiscal 2019. Our unadjusted burn rates for fiscal 2019 and 2018 were 1.66% and 1.24%, respectively.

The following table provides information regarding the potential dilution resulting from the amendment and restatement of the 2017 Plan, as of September 30, 2019.

Shares subject to outstanding awards	10,621,281	(1)
Shares available for future equity awards (excluding securities reflected above)	2,008,244	(2)
New Share request	5,000,000	(3)
Total Shares	17,629,525
Percentage of outstanding shares (diluted) after new share request	13.4%	(4)

(1)

Consists of the following outstanding grants: 8,619,353 stock options awarded under our 2014 Plan and 2017 Plan and 2,001,928 RSUs awarded under our 2017 Plan and as IPO RSUs to compensate executives and key employees for their efforts in connection with the Company’s initial public offering. (See “Proposal 2 - Advisory Vote on Executive Compensation—Payments Upon Certain Events of Termination or Change-in-Control” for information about the IPO RSUs.) The weighted average exercise price of the 8,619,353 stock options outstanding as of September 30, 2019 was $8.15 and the weighted average remaining term was 6.3 years.

54  Evoqua Water Technologies Corp. 2020 Proxy Statement

(2)

Represents Shares that are available for grant under the 2017 Plan as of September 30, 2019. The Company ceased issuing awards under the 2014 Plan in connection with its initial public offering in November 2017.

(3)	Represents additional Shares that will be available for grant under the 2017 Plan if the amendment and restatement of the 2017 Plan is approved by stockholders.
(4)

Dilution is calculated by dividing (a) the sum of (i) the number of Shares subject to outstanding awards, (ii) the 2,008,244 Shares remaining available for grant under the 2017 Plan as of September 30, 2019, and (iii) the 5,000,000 additional Shares requested to be made available for grant if this proposal is approved by stockholders by (b) the sum of (i), (ii) and (iii) above and the number of shares of our common stock outstanding as of September 30, 2019.

Additional information regarding Shares authorized for issuance under the equity compensation plans maintained by the Company, as of the end of the 2019 fiscal year, can be found under the heading “Securities Authorized for Issuance Under Equity Compensation Plans” in this Proxy Statement.

New Plan Benefits

No awards have been granted or promised with respect to the 5,000,000 Shares requested. Awards under our 2017 Plan are made at the discretion of our Compensation Committee and are therefore not determinable at this time.

Summary of the 2017 Plan, as Amended and Restated

As further described in this Proposal 3, the 2017 Plan is being amended and restated principally to provide for an increase in the number of Shares of our common stock reserved for issuance under the 2017 Plan by 5,000,000 Shares. Certain other plan design updates have also been reflected in the amended and restated 2017 Plan including: extending the minimum vesting requirements to all forms of awards; revising the provisions on the payment of dividends and dividend equivalent to require dividends and dividend equivalents be accrued until vesting of the underlying award; and to prohibit single-trigger equity vesting in the event of a change-in-control, unless the successor company fails to assume or replace awards following a change-in-control event. The material terms and provisions of the 2017 Plan, as amended and restated, are summarized below. This summary does not purport to be a complete description of the 2017 Plan, as amended and restated, and is qualified in its entirety by reference to the complete text of the plan, a copy of which is included as Appendix B of this Proxy Statement.

Purpose

The purpose of the 2017 Plan is to assist the Company in attracting, retaining, incentivizing and motivating officers and employees of, consultants to, and non-employee directors providing services to, the Company and its subsidiaries, and to promote the success of the business by providing participating individuals with a proprietary interest in the Company’s performance.

Administration

The 2017 Plan is administered by a committee appointed by the Board (the “Compensation Committee”). The Compensation Committee shall consist of at least two directors of the Board and may consist of the entire Board. The Compensation Committee will generally consist of directors considered to be non-employee directors for purposes of Section 16 of the Exchange Act.

Plan Term

The original 2017 Plan became effective on October 13, 2017, the date it was approved by the Company’s stockholders, and will terminate on the tenth (10th) anniversary thereof, unless earlier terminated by the Board. The Board approved the amended and restated 2017 Plan on December 26, 2019, subject to stockholder approval.

Evoqua Water Technologies Corp. 2020 Proxy Statement  55

Eligibility

Under the 2017 Plan, “Eligible Individuals” include officers, employees, consultants (who are natural persons) and non-employee directors providing services to the Company and its subsidiaries. The Compensation Committee will determine which Eligible Individuals will receive grants of awards.

Incentives Available

Under the 2017 Plan, the Compensation Committee may grant any of the following types of awards to an Eligible Individual: incentive stock options (“ISOs”); nonqualified stock options (“Nonqualified Stock Options” and, together with ISOs, “Options”); stock appreciation rights (“SARs”); restricted stock grants (“Restricted Stock Grants”); restricted stock units (“RSUs”); Performance Awards; Dividend Equivalent Rights; and Share Awards, each as defined below (each type of grant is considered an “Award”).

Shares Available

Subject to any adjustment as provided in the 2017 Plan, up to 10,100,000 Shares may be issued pursuant to Awards granted under the 2017 Plan, all of which may be granted as ISOs. In the case of an Eligible Individual who is a non-employee director, the aggregate number of Shares that may be the subject of Options or SARs granted in any calendar year may not exceed that number of Shares representing a fair market value equal to the positive difference, if any, between $700,000 and the aggregate value of any annual cash retainer paid to the director (excluding the value of any chairperson retainer or fee and meeting fees received by a director in respect of such calendar year).

If an Award or any portion thereof that is granted under the 2017 Plan (i) expires or otherwise terminates without all of the Shares covered by such Award having been issued or (ii) is settled in cash (i.e., the participant receives cash instead of Shares), such expiration, termination or settlement will not reduce (or otherwise offset) the number of Shares that may be available for issuance under the 2017 Plan. If any Shares issued pursuant to an Award are forfeited and returned back to or reacquired by the Company because of the failure to meet a contingency or condition required to vest such Shares in the participant, then the Shares that are forfeited or reacquired will again become available for issuance under the 2017 Plan. Any Shares tendered or withheld (i) to pay the exercise price of an Option or (ii) to satisfy tax withholding obligations associated with an Award granted under the 2017 Plan shall not become available again for issuance under the 2017 Plan.

Stock Options

The Compensation Committee may grant Options (which may be ISOs or Nonqualified Stock Options) to Eligible Individuals. An ISO is an Option intended to qualify for tax treatment applicable to ISOs under Section 422 of the Code. An ISO may be granted only to Eligible Individuals who are employees of the Company or any of its subsidiaries. A Nonqualified Stock Option is an Option that is not subject to statutory requirements and limitations required for certain tax advantages allowed under Section 422 of the Code.

Vesting and Exercise Periods for Options. Each Option granted under the 2017 Plan may be subject to certain vesting requirements and will become exercisable in accordance with the specific terms and conditions of the Option, as determined by the Compensation Committee at the time of grant and set forth in an Award agreement. The term of an Option generally may not exceed ten years from the date it is granted (five years in the case of an ISO granted to a ten-percent stockholder). Each Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until its expiration or termination, unless otherwise provided in the applicable Award agreement.

Exercise Price for Options. The purchase price per Share with respect to any Option granted under the 2017 Plan may be not less than 100% of the fair market value of a share of common stock on the date the Option is granted (110% in the case of an ISO granted to a ten-percent stockholder).

Limits on Incentive Stock Options. In order to comply with the requirements for ISOs in the Code, no person may receive a grant of an ISO for stock that would have an aggregate fair market value in excess of $100,000, determined when the ISO

56  Evoqua Water Technologies Corp. 2020 Proxy Statement

is granted, that would be exercisable for the first time during any calendar year. If any grant of an ISO is made in excess of such limit, the portion that is over the $100,000 limit would be a Nonqualified Stock Option.

Stock Appreciation Rights

The Compensation Committee may grant SARs to Eligible Individuals on terms and conditions determined by the Compensation Committee at the time of grant and set forth in an Award agreement. A SAR may be granted (a) at any time if unrelated to an Option or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

Amount Payable. A SAR is a right granted to a participant to receive an amount equal to the excess of the fair market value of a Share on the last business day preceding the date of exercise of such SAR over the fair market value of a Share on the date the SAR was granted. A SAR may be settled or paid in cash, Shares or a combination of each, in accordance with its terms.

Duration. Each SAR will be exercisable or be forfeited or expire on such terms as the Compensation Committee determines. Except in limited circumstances, a SAR shall have a term of no greater than ten years.

Prohibition on Repricings

The Compensation Committee will have no authority to make any adjustment or amendment (other than in connection with certain changes in capitalization or certain corporate transactions in accordance with the terms of the 2017 Plan, as generally described below) that reduces, or would have the effect of reducing, the exercise price of an Option or SAR previously granted under the 2017 Plan, unless the Company’s stockholders approve such adjustment or amendment.

Dividend Equivalent Rights; No Dividend Equivalents Paid on Unvested Awards

The Compensation Committee may grant dividend equivalent rights (“Dividend Equivalent Rights”), either in tandem with an Award or as a separate Award, to Eligible Individuals on terms and conditions determined by the Compensation Committee at the time of grant and set forth in an Award agreement. A Dividend Equivalent Right is a right to receive cash or Shares based on the value of dividends that are paid with respect to the Shares. No amounts in respect of Dividend Equivalent Rights shall be paid on any unvested Awards. Amounts payable in respect of Dividend Equivalent Rights shall be accrued until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate, subject to compliance with Section 409A of the Code. Dividend Equivalent Rights may be settled upon lapsing of restrictions on such Dividend Equivalent Rights or at the time of the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate, in cash or shares of common stock or a combination thereof, in a single installment or multiple installments, as determined by the Compensation Committee.

Restricted Stock; Restricted Stock Units

The Compensation Committee may grant either Shares (Restricted Stock) or phantom Shares (RSUs), in each case subject to certain vesting requirements, on terms and conditions determined by the Compensation Committee at the time of grant and set forth in an Award agreement.

Restricted Stock. Unless the Compensation Committee determines otherwise, upon the issuance of shares of Restricted Stock, the participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions made with respect to the Shares. However, no dividends will be currently payable on unvested Awards of Restricted Stock and any dividend rights shall be accrued until the lapsing of the restrictions imposed upon such Shares and held by the Company for the account of the participant until such time. Payment of accrued dividends in respect of shares of Restricted Stock shall be made upon the lapsing of restrictions imposed on the shares of Restricted Stock in respect of which the accrued dividends were paid, and any dividends accrued in respect of any shares of Restricted Stock shall be forfeited upon the forfeiture of such shares of Restricted Stock.

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Period for Lapsing of Restrictions on Restricted Stock. During such period as may be set by the Compensation Committee in the Award agreement (the “Vesting Period”), the Participant shall not be permitted to sell, transfer, pledge, hypothecate or assign shares of Restricted Stock awarded under the 2017 Plan except by will or the laws of descent and distribution. The Compensation Committee may also impose such other restrictions and conditions, including the attainment of pre-established Performance Objectives (as defined below) or other corporate or individual performance goals, on Restricted Stock as it determines in its sole discretion.

Restricted Stock Units. Each RSU shall represent the right of the participant to receive a payment upon vesting of the RSU, or on any later date specified by the Compensation Committee, of an amount equal to the fair market value of a Share as of the date the RSU becomes vested, or such later date as determined by the Compensation Committee at the time the RSU is granted (and which will be set forth in the applicable grant agreement). Dividend Equivalent Rights may apply to a RSU grant; however, no dividends will be currently payable on unvested RSUs, and any dividend rights shall be accrued until the lapsing of the restrictions imposed on such RSUs and held by the Company for the account of the participant until such time as the RSU vests. A RSU (and any accrued dividends) may be settled or paid in cash, Shares or a combination of each, as determined by the Compensation Committee.

Performance Awards

Performance awards (“Performance Awards”) (including performance units (“Performance Units”) and performance share units (“Performance Share Units”)) and performance-based restricted stock (“Performance-Based Restricted Stock”) may be granted to Eligible Individuals on terms and conditions determined by the Compensation Committee and set forth in an Award agreement.

Performance Units. Performance Units shall be denominated in a specified dollar amount and, contingent upon the attainment of specified performance objectives within a performance cycle and such other vesting conditions as may be determined by the Compensation Committee (including without limitation, a continued employment requirement following the end of the applicable performance period), represent the right to receive payment of the specified dollar amount or a percentage of the specified dollar amount depending on the level of performance objective attained; provided, however, that the Compensation Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. The Award agreement for each Performance Unit shall specify the number of Performance Units to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance Unit to vest, the performance cycle within which such Performance Objectives must be satisfied, and the circumstances under which the Award will be forfeited; provided that no portion of the Performance Unit can vest earlier than one year from the date of grant.

Performance Share Units. Performance Share Units shall be denominated in Shares and, contingent upon the attainment of specified Performance Objectives within a performance cycle and such other vesting conditions as may be determined by the Compensation Committee (including, without limitation, a continued employment requirement following the end of the applicable performance period), represent the right to receive an amount of the fair market value of a Share on the date the Performance Share Unit becomes vested or any other date specified by the Compensation Committee or a percentage of such amount depending on the level of Performance Objective attained; provided, however, that the Compensation Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit. A Performance Share Unit may be settled in cash, Shares, or a combination of each. The Award agreement for each Performance Share Unit shall specify the number of Performance Share Units to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance Share Unit to vest and the performance cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited, provided that no portion of the Performance Share Unit can vest earlier than one year from the date of grant.

Performance-Based Restricted Stock. Performance-Based Restricted Stock shall consist of an Award of shares of Restricted Stock, issued in the participant’s name and subject to appropriate restrictions and transfer limitations. The Award agreement for each Award of Performance-Based Restricted Stock will specify the number of shares of

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Performance-Based Restricted Stock to which it relates, the Performance Objectives and other conditions that must be satisfied in order for the Performance-Based Restricted Stock to vest, the performance cycle within which the Performance Objectives must be satisfied (which will not be less than one (1) year) and the circumstances under which the Award will be forfeited, provided that no portion of the Performance-Based Restricted Stock Award can vest earlier than one year after the date of grant.

Performance Objectives. With respect to any Performance Awards, performance objectives (“Performance Objectives”) may be expressed in terms of (i) net earnings; (ii) earnings per share; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization and/or rent; (x) share price (including, but not limited to growth measures and total stockholder return); (xi) expense control or loss management; (xii) customer satisfaction; (xiii) market share; (xiv) economic value added; (xv) working capital; (xvi) the formation of joint ventures or the completion of other corporate transactions; (xvii) gross or net profit margins; (xviii) revenue mix; (xix) operating efficiency; (xx) product diversification; (xxi) market penetration; (xxii) measurable achievement in quality, operation or compliance initiatives; (xxiii) quarterly dividends or distributions; (xxiv) employee retention or turnover; (xxv) sales or (xxvi) any combination of or a specified increase in any of the foregoing, or any other performance measure as determined by the Compensation Committee. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries or Divisions (as defined in the 2017 Plan) or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Compensation Committee may adjust the Performance Objectives in respect of a Performance Award to reflect the impact of specified events, including any one or more of the following with respect to the applicable performance period: (i) the gain, loss, income or expense resulting from changes in accounting principles or tax laws that become effective during the performance period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (v) the impact of investments or acquisitions made during the year or, to the extent provided by the Compensation Committee, any prior year; or (vi) any other extraordinary or unusual events as determined by the Compensation Committee. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Compensation Committee. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Compensation Committee.

Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Compensation Committee shall determine that the applicable Performance Objectives have been satisfied. In respect of a Performance Award, the Compensation Committee may, in its sole discretion, (i) reduce the amount of cash paid or number of Shares to be issued or that have been issued and that become vested or on which restrictions lapse, and/or (ii) establish rules and procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that otherwise would be payable under such Award. The Compensation Committee may exercise such discretion in a non-uniform manner among Participants.

No Payment of Dividends or Dividend Equivalent Rights on Unvested Performance Awards. The Compensation Committee may provide that each of the forms of Performance Award may be eligible to receive dividends or Dividend Equivalent Rights. However, no payment to the participant of dividends declared or paid on Shares underlying such Award will be paid currently. All such dividends will be accrued until the lapsing of the restrictions imposed upon such Performance Award and held by the Company for the account of the participant until the lapsing of restrictions imposed on the Performance Award in respect of which the accrued dividends were paid, and any dividends accrued in respect of any Performance Based will be forfeited upon the forfeiture of such Performance Award.

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Share Awards

The Compensation Committee may grant an Award of Shares (“Share Awards”) to an Eligible Individual on such terms and conditions as the Compensation Committee may determine at the time of grant, subject to the minimum vesting rules as described below and the dividend payment rules as described above. A Share Award may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

Minimum Vesting

Generally, each type of Award granted pursuant to the terms of the 2017 Plan is subject to a minimum vesting requirement (or performance period, as applicable) of one (1) year. However, notwithstanding anything to the contrary, the Committee may grant equity-based Awards without regard to any minimum vesting requirements with respect to a maximum of five percent (5%) of the available Share reserve authorized for issuance under the 2017 Plan. In addition, Awards granted under the Plan may vest earlier than the first anniversary of the grant date (irrespective of whether the Award would qualify as an award under the 5% exception described above) if (i) the Award is being granted by the Company as part of the assumption or substitution of awards previously granted by a company acquired by the Company or with which the Company combines; (ii) the Award consists of Shares delivered in lieu of fully vested cash awards; (iii) the Award is granted to a non-employee director and the award vests on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting.

Adjustments upon Changes in Capitalization

In the event that the outstanding Shares are changed into or exchanged for a different number or kind of Shares or other stock or securities or other equity interests of the Company or another corporation or entity, whether through merger, consolidation, reorganizations, recapitalization, reclassification, stock dividend, stock split, reverse stock split, substitution or other similar corporate event or transaction, or an extraordinary dividend or distribution by the Company in respect of its Shares or other capital stock or securities convertible into capital stock in cash, securities or other property, the Compensation Committee shall determine the appropriate adjustments, if any, to (a) the maximum number and kind of shares of stock or other securities or other equity interests as to which Awards may be granted under the 2017 Plan, (b) the maximum number and class of Shares or other stock or securities that may be issued upon exercise of ISOs, (c) the number and kind of Shares or other securities covered by any or all outstanding Awards that have been granted under the 2017 Plan, (d) the option price of outstanding Options and the base price of outstanding SARs, and (e) the Performance Objectives applicable to outstanding Performance Awards.

Effect of Change in Control or Certain Other Transactions

Generally, the Award agreement evidencing each Award will provide any specific terms applicable to that Award in the event of a Change in Control of the Company (as defined below). Unless otherwise provided in an Award agreement, in connection with a merger, consolidation, reorganization, recapitalization or other similar change in the capital stock of the Company, or a liquidation or dissolution of the Company or a Change in Control (each, a “Corporate Transaction”), Awards shall either: (a) continue following such Corporate Transaction, which may include, in the discretion of the Compensation Committee or the parties to the Corporate Transaction, the assumption, continuation or substitution of the Awards, in each case with appropriate adjustments to the number, kind of shares, and exercise prices of the Awards; or (b) terminate.

For purposes of the 2017 Plan, “Change in Control” generally means the occurrence of any of the following events with respect to the Company: (a) any person (other than directly from the Company) following the Effective Date, first acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities, other than an acquisition by certain employee benefit plans, the Company or a related entity, or any person in connection with a non-control transaction; (b) a majority of the members of the board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; (c) any merger, consolidation or reorganization,

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other than in a non-control transaction; (d) a complete liquidation or dissolution or (e) sale or disposition of all or substantially all of the assets. A “non-control transaction” generally includes any transaction in which (i) stockholders immediately before such transaction continue to own at least a majority of the combined voting power of such resulting entity following the transaction; (ii) a majority of the members of the board of directors immediately before such transaction continue to constitute at least a majority of the board of the surviving entity following such transaction or (iii) with certain exceptions, no person other than any person who had beneficial ownership of more than fifty percent of the combined voting power of the Company’s then outstanding voting securities immediately prior to such transaction has beneficial ownership of more than fifty percent of the combined voting power of the surviving entity’s outstanding voting securities immediately after such transaction.

Options and SARs Terminated in Corporate Transaction. If Options or SARs are to terminate in the event of a Corporate Transaction, the holders of vested Options or SARs must be provided either (a) fifteen days to exercise their Options or SARs or (b) payment (in cash or other consideration) in respect of each Share covered by the Option or SAR being cancelled in an amount equal to the excess, if any, of the per Share consideration to be paid to stockholders in the Corporate Transaction over the price of the Option or the SAR. If the per Share consideration to be paid to stockholders in the Corporate Transaction is less than the exercise price of the Option or SAR, the Option or SAR may be terminated without payment of any kind. In the event awards will terminate, rather than be continued following the Corporate Transaction, the Compensation Committee may accelerate the vesting on any unvested Option or SAR and/or the holders of unvested Options or SARs may also receive payment, in the same manner as described above for vested Options and SARs, or holders of such Options or SARS may be given a reasonable opportunity to exercise the Award.

Other Awards Terminated in Corporate Transaction. If Awards other than Options and SARs are to terminate in connection with a Corporate Transaction, the holders of vested Awards will be provided payment (in cash or other consideration upon or immediately following the Corporate Transaction, or, to the extent permitted by Section 409A of the Code, on a deferred basis) in respect of each Share covered by the Award being cancelled in an amount equal to the per Share price to be paid to stockholders in the Corporate Transaction, where the value of any non-cash consideration will be determined by the Compensation Committee in good faith. In the event Awards will terminate, rather than be continued following the Corporate Transaction, the Compensation Committee may accelerate the vesting on any unvested Awards and/or the holders of such Awards may also receive payment in the same manner as described above for vested Awards.

The Compensation Committee may, in its sole discretion, provide for different treatment for different Awards or Awards held by different parties, and where alternative treatment is available for a participant’s Awards, may allow the participant to choose which treatment will apply to his or her Awards.

Transferability

The 2017 Plan generally restricts the transfer of any Awards, except (a) transfers by will or the laws of descent and distribution or (b) to a beneficiary designated by the participant, to whom any benefit under the 2017 Plan is to be paid or who may exercise any rights of the participant in the event of the participant’s death before he or she receives any or all of such benefit or exercises an Award.

Amendment or Termination of the 2017 Plan

The 2017 Plan may be amended or terminated by the Board of Directors without stockholder approval unless stockholder approval of the amendment or termination is required under applicable law, regulation or NYSE requirement. No amendment may materially and adversely alter or impair any Awards that had been granted under the 2017 Plan prior to the amendment without the impacted participant’s consent. The 2017 Plan will terminate on the tenth anniversary of its effective date; however, when the 2017 Plan terminates, any applicable terms will remain in effect for administration of any Awards outstanding at the time of the 2017 Plan’s termination.

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Forfeiture Events; Clawback

The Compensation Committee may specify in an Award agreement that the participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Award. Without limiting the generality of the foregoing, any Award under the 2017 Plan shall be subject to the terms of any clawback policy maintained by the Company, as it may be amended from time to time.

US Federal Income Tax Consequences

The following is a general summary of the federal income tax consequences arising with respect to awards under the 2017 Plan. This summary is not a definitive explanation of the tax consequences of these awards and excludes the effect of state, local and non-US tax laws.

Options. Options may be granted in the form of ISOs or Nonqualified Stock Options. ISOs granted to employees are eligible for favorable federal income tax treatment that is provided under Section 422 of the Code if certain requirements are satisfied. An employee granted an ISO or Nonqualified Stock Option generally does not realize compensation income for federal income tax purposes upon the grant of the Option. The Company will generally be entitled to a deduction for federal income tax purposes at the time any compensation income is realized by the holder of an Option, as described below, in an amount equal to the amount of compensation income realized by the holder.

Nonqualified Stock Options. At the time of exercise of a Nonqualified Stock Option, the holder of the Option will realize taxable compensation income in the amount of the spread between the exercise price of the Option and the fair market value of the Shares acquired on the date of exercise. Following the exercise of the Option, the holder’s later disposition of Shares acquired upon the exercise of the nonqualified option will ordinarily result in capital gain or loss to the option holder. Any gain will be subject to reduced long-term capital gains tax rates if the Shares have been held for more than 12 months.

Incentive Stock Options. An ISO must have an exercise price that is not less than the fair market value of the stock at the time the Option is granted and must be exercisable within 10 years from the date of grant. At the time of exercise of an ISO, no compensation income is realized by the holder of the Option other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the Shares acquired on exercise of an ISO are held for at least two years after grant of the Option and one year after exercise, the excess of the amount realized on sale over the exercise price will be taxed as capital gain. If the Shares acquired on exercise of an ISO are disposed of within less than two years after grant or one year after exercise, the holder will realize taxable compensation income equal to the excess of the fair market value of the Shares on the date of exercise or the date of sale, whichever is less, over the option exercise price. Any additional amount realized will be taxed as capital gain which may be long-term or short-term capital gains, depending on how long the shares were held after exercise.

SARs. Upon the exercise of a SAR, an employee will generally realize taxable compensation income in an amount equal to the cash and/or the fair market value of the Shares acquired pursuant to the exercise. The Company will be entitled to a federal income tax deduction at the time of and equal to the amount of compensation income the employee receives pursuant to the exercise of a SAR.

Restricted Stock, RSUs and Performance Awards. Employees granted Restricted Stock, RSUs and Performance Awards under the 2017 Plan generally recognize as taxable compensation income the fair market value of the Restricted Stock, RSUs, and Performance Awards on the date the restrictions lapse or the performance period ends and the awards are settled, unless, in the case of Restricted Stock or other eligible restricted award, the employee has elected to include the restricted award in income at the time of grant under Section 83(b) of the Code. The Company is entitled to a corresponding federal income tax deduction at the same time. Any dividends or dividend equivalents paid to an employee during the restricted period are taxable compensation income to the employee and are deductible by the Company for federal income tax purposes, unless the employee has elected to include a restricted award in income when granted under Section 83(b) of the Code.

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Share Awards. If Share Awards are in the nature of Shares (as opposed to phantom stock), they generally would be taxable as compensation income equal to the aggregate of their fair market value when the grant is not subject to a substantial risk of forfeiture. The Company would be entitled to a federal income tax deduction for the amount included in the grantee’s income.

Code Section 280G. The effect of a Corporate Transaction on Options or other Awards, if any, may be set forth in an Award agreement, which may include accelerated vesting or lapse of restrictions with respect to Options or other Awards. Under certain circumstances, the accelerated vesting or lapse of restrictions with respect to Options or other Awards in connection with a Corporate Transaction may be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, a participant may be subject to a 20% excise tax and the Company may be denied a federal income tax deduction.

Code Section 409A. Section 409A of the Code generally imposes an additional 20% income tax, as well as interest and penalties, on recipients of deferred compensation that does not comply with Section 409A of the Code. Subject to certain exceptions, “deferred compensation” for this purpose generally consists of compensation to which an individual has a legally binding right in a taxable year and which is to be paid in a later taxable year. In addition to the taxes, interest and penalties, deferred compensation that does not comply with Section 409A of the Code may be required to be taken into income earlier than is intended. Awards under the 2017 Plan are intended either not to be subject to Section 409A of the Code or to comply with Section 409A of the Code. If awards under the 2017 Plan are subject to Section 409A of the Code and do not comply with Section 409A of the Code, participants may be liable for the tax, interest and penalties imposed by the statute.

Code Section 162(m). Section 162(m) of the Code limits the tax deduction the Company can take with respect to employees considered “covered employees” under Section 162(m) of the Code to compensation that does not exceed $1,000,000 on an annual basis. To the extent that a participant is considered a “covered employee” under Section 162(m) of the Code, income recognized by such covered employee that is over $1,000,000 on an annual basis as a result of the exercise of, or the vesting of, an award, as applicable, will not be deductible by the Company.

Vote Required

Under our Third Amended and Restated Bylaws, the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the Annual Meeting is required to approve this proposal, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Non-votes by brokers, banks and other nominee holders of record will not be counted as votes “FOR” or “AGAINST” the proposal.

If stockholders approve this proposal, the amendment and restatement of the 2017 Plan and Share increase will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, the amendment and restatement of the 2017 Plan will not take effect and our 2017 Plan will continue to be administered in its current form. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive equity awards under the 2017 Plan.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”

PROPOSAL 3 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE EVOQUA WATER TECHNOLOGIES CORP. 2017 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE AND INCORPORATE OTHER CHANGES.

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Proposal 4—Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending September 30, 2020. Ernst & Young also served as our independent registered public accounting firm for the fiscal year ended September 30, 2019. The services provided to us by Ernst & Young in the fiscal year ended September 30, 2019 are described below under the heading “Independent Registered Public Accounting Firm’s Fees and Services.” Representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020. Accordingly, stockholder approval is not required to appoint Ernst & Young as the Company’s independent registered public accounting firm. However, the Board believes that the submission of the Audit Committee’s selection to the stockholders for ratification is a matter of good corporate governance. If the Company’s stockholders do not ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in the best interest of the Company’s stockholders.

Under the Third Amended and Restated Bylaws, ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending September 30, 2020 will be approved if the votes cast “FOR” its approval exceed the votes cast “AGAINST” its approval. Abstentions will have the same effect as a vote “AGAINST” the proposal. Non-votes by brokers, banks and other nominee holders of record, if any, will not be counted as votes “FOR” or “AGAINST” the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2020.

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Independent Registered Public Accounting Firm’s Fees and Services

The following is a description of the professional services performed and the fees billed by Ernst & Young for the fiscal years ended September 30, 2019 and September 30, 2018.

Type of Fees	Fiscal Year Ended September 30, 2019	Fiscal Year Ended September 30, 2018

Audit Fees(1)	$2,619,762	$2,677,914

Audit-Related Fees(2)	2,000	—

Tax Fees(3)	510,000	321,218

All Other Fees(4)	2,584	541,177

Total	$3,134,346	$3,540,309

(1)

Audit fees consist of fees related to the annual audit of our consolidated financial statements and review of the consolidated financial statements in our Quarterly Reports on Form 10-Q; audit and attestation services related to statutory or regulatory filings; and the issuance of consents. Audit fees in the fiscal year ended September 30, 2019 also include fees for Sarbanes-Oxley Section 404 attestation services. Audit fees in the fiscal year ended September 30, 2018 also include fees for services provided by Ernst & Young in connection with our initial public offering in November 2017 and our secondary offering in March 2018, including the registration statements on Form S-1 and amendments thereto.

(2)	Audit-related fees consist of fees for other audit type services not denoted above, including fees related to agreed-upon procedures for certain state contractor licensing requirements.
(3)	Tax fees are fees for a variety of permissible services relating to tax compliance, tax planning and tax advisory services.
(4)

All other fees relate to professional services not included in the categories above, including, in the fiscal year ended September 30, 2019, fees related to agreed-upon procedures for a grant application, and in the fiscal year ended September 30, 2018, fees related to the performance of certain advisory services associated with the Company’s strategic acquisitions.

All audit-related services, tax services and other services in fiscal years 2019 and 2018 were pre-approved by the Audit Committee, who concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides that the Audit Committee must pre-approve all services and associated fees provided to the Company by its independent registered public accounting firm, with certain de minimis exceptions described in the policy. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Related Services of Independent Auditors

The Audit Committee is responsible for the appointment, compensation, retention, oversight and termination of Evoqua Water Technologies Corp.’s independent registered public accounting firm. The Audit Committee has adopted a policy requiring that substantially all audit, audit-related and non-audit services provided by the independent auditor be pre-approved by the Audit Committee. Pre-approval is not necessary for certain minor non-audit services that (i) do not constitute more than 5% of the total amount of revenues paid by the Company to the independent auditor during the fiscal year the non-audit services were provided; (ii) were not recognized by the Company to be non-audit services at the time of the engagement for such services; and (iii) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee may delegate authority to one or more independent members of the Audit Committee to grant pre-approvals of audit and permitted non-audit services, provided that any such pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has adopted a policy that prohibits our independent auditors from providing the following services:

•	bookkeeping or other services related to the accounting records or financial statements of Evoqua Water Technologies Corp.;

•	financial information systems design and implementation;

•	appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	any other service that the Public Company Accounting Oversight Board prohibits through regulation.

The Audit Committee’s pre-approval policy is in the Audit Committee Charter, which is available on our website at aqua.evoqua.com/corporate-governance.

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Report of the Audit Committee of the Board

The Audit Committee is composed of Peter M. Wilver, as Chairman, Nick Bhambri, Gary A. Cappeline and Lynn C. Swann. The Audit Committee oversees Evoqua Water Technologies Corp.’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including maintaining an effective system of internal controls over financial reporting. The Audit Committee meets separately with management, the internal auditor and the independent registered public accounting firm. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at aqua.evoqua.com/corporate-governance. The charter, among other things, provides that the Audit Committee has full authority to appoint, compensate, retain, oversee and terminate when appropriate, the independent registered public accounting firm.

In addition to fulfilling its oversight responsibilities as set forth in its charter and further described above in the section of this Proxy Statement entitled “Corporate Governance and Board Matters—Committees of the Board—Audit Committee,” the Audit Committee has done the following things:

•

reviewed and discussed the audited financial statements in Evoqua Water Technologies Corp.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•

reviewed with Ernst & Young LLP (“Ernst & Young”), Evoqua Water Technologies Corp.’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with US generally accepted accounting principles, their judgments as to the quality and acceptability of Evoqua Water Technologies Corp.’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding Ernst & Young’s communications with the Audit Committee concerning independence;

•

discussed with Ernst & Young its independence from management and Evoqua Water Technologies Corp. and considered whether Ernst & Young could also provide non-audit services without compromising the firm’s independence;

•

discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standards No. 1301, formerly known as the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the PCAOB in Rule 3200T); and

•

discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits, and then met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of Evoqua Water Technologies Corp.’s internal controls and the overall quality of Evoqua Water Technologies Corp.’s financial reporting.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2019, for filing with the SEC.

This report has been furnished by the members of the Audit Committee of the Board:

Audit Committee

Peter M. Wilver, Chairman

Nick Bhambri

Gary A. Cappeline

Lynn C. Swann

Evoqua Water Technologies Corp. 2020 Proxy Statement  67

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of December 16, 2019:

•	each person or entity who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Information with respect to beneficial ownership is based upon information furnished to us by each director, executive officer or stockholder, and on information reported in Schedules 13G filed with the SEC, as the case may be. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Persons who have a right to acquire beneficial ownership of our common stock within 60 days after December 16, 2019, including any shares of our common stock subject to an option that has vested or will vest within 60 days after December 16, 2019, are also deemed to be beneficial owners of our common stock. More than one person may be deemed to be a beneficial owner of the same securities.

Each stockholder’s percentage of beneficial ownership is based on 115,552,946 shares of common stock outstanding as of December 16, 2019 plus the number of shares of common stock such stockholder has the right to acquire, including through the exercise of options, within 60 days of December 16, 2019.

68  Evoqua Water Technologies Corp. 2020 Proxy Statement

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, the address for each person or entity listed below is c/o Evoqua Water Technologies Corp., 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
5% Stockholders
AEA(1)	35,018,853	30.31%
British Columbia Investment Management Corporation(2)	7,781,968	6.73%
Havelock Fund Investments Pte Ltd(3)	6,037,705	5.23%
The Vanguard Group(4)	5,973,048	5.17%
Directors and Named Executive Officers
Ron C. Keating(5)	2,654,839	2.25%
Benedict J. Stas(6)	866,514	*
Hervé P. Fages	—	—
Rodney O. Aulick(7)	663,742	*
Snehal A. Desai(8)	61,530	*
Martin J. Lamb(9)	372,296	*
Nick Bhambri(10)	327,277	*
Gary A. Cappeline(11)	7,893	*
Judd A. Gregg(12)	157,298	*
Brian R. Hoesterey(13)	—	—
Vinay Kumar(13)	—	—
Lynn C. Swann(14)	21,861	*
Peter M. Wilver(15)	12,682	*
All executive officers and directors as a group (16 persons)	5,935,246	4.93%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

Represents shares of our common stock held of record by AEA EWT Holdings LP (“AEA EWT Holdings”), whose general partner is AEA EWT Holdings GP LLC (“AEA EWT Holdings GP”). The managing member of AEA EWT Holdings GP is AEA Investors Fund V LP and its other members are (i) AEA Investors Participant Fund V LP, (ii) AEA Investors QP Participant Fund V LP, (iii) AEA Investors Fund V-A LP and (iv) AEA Investors Fund V-B LP (AEA Investors Fund V LP and the entities named in clauses (i) through (iv), collectively, the “AEA Funds”). The AEA Funds are also limited partners of AEA EWT Holdings. The general partner of each of AEA Investors Participant Fund V LP and AEA Investors QP Participant Fund V LP is AEA Investors PF V LLC, whose sole member is AEA Investors LP. The general partner of each of AEA Investors Fund V LP, AEA Investors Fund V-A LP and AEA Investors Fund V-B LP is AEA Investors Partners V LP, whose general partner is AEA Management (Cayman) Ltd. Each of AEA EWT Holdings GP, the AEA Funds, AEA Investors PF V LLC, AEA Investors Partners V LP, AEA Investors LP and AEA Management (Cayman) Ltd. may be deemed to share beneficial ownership of the shares of our common stock held of record by AEA EWT Holdings, but each disclaims beneficial ownership of such shares. Dr. John L. Garcia, the Chairman of AEA Investors LP and the sole stockholder and director of AEA Management (Cayman) Ltd., and Brian R. Hoesterey, the Chief Executive Officer of AEA Investors LP, may also be deemed to share beneficial ownership of the shares of our common stock held of record by AEA EWT Holdings, but each of Dr. Garcia and Mr. Hoesterey disclaims beneficial ownership of such shares. The shares of our common stock held of record by AEA EWT Holdings reflected in the table above do not include 58,933,394 shares of our common stock owned by certain of our existing stockholders who have agreed to vote all of their shares to elect one individual to our Board of Directors that has been nominated by AEA (so long as AEA holds an aggregate of at least 10% of our outstanding common stock)

Evoqua Water Technologies Corp. 2020 Proxy Statement  69

pursuant to the Stockholders’ Agreement or irrevocable voting proxies. AEA EWT Holdings may be deemed to have or share voting control with respect to the shares of our common stock owned by these stockholders, but AEA EWT Holdings disclaims beneficial ownership of such shares. For a description of our relationship with AEA, please see “Certain Relationships and Related Party Transactions—Transactions with AEA—Stockholders’ Agreement and Voting Proxies.”

The address for each of AEA EWT Holdings, AEA EWT Holdings GP, AEA Investors Participant Fund V LP, AEA Investors QP Participant Fund V LP, AEA Investors PF V LLC, AEA Investors LP, AEA Investors Fund V-A LP, AEA Investors Fund V-B LP, Dr. Garcia and Mr. Hoesterey is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, New York 10103. The address for each of AEA Investors Fund V LP, AEA Investors Partners V LP and AEA Management (Cayman) Ltd. is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(2)

Includes (i) 6,723,620 shares of our common stock held of record by bcIMC Private Placement (2013) Investment Corporation and (ii) 1,058,348 shares of our common stock held of record by bcIMC (WCBAF) Private Placement (2013) Investment Corporation (together with bcIMC Private Placement (2013) Investment Corporation, the “bcIMC Funds”). Jim Pittman is Director, President and chair of the bcIMC Funds. Leroy Wall and Julian Remedios are Vice Presidents of the bcIMC Funds. Patricia Bood is Secretary of the bcIMC Funds. Britta Wagner is Assistant Secretary of the bcIMC Funds. In such capacities, Messrs. Pittman, Wall and Remedios and Mss. Bood and Wagner may be deemed to have voting and dispositive power over the shares of our common stock held by the bcIMC Funds. Each of Messrs. Pittman, Wall and Remedios and Mss. Bood and Wagner disclaim beneficial ownership of these shares. The address for the bcIMC Funds and Messrs. Pittman, Wall and Remedios and Mss. Bood and Wagner is 750 Pandora Avenue, Victoria, British Columbia V8W 0E4, Canada.

(3)

Havelock Fund Investments Pte Ltd is a wholly-owned subsidiary of Fullerton Fund Investments Pte Ltd, which is a wholly-owned subsidiary of Temasek Holdings (Private) Limited. Temasek Holdings (Private) Limited, Fullerton Fund Investments Pte Ltd and Havelock Fund Investments Pte Ltd have shared voting and dispositive power over the shares held by Havelock Fund Investments Pte Ltd. The address of these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(4)

Based on information as of December 31, 2018 contained in a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group. The Schedule 13G indicates that The Vanguard Group has sole investment power with respect to 5,823,696 of the shares, shared investment power with respect to 149,352 of the shares, sole voting power with respect to 152,491 of the shares, and shared voting power with respect to 4,135 of the shares.

(5)

Includes 2,316,899 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after December 16, 2019, and 23,165 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.

(6)

Includes 723,745 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after December 16, 2019, and 6,906 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.

(7)

Includes 591,994 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after December 16, 2019, and 3,946 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.

(8)

Includes 43,698 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after December 16, 2019, and 6,905 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.

(9)

Includes 89,903 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after December 16, 2019, and 7,893 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.

(10)

Includes (i) 134,788 shares held indirectly through the Nick Bhambri Revocable Trust dated June 23, 2008 (of which Mr. Bhambri is the trustee) and (ii) 179,807 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after December 16, 2019, and 7,893 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.

(11)	Includes 7,893 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.

70  Evoqua Water Technologies Corp. 2020 Proxy Statement

(12)

Includes 144,607 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after December 16, 2019, and 7,893 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.

(13)

Does not include 35,018,853 shares of our common stock held of record by AEA EWT Holdings. Mr. Hoesterey is Chief Executive Officer, and Mr. Kumar is a partner, of AEA. Each of Messrs. Hoesterey and Kumar serves on our Board as a representative of AEA, but each disclaims beneficial ownership of the shares of our common stock held of record by AEA EWT Holdings.

(14)	Includes 7,893 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.
(15)	Includes 7,893 shares of common stock issuable upon vesting of restricted stock units that will vest within 60 days after December 16, 2019.

Evoqua Water Technologies Corp. 2020 Proxy Statement  71

Securities Authorized for Issuance Under Equity Compensation Plans

The following sets forth the aggregate information of our equity compensation plans in effect as of September 30, 2019. For further information, see Note 17 of the Notes to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended September 30, 2019 under the caption “Item 8—Financial Statements and Supplementary Data.”

Plan category	Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans
Approved by security holders	10,621,281 (1)	$8.15 (2)	8,609,239 (3)
Not approved by security holders	—	—	—
Total	10,621,281	$8.15	8,609,239

(1)

Includes 3,046,094 shares of common stock that may be issued pursuant to outstanding stock options, RSUs and stock appreciation rights under the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan; 6,417,369 shares of common stock that may be issued pursuant to outstanding stock options under the EWT Holdings I Corp. Stock Option Plan; and 1,157,818 IPO RSUs. On November 2, 2019, the IPO RSUs vested in accordance with their terms. For information about the IPO RSUs, see “Compensation Discussion and Analysis — Payments Upon Certain Events of Termination or Change-in-Control.”

(2)

The weighted average exercise price does not take into account RSU awards or stock appreciation rights. The weighted average remaining term of outstanding stock options under our equity compensation plans is 6.3 years.

(3)

Includes 2,008,244 shares of common stock that remain available for issuance under the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan; 1,703,507 shares of common stock that remain available for issuance under the EWT Holdings I Corp. Stock Option Plan; and 4,897,488 shares of common stock that remain available for issuance under the Evoqua Water Technologies Corp. 2018 Employee Stock Purchase Plan. Following the adoption of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan, no additional awards have been or will be issued under the EWT Holdings I Corp. Stock Option Plan.

72  Evoqua Water Technologies Corp. 2020 Proxy Statement

Certain Relationships and Related Party Transactions

The following is a description of transactions since the beginning of our 2019 fiscal year in which we were a participant, where (i) the amount involved exceeded or will exceed $120,000, and (ii) any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest in the transaction. We believe the terms obtained or the consideration that we paid or received, as applicable, in connection with the transactions described below are comparable to terms available or amounts that would be paid or received, as applicable, in arm’s-length transactions with parties unrelated to us.

Transactions with AEA

We became a standalone company in January 2014, with the assistance of AEA as our private equity sponsor, when we acquired, through our wholly-owned subsidiaries, EWT Holdings II Corp. and EWT Holdings III Corp., all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens Aktiengesellschaft. We refer to this acquisition as the “Acquisition.”

Management Agreement. On January 7, 2014, we entered into a management agreement with AEA relating to the provision of its advisory and consulting services. The agreement required us to pay AEA an annual management fee of approximately $4.0 million per year following the completion of the Acquisition and continuing for as long as AEA, either directly or indirectly, owns any of our or our subsidiaries’ equity. The annual management fee was payable in quarterly installments of approximately $1.0 million, in advance, on the first day of each calendar quarter. The agreement also required us to reimburse AEA for its reasonable out-of-pocket costs and expenses incurred in connection with the Acquisition, its provision of ongoing advisory and consulting services, monitoring its investment in us and developing, negotiating, performing or enforcing any agreements or documents relating to its investment in us. We believe that the agreement and the services mentioned above are, or were on terms at least as favorable to us, as we would expect to negotiate with unrelated third parties. In connection with our initial public offering, the agreement was terminated on November 6, 2017. While the agreement did not require us to pay AEA a termination fee, we are required to reimburse AEA for its reasonable out-of-pocket costs and expenses incurred in connection with its provision of ongoing advisory and consulting services. We incurred expenses of approximately $20,000 in the fiscal year ended September 30, 2019.

Pursuant to the management agreement, we agreed to indemnify AEA against any claims or liabilities relating to or arising out of actions taken by AEA relating to the provision of its advisory and consulting services (under the terms of the agreement) or the operation of our business, except for claims or liabilities that are shown to have resulted from actions taken by AEA in bad faith, or due to AEA’s gross negligence or willful misconduct. If for any reason (other than the bad faith, gross negligence or willful misconduct of AEA as provided above) the foregoing indemnity is unavailable to or insufficient to hold AEA harmless, then we will be required to contribute to any amount paid or payable by AEA as a result of such claims or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by us, on the one hand, and AEA, on the other hand, (ii) the relative fault of us and AEA and (iii) any relevant equitable considerations, subject to the limitation that in any event AEA’s aggregate contribution to all claims and liabilities shall not exceed the amount of fees actually received by AEA under the agreement (notwithstanding a finding of bad faith, gross negligence or willful misconduct of AEA). Under the agreement, AEA did not have any liability to us in connection with the services it rendered pursuant to the agreement (notwithstanding a finding of bad faith, gross negligence or willful misconduct of AEA). Those indemnification provisions survive termination of the agreement.

Stockholders’ Agreement and Voting Proxies. We, AEA, certain members of management and certain of our stockholders entered into the Stockholders’ Agreement in connection with the Acquisition. The Stockholders’ Agreement contains, among other things, certain restrictions on the ability of the parties thereto to freely transfer shares of our stock. In addition, pursuant to the Stockholders’ Agreement, the parties thereto agreed to vote their shares of our common stock on certain matters presented to the stockholders in the same manner that the Board and a majority of our stockholders vote on such matters. The foregoing transfer and voting provisions terminated upon completion of our initial public offering on November 6, 2017. However, the Stockholders’ Agreement also provides that, for so long as certain affiliates

Evoqua Water Technologies Corp. 2020 Proxy Statement  73

of AEA hold an aggregate of at least 10% of our outstanding common stock, AEA will be entitled to nominate at least one individual for election to our Board, and our Board and the Nominating and Corporate Governance Committee thereof will nominate and recommend to our stockholders that such individual be elected to our Board. Certain of our stockholders have entered into voting proxies in which they agreed to vote all of their shares to elect such individual to our Board. These voting proxies expired on the second anniversary of the closing of our initial public offering, or November 2, 2019.

Registration Rights Agreement. The parties to the Stockholders’ Agreement described above also entered into a registration rights agreement in connection with the Acquisition, which was amended and restated in connection with our initial public offering and further amended on November 22, 2019 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, holders of a total of 56,620,498 shares of our common stock as of December 16, 2019 will have the right to require us to register these shares under the Securities Act under specified circumstances or will have incidental registration rights as described below. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Demand Registration Rights. Subject to certain restrictions, AEA may request that we register all or a portion of their common stock for sale under the Securities Act. We will effect the registration as requested in writing by AEA, unless in the good faith judgment of our Board, such registration would materially and adversely interfere with certain existing or potential material transactions or events involving the Company and should be delayed. We are not obligated to file a registration statement pursuant to these demand provisions on more than five occasions on Form S-1; however, AEA is entitled to make an unlimited number of demands for registration on Form S-3.

Piggyback Registration Rights. In addition, if at any time, we register any shares of our common stock (other than pursuant to registrations on Form S-4 or Form S-8), the holders of all shares having registration rights are entitled, subject to certain exceptions, to receive notice at least five business days prior to the filing of the registration statement, or, in the case of holders who are individuals, no more than five business days after such filing, and to include all or a portion of their common stock in the registration.

In the event that any registration in which the holders of registrable shares participate pursuant to the Registration Rights Agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited.

Other Provisions. We will pay all registration and offering expenses, including, among other things, reasonable fees and disbursements of a single special counsel for AEA and of a single special counsel for all other selling stockholders, related to any demand or piggyback registration. The Registration Rights Agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify any selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them. A particular stockholder’s shares shall no longer be considered registrable shares, to which demand and piggyback registration rights apply, (i) when such shares have been disposed of under an effective registration statement or (ii) when such stockholder can sell, or with respect to AEA, has sold, such shares under Rule 144 of the Securities Act. In addition, certain parties to the Registration

Rights Agreement have agreed to not sell any shares pursuant to Rule 144 of the Securities Act or in another private placement for a period of three years following the closing of our initial public offering, unless consented to by our Board or sold to certain permitted transferees. The Registration Rights Agreement does not provide for any cash penalties or other penalties associated with any delays in registering any shares.

Family Relationships

The son of James M. Kohosek, our Executive Vice President, Chief Administrative Officer, is an employee of the Company. He is employed in a non-executive officer capacity and does not report to an executive officer. His total compensation during the fiscal year ended September 30, 2019, including base salary, bonus and benefits, exceeded the $120,000 related person transaction threshold and, as a result, was reviewed by the Audit Committee. He participates in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

74  Evoqua Water Technologies Corp. 2020 Proxy Statement

Policies and Procedures for Related Party Transactions

Our Board has adopted a written policy providing that the Audit Committee will review and approve or ratify transactions in excess of $120,000 of value in which the Company is a participant and in which a related party (as defined below) has or will have a direct or indirect material interest. The General Counsel and Corporate Controller shall review all of the relevant facts and circumstances of all related party transactions and either (a) bring to the Audit Committee for approval or ratification any transaction (i) exceeding $120,000 or (ii) considered potentially material to the Company’s business, financial condition, results of operations or prospects, or (b) approve or disapprove of the entry into any transaction not meeting the conditions specified in clauses (a)(i) or (a)(ii) of this paragraph.

The Audit Committee or the General Counsel and Corporate Controller, as the case may be, may approve only those related party transactions that they determine are on terms, taken as a whole, that are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party and that the Audit Committee or the General Counsel and Corporate Controller, as the case may be, determine are not inconsistent with the best interests of the Company. In particular, our policy with respect to related party transactions requires our Audit Committee or the General Counsel and Corporate Controller, as the case may be, to consider (i) whether the transaction was undertaken in the ordinary course of business, (ii) whether the related party transaction was initiated by the Company or the related party, (iii) the availability of other sources for comparable products or services, whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party and the duration of the transaction and the terms available to unrelated third parties and employees generally, (iv) the purpose of, and the potential benefits to the Company of, the related party transaction, (v) the impact on a director’s independence in the event that the related party is a director, director nominee, immediate family member of a director or director nominee or an entity in which any such person has an interest or relationship, (vi) the approximate amount involved in the related party transaction, (vii) the related party’s interest in the related party transaction and (viii) any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular transaction or would impair the independence of an independent director or present an improper conflict of interest for any director or executive officer.

For the purposes of this policy, the Company deems a “related party” to be (i) any person who is or was at any time since the beginning of the last completed fiscal year an executive officer, director or nominee for director, or any immediate family member of such person, (ii) any person beneficially owning more than 5% of any class of the Company’s voting securities, (iii) any affiliates of the Company, (iv) any entities for which investments in their equity securities would be required to be accounted for by the equity method by the investing entity, (v) any trusts for the benefit of employees that are managed by or under the trusteeship of management and (vi) all members of the Company’s Executive Leadership Team, Finance Leadership, Plant Controllers, Segment Leadership and any immediate family member of such person.

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Other Matters

Incorporation by Reference

The Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or Exchange Act, except to the extent that we specifically incorporate it by reference into such filing. In addition, the information contained on, or that can be accessed through, our website is not part of this Proxy Statement and references to our website addresses in this Proxy Statement are inactive textual references only.

Access to Reports and Other Information

Our website is www.evoqua.com. Our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics and Business Conduct and Board committee charters are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our General Counsel and Secretary at 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

Other Matters That May Come Before the Annual Meeting

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

* * * * *

By Order of the Board of Directors,

Vincent Grieco

Executive Vice President,

Secretary and General Counsel

Pittsburgh, Pennsylvania

January 6, 2020

76  Evoqua Water Technologies Corp. 2020 Proxy Statement

Appendix A

Non-GAAP Financial Measures

ADJUSTED EBITDA RECONCILIATION

We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, sponsor fees, transaction costs and other gains, losses and expenses. Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

The following is a reconciliation of our net (loss) income to Adjusted EBITDA:

	($ in millions)
	FYE 9/30	FY2019		FY2018
	Net (loss) income	$(8.5)		$7.9
	Income tax expense	9.6		1.4
	Interest expense	58.6		57.5
	Operating profit	$59.7		$66.8
	Depreciation and amortization	98.2		85.9
	EBITDA	$157.9		$152.7
	Restructuring and related business transformation costs	24.2	(1)	34.4	(5)

	Share-based compensation	20.0	(2)	15.8	(6)

	Sponsor fees	—		0.3	(7)

	Transaction costs	11.6	(3)	7.6	(8)

	Other (gains), losses and expenses	21.3	(4)	6.1	(9)

	Adjusted EBITDA	$235.0		$216.9
	Revenue	$1,444.4		$1,339.5
	Adjusted EBITDA as a % of Revenue	16.3%		16.2%

(1)	Primarily comprised of severance costs, relocation costs, recruiting expenses and third-party consultant costs associated with the two-segment realignment and other various restructuring and efficiency initiatives.

(2)	Represents non-cash share-based compensation.

(3)	Removal of expenses associated with recent platform and tuck-in acquisitions and divestitures and post-acquisition integration costs of which $1.3 million was non-cash.

(4)	Add back of gains and losses associated with foreign exchange, gain on the sale of property and other unusual business expenses primarily consisting of the remediation of manufacturing defects caused by a third-party vendor, product rationalization in our electro-chlorination business and the provision for write-off of inventory in our aquatics business associated with product rationalization and facility consolidation.

(5)	Primarily comprised of severance, relocation, recruiting and other costs associated with the voluntary separation program and other various restructuring and efficiency initiatives.

Evoqua Water Technologies Corp. 2020 Proxy Statement A-1

(6)	Represents non-cash share-based compensation.

(7)	Elimination of management fees paid to AEA during its ownership. AEA’s management agreement terminated at the IPO closing.

(8)	Removal of expenses associated with recent platform and tuck-in acquisitions and divestitures and post-acquisition integration costs.

(9)

Add back of gains and losses associated with foreign exchange, recent asset sales, foreign exchange impact of headquarter allocations, expenses related to maintaining non-operational business locations, expenses incurred related to remediation of manufacturing defects caused by a third-party vendor and the write-off of obsolete inventory as part of the migration of an operational business unit to a new enterprise resource planning system.

FREE CASH FLOW

“Free Cash Flow” is defined as net cash from operating activities, as reported in the Statement of Cash Flows, less capital expenditures as well as adjustments for other significant items that impact current results which management believes are not related to our ongoing operations and performance. Our definition of free cash flow does not consider certain non-discretionary cash payments, such as debt.

The following is a reconciliation of our net cash from operating activities to Free Cash Flow:

($ in millions)	FY’19
Operating Cash Flow	$125.2
(+) EBITDA adjustments, excluding share-based compensation and gain on sale of property, net of tax(1)	42.6
(-) Capital Expenditures	(88.9)
(+) Financing related to growth capital expenditures	38.4
(+) Financing related to property acquisition	—
(-) Purchases of intangibles (e.g., software licenses)	(6.4)
Free Cash Flow	$110.9

(1)	Refer to adjustments on page A-1 of this Appendix A under “Adjusted EBITDA Reconciliation.”

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Appendix B

Amended and Restated Evoqua Water Technologies Corp.

2017 Equity Incentive Plan

1.	Purpose.

The purpose of the Plan is to assist the Company with attracting, retaining, incentivizing and motivating officers and employees of, consultants to, and non-employee directors providing services to, the Company and its Subsidiaries and to promote the success of the Company’s business by providing such participating individuals with a proprietary interest in the performance of the Company. The Company believes that this incentive program will cause participating officers, employees, consultants and non-employee directors to increase their interest in the welfare of the Company and its Subsidiaries and to align those interests with those of the stockholders of the Company and its Subsidiaries.

2.	Definitions. For purposes of the Plan:

2.1.     “Adjustment Event” shall have the meaning ascribed to such term in Section 12.1.

2.2.     “Award” means, individually or collectively, a grant of an Option, Restricted Stock, a Restricted Stock Unit, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Share Award or any or all of them.

2.3.     “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.

2.4.     “Base Price” shall have the meaning ascribed to such term in Section 6.4.

2.5.     “Board” means the Board of Directors of the Company.

2.6.     “Cause” shall mean (a) if a Participant is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “Cause” is defined, the occurrence of any circumstances defined as “Cause” in such employment or severance agreement, or (b) if a Participant is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Cause” is defined, (i) the Participant’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which the Participant may be subject, (ii) the Participant’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of the Subsidiaries or the performance of the Participant’s duties, (iii) the Participant’s willful failure to (A) follow a reasonable and lawful directive of the Company or of the Subsidiary at which he or she is employed or provides services, or the Board or (B) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary at which he or she is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have an adverse effect (other than a de minimis adverse effect) on the business or financial condition of the Company, (iv) the Participant’s violation of his or her employment, consulting, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the Participant is subject, (v) the Participant’s deliberate and continued failure to perform his or her material duties to the Company or any of its Subsidiaries or (vi) the Participant’s violation of the Company’s Code of Business Conduct and Ethics, as it may be amended from time to time.

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2.7.     “Change in Control” means the occurrence of any of the following:

 (a)     An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person following the Effective Date, immediately after which such Person first acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 2.7(a), the acquisition of Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

 (b)     The individuals who, as of the Effective Date are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest;

 (c)     The consummation of:

(i)     A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger in which:

  (A)    the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

  (B)    the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

  (C)    no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity or (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of Voting Securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

  (ii)     A complete liquidation or dissolution of the Company; or

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  (iii)    The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and, after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.8.      “Code” means the Internal Revenue Code of 1986, as amended.

2.9.      “Committee” means the Committee which administers the Plan as provided in Section 3.

2.10.    “Company” means Evoqua Water Technologies Corp., a Delaware corporation, or any successor thereto.

2.11.     “Consultant” means any consultant or advisor, other than an Employee or Nonemployee Director, who is a natural person and who renders services to the Company or a Subsidiary that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.12.    “Corporate Transaction” means (a) a merger, consolidation, reorganization, recapitalization or other transaction or event having a similar effect on the Company’s capital stock or (b) a liquidation or dissolution for the Company. For the avoidance of doubt a Corporate Transaction may be a transaction that is also a Change in Control.

2.13.     “Director” means a member of the Board.

2.14.     “Disability” means, with respect to a Participant, a permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing provisions of this Section 2.14, in the event any Award is considered to be “deferred compensation” as that term is defined under Section 409A and the terms of the Award are such that the definition of “disability” is required to comply with the requirements of Section 409A then, in lieu of the foregoing definition, the definition of “Disability” for purposes of such Award shall mean, with respect to a Participant, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.15.    “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.16.    “Dividend Equivalent Right” means a right to receive cash or Shares based on the value of dividends that are paid with respect to Shares.

2.17.    “Effective Date” means the date of the Plan’s approval by the Board, subject to the approval of the Company’s stockholders.

2.18.    “Eligible Individual” means any Employee, Director or Consultant.

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2.19.    “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or any Subsidiary, or between the Company and any Subsidiaries.

2.20.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.21.     “Fair Market Value” on any date means:

  (a)    if the Shares are listed for trading on a national securities exchange, the closing price at the close of the primary trading session of the Shares on the date of determination on the principal national securities exchange on which the common stock is listed or admitted to trading as officially quoted in the consolidated tape of transactions on such exchange or such other source as the Committee deems reliable for the applicable date, or if there has been no such closing price of the Shares on such date, on the next preceding date on which there was such a closing price;

  (b)    if the Shares are not listed for trading on a national securities exchange, the fair market value of the Shares as determined in good faith by the Committee, and, if applicable, in accordance with Sections 409A and 422 of the Code.

2.22.     “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.23.     “Minimum Vesting Exceptions” means, notwithstanding any other provisions of the Plan to the contrary (x) the Committee may grant equity-based Awards without regard to any minimum vesting requirements with respect to a maximum of five percent (5%) of the available Share reserve authorized for issuance under the Plan pursuant to Section 4.1 of the Plan; and (y) Awards granted under the Plan may vest earlier than the first anniversary of the grant date of an Award (irrespective of whether the such Award would qualify as an award under the preceding clause (x)) if (i) the Award is being granted by the Company as part of the assumption or substitution of awards previously granted, by a company acquired by the Company or with which the Company combines; (ii) the Award consists of Shares delivered in lieu of fully vested cash awards; (iii) the Award is granted to a Nonemployee Director and the award vests on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting.

2.24.     “Nonemployee Director” means a Director of the Board who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.25.     “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

2.26.     “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.27.    “Option Price” means the price at which a Share may be purchased pursuant to an Option.

2.28.    “Parent” means any corporation which is a “parent corporation” (within the meaning of Section 424(e) of the Code) with respect to the Company.

2.29.    “Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

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2.30.    “Performance Awards” means Performance Share Units, Performance Units, Performance-Based Restricted Stock or any or all of them.

2.31.    “Performance-Based Restricted Stock” means Shares issued or transferred to an Eligible Individual under Section 9.2.

2.32.    “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.33.    “Performance Objectives” means the objectives set forth in Section 9.3 for the purpose of determining, either alone or together with other conditions, the degree of payout and/or vesting of Performance Awards.

2.34.    “Performance Share Units” means Performance Share Units granted to an Eligible Individual under Section 9.1(b).

2.35.    “Performance Units” means Performance Units granted to an Eligible Individual under Section 9.1(a).

2.36.    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) of the Exchange Act.

2.37.    “Plan” means this Amended and Restated Evoqua Water Technologies Corp. 2017 Equity Incentive Plan, as amended from time to time.

2.38.    “Plan Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board pursuant to Section 15 hereof.

2.39.    “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 8.1.

2.40.    “Restricted Stock Units” means rights granted to an Eligible Individual under Section 8.2 representing a number of hypothetical Shares.

2.41.    “SAR Payment Amount” shall have the meaning ascribed to such term in Section 6.4.

2.42.    “Section 162(m)” means Section 162(m) of Code, and all regulations, guidance, and other interpretative authority issued thereunder.

2.43.    “Section 409A” means Section 409A of Code, and all regulations, guidance, and other interpretative authority issued thereunder.

2.44.    “Securities Act” means the Securities Act of 1933, as amended.

2.45.    “Share Award” means an Award of Shares granted pursuant to Section 10.

2.46.    “Shares” means the common stock, par value $0.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

2.47.    “Stock Appreciation Right” means a right to receive all or some portion of the increase, if any, in the value of the Shares as provided in Section 6 hereof.

2.48.    “Subsidiary” means (a) except as provided in subsection (b) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company and (b) in relation

Evoqua Water Technologies Corp. 2020 Proxy Statement B-5

to the eligibility to receive Awards other than Incentive Stock Options and continued employment or the provision of services for purposes of Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns at least twenty-five percent (25%) of the outstanding equity or other ownership interests.

2.49.    “Ten-Percent Shareholder” means an Eligible Individual who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

2.50.    “Termination”, “Terminated” or “Terminates” shall mean (a) with respect to a Participant who is an Employee, the date such Participant ceases to be employed by the Company and its Subsidiaries, (b) with respect to a Participant who is a Consultant, the date such Participant ceases to provide services to the Company and its Subsidiaries or (c) with respect to a Participant who is a Director, the date such Participant ceases to be a Director, in each case, for any reason whatsoever (including by reason of death, Disability or adjudicated incompetency). Unless otherwise set forth in an Award Agreement, (a) if a Participant is both an Employee and a Director and terminates as an Employee but remains as a Director, the Participant will be deemed to have continued in employment without interruption and shall be deemed to have Terminated upon ceasing to be a Director and (b) if a Participant who is an Employee or a Director ceases to provide services in such capacity and becomes a Consultant, the Participant will thereupon be deemed to have been Terminated. To the extent any Award hereunder is subject to (rather than exempt from (Section 409A), a Participant shall not be deemed to have experienced a Termination unless such event also constitutes a “separation from service” within the meaning of Section 409A.

3.	Administration.

3.1.     Committee. The Plan shall be administered by a Committee appointed by the Board. The Committee shall consist of at least two Directors of the Board and may consist of the entire Board; provided, however, that (a) if the Committee consists of less than the entire Board, then, with respect to any Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist solely of two or more Nonemployee Directors. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. The acts of a majority of the total membership of the Committee at any meeting, or the acts approved in writing by all of its members, shall be the acts of the Committee. All decisions and determinations by the Committee in the exercise of its powers hereunder shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other Persons having any interest therein.

3.2.     Board Reservation and Delegation.

(a)    The Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder. To the extent the Board has reserved to itself or exercises the authority and responsibility of the Committee, the Board shall be deemed to be acting as the Committee for purposes of the Plan and references to the Committee in the Plan shall be to the Board.

(b)    Subject to applicable law, the Board may delegate, in whole or in part, any of the authority of the Committee hereunder (subject to such limits as may be determined by the Board) to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Eligible Individuals who are not officers or directors of the Company or any of its Subsidiaries and who are not subject to Section 16 of the Exchange Act. To the extent that the Board delegates any such authority to make Awards as provided by this Section 3.2(b), all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate.

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3.3.     Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have all of the powers necessary to enable it to carry out its duties under the Plan, including, without limitation, the power from time to time to:

(a)    determine those Eligible Individuals to whom Awards shall be granted under the Plan and determine the number of Shares or amount of cash in respect of which each Award is granted, prescribe the terms and conditions (which need not be identical) of each such Award, including, (i) in the case of Options, the Option Price and the duration of the Option and (ii) in the case of Stock Appreciation Rights, the Base Price per Share and the duration of the Stock Appreciation Right, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(b)    construe and interpret the Plan and the Awards granted hereunder, establish, amend and revoke rules, regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan, including, but not limited to, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise make the Plan fully effective;

(c)    determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a Termination for purposes of the Plan;

(d)    cancel, with the consent of the Participant, outstanding Awards or as otherwise permitted under the terms of the Plan;

(e)    exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f)    generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

3.4.     Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who receive, or are eligible to receive, Awards (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the Eligible Individuals to receive Awards under the Plan and the terms and provision of Awards under the Plan.

3.5.     Non-U.S. Employees. Notwithstanding anything herein to the contrary, with respect to Participants working outside the United States, the Committee may establish subplans, determine the terms and conditions of Awards, and make such adjustments to the terms thereof as are necessary or advisable to fulfill the purposes of the Plan taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

3.6.     Indemnification. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

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3.7.    No Repricing of Options or Stock Appreciation Rights. The Committee shall have no authority to (i) make any adjustment (other than in connection with an Adjustment Event, a Corporate Transaction or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the Option Price of an Option or Base Price of a Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants or other means, or (ii) cancel for cash or other consideration any Option whose Option Price is greater than the then Fair Market Value of a Share or Stock Appreciation Right whose Base Price is greater than the then Fair Market Value of a Share unless, in either case the Company’s stockholders shall have approved such adjustment, amendment or cancellation.

4.	Stock Subject to the Plan; Grant Limitations.

4.1.    Aggregate Number of Shares Authorized for Issuance. Subject to any adjustment as provided in the Plan, the maximum number of Shares that may be issued pursuant to Awards granted under the Plan shall not exceed 10,100,000 Shares, all of which may granted as Incentive Stock Options. The Shares to be issued under the Plan may be, in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Company and held by it as treasury shares.

4.2.    Nonemployee Director Limit. With respect to Awards granted hereunder to a Nonemployee Director, the aggregate number of Shares that may be issued pursuant to Awards granted under the Plan in any calendar year to an individual Nonemployee Director may not exceed that number of Shares representing a Fair Market Value equal to the positive difference, if any, between $700,000 and the aggregate value of any annual cash retainer paid to the Nonemployee Director (excluding the value any chairperson retainer or fee and meeting fees received by a Nonemployee Director in respect of such calendar year).

4.3.    Calculating Shares Available. If an Award or any portion thereof that is granted under the Plan (i) expires or otherwise terminates without all of the Shares covered by such Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Shares), such expiration, termination or settlement will not reduce (or otherwise offset) the number of Shares that may be available for issuance under the Plan. If any Shares issued pursuant to an Award are forfeited and returned back to or reacquired by the Company because of the failure to meet a contingency or condition required to vest such Shares in the Participant, then the Shares that are forfeited or reacquired will again become available for issuance under the Plan. Any Shares tendered or withheld (i) to pay the Option Price of an Option or (ii) to satisfy tax withholding obligations associated with an Award granted under this Plan shall not become available again for issuance under this Plan.

5.	Stock Options.

5.1.    Authority of Committee. The Committee may grant Options to Eligible Individuals in accordance with the Plan, the terms and conditions of the grant of which shall be set forth in an Award Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any of its Subsidiaries on the date the Incentive Stock Option is granted. Options shall be subject to the following terms and provisions:

5.2.    Option Price. The Option Price or the manner in which the Option Price is to be determined shall be determined by the Committee and set forth in the Award Agreement; provided, however, that the Option Price shall not be less than the greater of (i) the par value of a Share and (ii) 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder).

5.3.    Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder) and a Nonqualified

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Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, further, however, that unless the Committee provides otherwise, (i) an Option (other than an Incentive Stock Option) may, upon the death of the Participant prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Participant’s death (but in no event beyond the date on which the Option otherwise would expire by its terms), and (ii) if, at the time an Option (other than an Incentive Stock Option) would otherwise expire at the end of its term, the exercise of the Option is prohibited by applicable law or the Company’s insider trading policy, the term shall be extended until thirty (30) days after the prohibition no longer applies. The Committee may, subsequent to the granting of any Option, extend the period within which the Option may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Option could have been exercised and the 10th anniversary of the date of grant of the Option, except as otherwise provided herein in this Section 5.3.

5.4.    Vesting. The Committee shall determine and set forth in the applicable Award Agreement the time or times at which an Option shall become vested and exercisable; provided that, subject to the Minimum Vesting Exceptions, no Option (or portion thereof) granted shall have a vesting period of less than one year. To the extent not exercised, vested installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5.    Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.5) are exercisable by a Participant for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.

5.6.    Method of Exercise. The exercise of an Option shall be made only by giving notice in the form and to the Person designated by the Company, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Award Agreement pursuant to which the Option was granted. The Option Price for any Shares purchased pursuant to the exercise of an Option shall be paid in any of, or any combination of, the following forms: (a) cash or its equivalent (e.g., a check) or (b) if permitted by the Committee, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) in the form of other property as determined by the Committee. In addition, (i) the Committee may provide for the payment of the Option Price through Share withholding as a result of which the number of Shares issued upon exercise of an Option would be reduced by a number of Shares having a Fair Market Value equal to the Option Price and (ii) an Option may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded down to the nearest number of whole Shares.

5.7.    Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised with respect to such Shares pursuant to the terms of the applicable Award Agreement, (b) the Company shall have issued and delivered Shares (whether or not certificated) to the Participant, a securities broker acting on behalf of the Participant or such other nominee of the Participant and (c) the Participant’s name, or the name of his or her broker or other nominee, shall have been entered as a shareholder of record on the books of the Company. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Award Agreement.

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5.8.    Effect of Change in Control. Any specific terms applicable to an Option in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

6.	Stock Appreciation Rights.

6.1.    Grant. The Committee may grant Stock Appreciation Rights to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option. Awards of Stock Appreciation Rights shall be subject to the following terms and provisions.

6.2.    Terms; Duration. Stock Appreciation Rights shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years; provided, however, that unless the Committee provides otherwise, (i) a Stock Appreciation Right may, upon the death of the Participant prior to the expiration of the Award, be exercised for up to one (1) year following the date of the Participant’s death (but in no event beyond the date on which the Stock Appreciation Right otherwise would expire by its terms) and (ii) if, at the time a Stock Appreciation Right would otherwise expire at the end of its term, the exercise of the Stock Appreciation Right is prohibited by applicable law or the Company’s insider trading policy, the term shall be extended until thirty (30) days after the prohibition no longer applies. The Committee may, subsequent to the granting of any Stock Appreciation Right, extend the period within which the Stock Appreciation Right may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Stock Appreciation Right could have been exercised and the 10th anniversary of the date of grant of the Stock Appreciation Right, except as otherwise provided herein in this Section 6.2.

6.3.    Vesting. The Committee shall determine and set forth in the applicable Award Agreement the time or times at which a Stock Appreciation Right shall become vested and exercisable; provided that, subject to the Minimum Vesting Exceptions, no Stock Appreciation Right (or portion thereof) granted shall have a vesting period of less than one year. To the extent not exercised, vested installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Stock Appreciation Right expires. The Committee may accelerate the exercisability of any Stock Appreciation Right or portion thereof at any time.

6.4.    Amount Payable. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted (the “Base Price”) by (ii) the number of Shares as to which the Stock Appreciation Right is being exercised (the “SAR Payment Amount”). Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement evidencing the Stock Appreciation Right at the time it is granted.

6.5.    Method of Exercise. Stock Appreciation Rights shall be exercised by a Participant only by giving notice in the form and to the Person designated by the Company, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised.

6.6.    Form of Payment. Payment of the SAR Payment Amount may be made in the discretion of the Committee solely in whole Shares having an aggregate Fair Market Value equal to the SAR Payment Amount, solely in cash or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment shall be rounded down to the nearest whole Share.

6.7.     Effect of Change in Control. Any specific terms applicable to a Stock Appreciation Right in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

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7.	Dividend Equivalent Rights; No Dividend Equivalents Paid on Unvested Equity.

The Committee may grant Dividend Equivalent Rights, either in tandem with an Award or as a separate Award, to Eligible Individuals in accordance with the Plan. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Award Agreement evidencing the Award. No amounts in respect of Dividend Equivalent Rights shall be paid on any unvested Awards. Amounts payable in respect of Dividend Equivalent Rights shall be accrued until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate. The Committee shall determine whether such accrued amount is to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. Dividend Equivalent Rights may be settled, at such time as the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate, in cash or Shares or a combination thereof, in a single installment or multiple installments, as determined by the Committee.

8.	Restricted Stock; Restricted Stock Units.

8.1.     Restricted Stock. The Committee may grant Awards of Restricted Stock to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Award Agreements may require that an appropriate legend be placed on Share certificates. With respect to Shares in a book entry account in a Participant’s name, the Committee may cause appropriate stop transfer instructions to be delivered to the account custodian, administrator or the Company’s corporate secretary as determined by the Committee in its sole discretion. Awards of Restricted Stock shall be subject to the following terms and provisions:

(a)    Rights of Participant. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Award Agreement evidencing the Award and any other documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with an Award of Restricted Stock may be held in escrow by an agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon the issuance of the Shares, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)    Terms and Conditions. Each Award Agreement shall specify the number of Shares of Restricted Stock to which it relates, the conditions which must be satisfied in order for the Restricted Stock to vest and the circumstances under which the Award will be forfeited; provided that, subject to the Minimum Vesting Exceptions, no Award of Restricted Stock Award shall have a vesting period of less than one year.

(c)    Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares of Restricted Stock, free of all restrictions hereunder.

(d)    Treatment of Dividends. With respect to an Award of Restricted Stock the payment to the Participant of dividends declared or paid on such Shares by the Company shall be (i) accrued until the lapsing of the restrictions imposed upon such Shares and (ii) held by the Company for the account of the Participant until such time; provided, however, that a dividend payable in respect of Restricted Stock that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such dividends are payable. With respect to such accrued dividends, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of

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Restricted Stock) or held in cash. Payment of accrued dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares. For the avoidance of doubt, no dividends may be payable currently on any unvested Awards of Restricted Stock.

(e)    Effect of Change in Control. Any specific terms applicable to Restricted Stock in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

8.2.     Restricted Stock Unit Awards. The Committee may grant Awards of Restricted Stock Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each such Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine; provided that, subject to the Minimum Vesting Exceptions, no Award of Restricted Stock Award shall have a vesting period of less than one year. Notwithstanding the generality of the foregoing, Awards of Restricted Stock Units shall be subject to the following terms and provisions:

(a)    Payment of Awards. Each Restricted Stock Unit shall represent the right of the Participant to receive one Share upon vesting of the Restricted Stock Unit or on any later date specified by the Committee; provided, however, that the Committee may provide for the settlement of Restricted Stock Units in cash equal to the Fair Market Value of the Shares that would otherwise be delivered to the Participant (determined as of the date the Shares would have been delivered), or a combination of cash and Shares. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit.

(b)    Effect of Change in Control. Any specific terms applicable to Restricted Stock Units in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

9.	Performance Awards.

9.1.     Performance Units and Performance Share Units. The Committee may grant Awards of Performance Units and/or Performance Share Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Awards of Performance Units and Performance Share Units shall be subject to the following terms and provisions:

(a)    Performance Units. Performance Units shall be denominated in a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee (including without limitation, a continued employment requirement following the end of the applicable Performance Cycle), represent the right to receive payment as provided in Sections 9.1(c) and (d) of the specified dollar amount or a percentage or multiple of the specified dollar amount depending on the level of Performance Objective attained. The Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit.

(b)    Performance Share Units. Performance Share Units shall be denominated in Shares and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee, (including without limitation, a continued employment requirement following the end of the applicable Performance Cycle), represent the right to receive payment as provided in Sections 9.1(c) and (d) of the Fair Market Value of a Share on the date the Performance Share Unit became vested or any other date specified by the Committee. The Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit.

(c)    Terms and Conditions; Vesting and Forfeiture. Each Award Agreement shall specify the number of Performance Units or Performance Share Units to which it relates, the Performance Objectives and other conditions

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which must be satisfied in order for the Performance Units or Performance Share Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited; provided, however, that no Performance Cycle for Performance Share Units and Performance Units shall be less than one (1) year and, subject to the Minimum Vesting Exceptions, no Award of Performance Share Units (or portion thereof) or Performance Units (or portion thereof) shall vest earlier than one year from the date of grant.

(d)    Payment of Awards. Subject to Section 9.3(c), payment to Participants in respect of vested Performance Share Units and Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates or at such other time or times as the Committee may determine that the Award has become vested. Such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment.

9.2.     Performance-Based Restricted Stock. The Committee, may grant Awards of Performance-Based Restricted Stock to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each Award Agreement may require that an appropriate legend be placed on Share certificates. With respect to Shares in a book entry account in a Participant’s name, the Committee may cause appropriate stop transfer instructions to be delivered to the account custodian, administrator or the Company’s corporate secretary as determined by the Committee in its sole discretion. Awards of Performance-Based Restricted Stock shall be subject to the following terms and provisions:

(a)    Rights of Participant. Performance-Based Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted or at such other time or times as the Committee may determine; provided, however, that no Performance-Based Restricted Stock shall be issued until the Participant has executed an Award Agreement evidencing the Award, and any other documents which the Committee may require as a condition to the issuance of such Performance-Based Restricted Stock. At the discretion of the Committee, Shares issued in connection with an Award of Performance-Based Restricted Stock may be held in escrow by an agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon issuance of the Shares, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)    Terms and Conditions. Each Award Agreement shall specify the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance-Based Restricted Stock to vest, the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited; provided, however, that no Performance Cycle for Performance-Based Restricted Stock shall be less than one (1) year and, subject to the Minimum Vesting Exceptions, no Award of Performance-Based Restricted Stock (or portion thereof) shall vest earlier than on year from the date of grant.

(c)    Delivery of Shares. Upon the lapse of the restrictions on Shares of Performance-Based Restricted Stock awarded hereunder, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

9.3.     Performance Objectives.

(a)    Establishment. With respect to any Performance Awards, Performance Objectives for Performance Awards may be expressed in terms of: (i) net earnings; (ii) earnings per share; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization

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and/or rent; (x) share price (including, but not limited to growth measures and total stockholder return); (xi) expense control or loss management; (xii) customer satisfaction; (xiii) market share; (xiv) economic value added; (xv) working capital; (xvi) the formation of joint ventures or the completion of other corporate transactions; (xvii) gross or net profit margins; (xviii) revenue mix; (xix) operating efficiency; (xx) product diversification; (xxi) market penetration; (xxii) measurable achievement in quality, operation or compliance initiatives; (xxiii) quarterly dividends or distributions; (xxiv) employee retention or turnover; (xxv) sales; or (xxvi) any combination of or a specified increase in any of the foregoing, or any other performance criteria as may be established by the Committee. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established by the Committee while the performance relating to the Performance Objectives remains substantially uncertain.

(b)    Effect of Certain Events. The Committee may adjust the Performance Objectives in respect of a Performance Award to reflect the impact of specified events, including any one or more of the following with respect to the Performance Period (i) the gain, loss, income or expense resulting from changes in accounting principles or tax laws that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from and the direct expenses incurred in connection with, the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; or (v) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Committee at the time the Performance Objectives are established. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.

(c)    Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Committee shall determine that the applicable Performance Objectives have been satisfied. In respect of a Performance Award, the Committee may, in its sole discretion, (i) reduce the amount of cash paid or number of Shares to be issued or that have been issued and that become vested or on which restrictions lapse, and/or (ii) establish rules and procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that otherwise would be payable under an Award granted under this Section 9. The Committee may exercise such discretion in a non-uniform manner among Participants.

(d)    Effect of Change in Control. Any specific terms applicable to a Performance Award in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

9.4.     Treatment of Dividends in respect of Performance Awards. At the time the Award of Performance Units, Performance Share Units, or Performance-Based Restricted Stock is granted, the Committee may, in its discretion, determine that the Award of Performance Units, Performance Share Units, or Performance-Based Restricted Stock is eligible provide the Participant with the right to dividends, declared or paid on Shares represented by such Award which have been issued by the Company to the Participant, which dividends shall be (i) accrued until the lapsing of the restrictions imposed upon such Award and (ii) held by the Company for the account of the Participant until such time; provided, however, that a dividend payable in respect of Performance Units, Performance Share Units, or Performance-Based Restricted Stock shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividends are payable. In addition, the Committee shall determine whether, if applicable, such accrued dividends are to be reinvested in Shares (which shall be held as additional Shares of Performance-Based Restricted Stock) or held in cash. Payment of accrued dividends in respect of Shares of Performance-Based Restricted

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Stock, or in respect of Performance Units or Performance Share Units (whether such dividends were held in cash or in additional Shares of Performance-Based Restricted Stock) shall be made upon the lapsing of restrictions imposed on the Award in respect of which the deferred dividends were paid, and any dividends accrued in respect of such Award shall be forfeited upon the forfeiture of such underlying Performance Units, Performance Share Units or Performance-Based Restricted Stock. For the avoidance of doubt, no dividends may be payable currently on any unvested Awards of Performance Units, Performance Share Units, or Performance-Based Restricted Stock.

10.	Share Awards.

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion, subject to the Minimum Vesting Exception and provided that any dividend rights provided in respect of a Share Award shall be in compliance with Section 7 of the Plan. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11.	Effect of Termination of Employment; Transferability.

11.1.    Termination. The Award Agreement evidencing the grant of each Award shall set forth the terms and conditions applicable to such Award upon Termination, which shall be as the Committee may, in its discretion, determine at the time the Award is granted or at any time thereafter.

11.2.    Transferability of Awards and Shares.

 (a)    Non-Transferability of Awards. Except as set forth in Section 11.2(c) or (d) or as otherwise permitted by the Committee and as set forth in the applicable Award Agreement, either at the time of grant or at any time thereafter, no Award (other than Restricted Stock or Performance-Based Restricted Stock with respect to which the restrictions have lapsed) shall be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind; and any purported transfer, pledge, hypothecation, attachment, execution or levy in violation of this Section 11.2 shall be null and void.

 (b)    Restrictions on Shares. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Shares are then listed or traded and restrictions under any blue sky or state securities laws applicable to such Shares.

 (c)    Transfers By Will or by Laws of Descent or Distribution. Any Award may be transferred by will or by the laws of descent or distribution; provided, however, that (i) any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Agreement; and (ii) the Participant’s estate or beneficiary appointed in accordance with Section 11.2(d) will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

 (d)    Beneficiary Designation. To the extent permitted by applicable law, the Company may from time to time permit each Participant to name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Participant under any Award granted under the Plan in the event of the Participant’s death before he or she receives any or all of such benefit or exercises such Award. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation or if any such designation is not effective under applicable law as determined by the Committee, benefits under Awards remaining unpaid at the Participant’s death and rights to be exercised following the Participant’s death shall be paid to or exercised by the Participant’s estate.

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12.	Adjustment upon Changes in Capitalization.

12.1.     In the event that (a) the outstanding Shares are changed into or exchanged for a different number or kind of Shares or other stock or securities or other equity interests of the Company or another corporation or entity, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, substitution or other similar corporate event or transaction or (b) there is an extraordinary dividend or distribution by the Company in respect of its Shares or other capital stock or securities convertible into capital stock in cash, securities or other property (any event described in (a) or (b), an “Adjustment Event”), the Committee shall determine the appropriate adjustments to (i) the maximum number and kind of shares of stock or other securities or other equity interests as to which Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities that may be issued upon exercise of Incentive Stock Options, (iii) the number and kind of Shares or other securities covered by any or all outstanding Awards that have been granted under the Plan, (iv) the Option Price of outstanding Options and the Base Price of outstanding Stock Appreciation Rights, and (v) the Performance Objectives applicable to outstanding Performance Awards.

12.2.     Any such adjustment in the Shares or other stock or securities (a) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in a manner intended not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code, and (b) with respect to any Award that is not subject to Section 409A, in a manner that would not subject the Award to Section 409A and, with respect to any Award that is subject to Section 409A, in a manner that complies Section 409A and all regulations and other guidance issued thereunder.

12.3.     If, by reason of an Adjustment Event, pursuant to an Award, a Participant shall be entitled to, or shall be entitled to exercise an Award with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award prior to such Adjustment Event, as may be adjusted in connection with such Adjustment Event in accordance with this Section 12.

13.	Effect of Certain Transactions.

13.1.     Except as otherwise provided in the applicable Award Agreement, in connection with a Corporate Transaction, either:

 (a)    outstanding Awards shall continue following the Corporate Transaction and shall be adjusted if and as provided for in the agreement or plan (in the case of a liquidation or dissolution) entered into or adopted in connection with the Corporate Transaction (the “Transaction Agreement”), which may include, in the sole discretion of the Committee or the parties to the Corporate Transaction, the assumption or continuation of such Awards by, or the substitution for such Awards of new awards of, the surviving, successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of shares or other securities or property subject to such new awards, exercise prices and other terms of such new awards as the Committee or the parties to the Corporate Transaction shall agree, or

(b)    outstanding Awards (vested and unvested) shall terminate upon the consummation of the Corporate Transaction; provided, however, that vested Awards shall not be terminated without:

(i)     in the case of vested Options and Stock Appreciation Rights (including those Options and Stock Appreciation Rights that would become vested upon the consummation of the Corporate Transaction), (1) providing the holders of affected Options and Stock Appreciation Rights a period of at least fifteen (15) calendar days prior to the date of the consummation of the Corporate Transaction to exercise the Options and Stock Appreciation Rights, or (2) providing the holders of affected Options and Stock Appreciation Rights payment (in cash or other consideration upon or immediately following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A, on a deferred basis) in respect of each Share covered

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by the Option or Stock Appreciation Rights being cancelled an amount equal to the excess, if any, of the per Share consideration to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration, if not otherwise distributed to the Participant, to be determined by the Committee in good faith) over the Option Price of the Option or the Base Price of the Stock Appreciation Rights, or

(ii)    in the case of vested Awards other than Options or Stock Appreciation Rights (including those Awards that would become vested upon the consummation of the Corporate Transaction), providing the holders of affected Awards payment (in cash or other consideration upon or immediately following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A, on a deferred basis) in respect of each Share covered by the Award being cancelled of the per Share consideration to be paid or distributed to stockholders in the Corporate Transaction, in each case with the value of any non-cash consideration, if not otherwise distributed to the Participant, to be determined by the Committee in good faith.

(c)    For the avoidance of doubt, if the amount determined pursuant to clause (b)(i)(2) above is zero or less, the affected Option or Stock Appreciation Rights may be terminated without any payment therefor.

13.2.     Without limiting the generality of the foregoing or being construed as requiring any such action, solely with respect to unvested Options, Stock Appreciation Rights, and other Awards (other than Options and Stock Appreciation Rights) that are not continued following the Corporate Transaction as provided in Section 13.1(a), except as otherwise set forth in the applicable Award Agreement, in connection with any such Corporate Transaction the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to any Corporate Transaction (and any such action may be made contingent upon the occurrence of the Corporate Transaction):

(a)    cause any or all unvested Awards to become fully vested and immediately exercisable (as applicable) and/or provide the holders of such Options and Stock Appreciation Rights a reasonable period of time prior to the date of the consummation of the Corporate Transaction to exercise the Options and Stock Appreciation Rights;

(b)    with respect to unvested Options and Stock Appreciation Rights that are terminated in connection with the Corporate Transaction, provide to the holders thereof a payment (in cash and/or other consideration) in respect of each Share covered by the Option or Stock Appreciation Right being terminated in an amount equal to all or a portion of the excess, if any, of the per Share consideration to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration, if not otherwise distributed to the Participant, to be determined by the Committee in good faith) over the exercise price of the Option or the Base Price of the Stock Appreciation Right, which may, to the extent permitted by Section 409A, be paid in accordance with the vesting schedule of the Award as set forth in the applicable Award Agreement, upon the consummation of the Corporate Transaction or at such other time or times as the Committee may determine;

(c)    with respect to unvested Awards (other than Options or Stock Appreciation Rights) that are terminated in connection with the Corporate Transaction, provide to the holders thereof a payment (in cash and/or other consideration) in respect of each Share covered by the Award being terminated in an amount equal to all or a portion of the per Share consideration to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration, if not otherwise distributed to the Participant, to be determined by the Committee in good faith), which may, to the extent permitted by Section 409A, be paid in accordance with the vesting schedule of the Award as set forth in the applicable Award Agreement, upon the consummation of the Corporate Transaction or at such other time or times as the Committee may determine.

(d)    For the avoidance of doubt, if the amount determined pursuant to clause (b) above is zero or less, the affected Option or Stock Appreciation Rights may be terminated without any payment therefor.

Evoqua Water Technologies Corp. 2020 Proxy Statement B-17

13.3.    Notwithstanding anything to the contrary in this Plan or any Agreement,

(a)    the Committee may, in its sole discretion, provide in the Transaction Agreement or otherwise for different treatment for different Awards or Awards held by different Participants and, where alternative treatment is available for a Participant’s Awards, may allow the Participant to choose which treatment shall apply to such Participant’s Awards;

(b)    any action permitted under this Section 13 may be taken without the need for the consent of any Participant. To the extent a Corporate Transaction also constitutes an Adjustment Event and action is taken pursuant to this Section 13 with respect to an outstanding Award, such action shall conclusively determine the treatment of such Award in connection with such Corporate Transaction notwithstanding any provision of the Plan to the contrary (including Section 12).

(c)    to the extent the Committee chooses to make payments to affected Participants pursuant to Section 13.1(b)(i)(2) or (ii) or Section 13.2(b) or (c) above, any Participant who has not returned any letter of transmittal or similar acknowledgment that the Committee requires be signed in connection with such payment within the time period established by the Committee for returning any such letter or similar acknowledgement shall forfeit his or her right to any payment and his or her associated Awards may be cancelled without any payment therefor.

14.	Interpretation.

14.1.    Section 16 Compliance. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

14.2.    Compliance with Section 409A. All Awards granted under the Plan are intended either not to be subject to Section 409A or, if subject to Section 409A, to be administered, operated and construed in compliance with Section 409A and all regulations and other guidance issued thereunder. Notwithstanding this or any other provision of the Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Award) to cause the Plan or any Award granted hereunder to comply with Section 409A and all regulations and other guidance issued thereunder or to not be subject to Section 409A. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

15.	Term; Plan Termination and Amendment of the Plan; Modification of Awards.

15.1.    Term. The Plan shall terminate on the Plan Termination Date and no Award shall be granted after that date. The applicable terms of the Plan and any terms and conditions applicable to Awards granted prior to the Plan Termination Date shall survive the termination of the Plan and continue to apply to such Awards.

15.2.    Plan Amendment or Plan Termination. The Board may earlier terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a)    no such amendment, modification, suspension or termination shall materially and adversely alter any Awards theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Shares which he or she may have acquired through or as a result of the Plan; and

B-18  Evoqua Water Technologies Corp. 2020 Proxy Statement

(b)    to the extent necessary under any applicable law, regulation or exchange requirement or as provided in Section 3.7, no other amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

15.3.    Modification of Awards. No modification of an Award shall materially and adversely alter or impair any rights or obligations under the Award without the consent of the Participant.

16.	Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17.	Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a)    give any person any right to be granted an Award other than at the sole discretion of the Committee;

(b)    limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of or the provision of services by any person at any time;

(c)    be evidence of any agreement or understanding, express or implied, that the Company will pay any person at any particular rate of compensation or for any particular period of time; or

(d)    be evidence of any agreement or understanding, express or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18.	Regulations and Other Approvals; Governing Law.

18.1.    Governing Law. Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

18.2.    Compliance with Law.

(a)    The obligation of the Company to sell or deliver Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b)    The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

(c)    Each grant of an Award and the issuance of Shares or other settlement of the Award is subject to compliance with all applicable federal, state and foreign law. Further, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any

Evoqua Water Technologies Corp. 2020 Proxy Statement B-19

securities exchange or under any federal, state or foreign law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be or shall be deemed to be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions that are not acceptable to the Committee. Any person exercising an Option or receiving Shares in connection with any other Award shall make such representations and agreements and furnish such information as the Board or Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

18.3.    Transfers of Plan Acquired Shares. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations promulgated thereunder. The Committee may require any individual receiving Shares pursuant to an Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

19.	Miscellaneous.

19.1.    Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards as the Committee may provide. If required by the Committee, an Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.

19.2.    Forfeiture Events; Clawback. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Award. Without limiting the generality of the foregoing, any Award under the Plan shall be subject to the terms of any clawback policy maintained by the Company or as required by law, as it may be amended from time to time.

19.3.    Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time or at some other time. The Committee may also grant more than one Award to a given Eligible Individual during the term of the Plan, either in addition to or, subject to Section 3.7, in substitution for one or more Awards previously granted to that Eligible Individual.

19.4.    Withholding of Taxes. The Company or any of its Subsidiaries may withhold from any payment of cash or Shares to a Participant or other Person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant, exercise, vesting or settlement of any Award under the Plan. The Company or any of its Subsidiaries shall have the right to require the payment of any such taxes or to withhold from wages or other amounts otherwise payable to a Participant or other Person, and require that the Participant or other Person furnish all information deemed necessary by the Company or any of its Subsidiaries to meet any tax reporting obligation as a condition to exercise or before making any payment or the issuance or release of any Shares pursuant to

B-20  Evoqua Water Technologies Corp. 2020 Proxy Statement

an Award. If the Participant or other Person shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or other Person or to take such other action as may be necessary to satisfy such withholding obligations. If specified in an Award Agreement at the time of grant or otherwise approved by the Committee in its sole discretion, a Participant may, in satisfaction of his or her obligation to pay withholding taxes in connection with the exercise, vesting or other settlement of an Award, elect to (i) make a cash payment to the Company, (ii) have withheld a portion of the Shares then issuable to him or her or the cash otherwise payable to him or her pursuant to an Award or (iii) deliver Shares owned by the Participant prior to the exercise, vesting or other settlement of an Award, in each case having an aggregate Fair Market Value equal to the withholding taxes. To the extent that Shares are used to satisfy withholding obligations of a Participant pursuant to this Section 19.4 (whether previously-owned Shares or Shares withheld from an Award), they may only be used to satisfy the minimum tax withholding required by law (or such other amount as will not have any adverse accounting impact as determined by the Committee).

19.5.    Disposition of ISO Shares. If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Participant pursuant to such exercise, the Participant shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

19.6.    Plan Unfunded. The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Award granted under the Plan.

Evoqua Water Technologies Corp. 2020 Proxy Statement B-21

EVOQUA WATER TECHNOLOGIES CORP.

210 SIXTH AVENUE, SUITE 3300

PITTSBURGH, PA 15222

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Monday, February 17, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, February 17, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E88657-P31127	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVOQUA WATER TECHNOLOGIES CORP.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all Nominees named in proposal 1 and FOR proposals 2, 3 and 4.	All ☐	All ☐	Except ☐

1.  Election of three Class II directors to our Board of Directors to hold office until the Annual Meeting of Stockholders for the fiscal year ending September 30, 2022 or until their successors are duly elected and qualified;

Nominees:
01) Ron C. Keating
02) Martin J. Lamb
03) Peter M. Wilver					For	Against	Abstain

	2. Approval, on an advisory basis, of the compensation of our named executive officers;				☐	☐	☐

3.  Approval of the amendment and restatement of the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance and incorporate other changes; and

					☐	☐	☐

	4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any postponement or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E88658-P31127

EVOQUA WATER TECHNOLOGIES CORP.

Annual Meeting of Stockholders

February 18, 2020 12:30 p.m. Local Time

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Vincent Grieco and Anthony J. Webster, or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all shares of the common stock of Evoqua Water Technologies Corp. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s offices, 725 Wooten Road, Colorado Springs, Colorado 80915, at 12:30 p.m. local time on February 18, 2020, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all Nominees named in proposal 1 and FOR proposals 2, 3 and 4.

Continued and to be signed on reverse side